 EX-10.78.02

AGREEMENT OF PURCHASE AND SALE

between

STAYTON SW ASSISTED LIVING, L.L.C.

Stayton

– and –

BRE/SW PORTFOLIO LLC,

a Delaware limited liability company

as Purchaser

January 15, 2010

i

ARTICLE 8 CLOSING		50
8.1	Location and Time of Closing	50
8.2	Execution of Instruments	50
8.3	Deliveries by Stayton	50
8.4	Deliveries by Purchaser	53
8.5	Proration of Expenses and Revenues	54
8.6	Deferred Closings	57
ARTICLE 9 ADDITIONAL COVENANTS		58
9.1	HSR Act Filing	58
9.2	Employee Matters	58
9.3	Assumed Contracts.	60
9.4	Licensing Requirements.	61
9.5	Post-Closing Accounts	64
9.6	Preservation of, and Stayton's Access to, Records	69
9.7	Applicability of Licensure Laws	70
9.8	Cooperation Following Closing	70
9.9	Cost Reports	70
9.1	Use of Excluded Business Names/Policies and Procedures	71
9.11	Post-Closing Operation of Properties	71
ARTICLE 10 AUCTION, BREAK-UP FEE AND EXPENSE REIMBURSEMENT		71
10.1	Sale & Auction Motion and Auction Order	71
10.2	Break-Up Fee and Expense Reimbursement	71
10.3	Bid Requirements	73
ARTICLE 11 CONDEMNATION AND CASUALTY		73
11.1	Condemnation	73
11.2	Casualty	73
11.3	Effect of Termination Under this Article 11	74
ARTICLE 12 TERMINATION		74
12.1	Termination	74
12.2	Effect of Termination	75
ARTICLE 13 DEFAULT AND REMEDIES		75
13.1	Purchaser's Default	75
13.2	Stayton's Default	76

ARTICLE 14 GENERAL PROVISIONS		76
14.1	Notices	76
14.2	Brokers	79
14.3	Assignment	79
14.4	Sunwest	80
14.5	Effect of Agreement	80
14.6	Counterparts	80
14.7	Severability	80
14.8	Interpretation	80
14.9	Entire Agreement	80
14.1	Governing Law	81
14.11	Further Assurances	81
14.12	Escrow Provisions	81
14.13	Settlement Costs	82
14.14	Time of Essence	82
14.15	Confidentiality	82
14.16	Currency	83
14.17	Assistance with 1031 Exchanges	83
14.18	No Admission to Third Parties	83

Exhibit	Description
A-1	Legal Descriptions of Lands
A-2	Allocated Purchase Price
B	List of Properties (Assisted Living, Independent Living, Skilled Nursing)
C	Form of Deed
D	Excluded Personal Property
E	Encumbrances on Personal Property
F	Form of Bill of Sale
G	Form of Assignment and Assumption Agreement
H	FIRPTA Affidavit
I-1	Description of Existing Real Property Loans
I-2	Description of Existing Personal Property Debt
J	Non-Terminable Operating Contracts
K	Stayton Provided Information
L	Bid Procedures
M-1	List of reports constituting the Title Report
M-2	Title Companies
M-3	Required Removal Exceptions
M-4	Required Affirmative Insurance
M-5	Required Title Consent Properties
M-6	Required Title Notice Properties
M-7	Required Title Option Properties
M-8	Missing Surveys
N	Utility Company Deposits
O-1	Modification Schedule
O-2	Underwritten Rate Calculation
O-3	Form Modification Documents
O-4	CS-20 Term Sheet
O-5	CS-27 Term Sheet
O-6	GE Term Sheet
O-7	Forward Curve
O-8	DSCR Test Modifications
O-9	Underwritten Assumed Real Property Loan Balance (allocated by the applicable Existing Real Property Loan)
O-10	Permitted Discrepancies
P	Motor Vehicles
Q	Reorganization Plan
R	[Intentionally Deleted]
S	Form of Interim Operating Agreement
T	Blackstone Venture LLC Agreement
U	Resident Agreement Brokers
V	Facility Managers
W	Form of Ground Lease Estoppel

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE is made and entered into this January 15, 2010 by and among Stayton SW Assisted Living, L.L.C. ("Stayton"), an Oregon limited liability company constituting the Unitary Sunwest Enterprise designated in the Approval Order of the United States District Court for the District of Oregon dated October 2, 2009, and BRE/SW Portfolio LLC, a Delaware limited liability company (hereinafter referred to as "Purchaser").

RECITALS

WHEREAS, prior to December 30, 2008, Sunwest Management, Inc. ("Sunwest") was part of a group of related entities involved in acquisition, development, design, construction, financing, insuring and operating senior living and other properties, assets and operations (the "Sunwest Enterprise"); and

WHEREAS, each Sunwest-affiliated property had separate ownership, often involving multiple investors; and

WHEREAS, on or about December 30, 2008, Sunwest's founder filed an individual voluntary petition for bankruptcy relief in the United States Bankruptcy Court for the District of Oregon, Case No. 08-37225-tmb11; and

WHEREAS, several of the entities owning or operating Sunwest senior living facilities  also commenced bankruptcy cases, commencing as early as August 19, 2008 in Tennessee and December 1, 2008 in Oregon; and

WHEREAS, the United States District Court for the District of Oregon ("Court") has withdrawn the reference of the bankruptcy cases commenced in Oregon and most of the bankruptcy cases commenced in Tennessee have been transferred to the Court; and

WHEREAS, on March 2, 2009 the United States Securities and Exchange Commission ("SEC") commenced the SEC Enforcement Action against Sunwest; and

WHEREAS, in the SEC Enforcement Action, the SEC alleged that the Sunwest Enterprise was a unitary enterprise; and

WHEREAS, on March 10, 2009, the Court entered its Order in the SEC Enforcement Action appointing Michael A. Grassmueck as Receiver ("Receiver") and Clyde A. Hamstreet as CRO of the Receivership Entities comprising the Sunwest Enterprise; and

WHEREAS, on October 2, 2009 the Court in the SEC Enforcement Action entered its Findings of Facts and Conclusions of Law regarding Approval of Distribution Plan Jointly Proposed by Receiver and CRO and its Order Approving Distribution Plan ("Approval Order"); and

WHEREAS, the Court found that the Sunwest Enterprise was operated as a unitary enterprise and that a single Chapter 11 bankruptcy to reorganize the Unitary Sunwest Enterprise is warranted and appropriate; and

WHEREAS, the Distribution Plan consolidates all assets and liabilities of the Sunwest Enterprise into the bankruptcy estate of Stayton pending in the Court as In re Stayton SW Assisted Living, LLC, Case No. 6:09-CV-6082 (the "Unitary Bankruptcy Case"); and

WHEREAS, the Approval Order authorizes and directs the Receiver and the CRO to take all actions necessary and appropriate to implement the Distribution Plan, including the reorganization of the Sunwest Enterprise through the Unitary Bankruptcy Case; and

WHEREAS, on December 22, 2009, the Court in the Unitary Bankruptcy Case entered its Order Granting the Joint Motion of Debtor, the Tenants-in-Common Committee and the Unsecured Creditor Committee for Substantive Consolidation of Assets and Liabilities of Sunwest Related Entities (the “Consolidation Order”); and

WHEREAS, Stayton has filed multiple adversary proceedings pursuant to 11 USC § 363(h) seeking Court Orders authorizing Stayton to sell the interests of co-owners of Properties to Purchaser;

WHEREAS, the Court shall have authorized Stayton, as the Unitary Sunwest Enterprise, to sell the Properties which are reflected of record as owned by Sunwest Record Owner and operated pursuant to licenses held by the Sunwest Licenseholder;

WHEREAS, Stayton expects that the Court will enter Orders in the adversary proceedings authorizing Stayton to sell the interests of co-owners of Properties; and

WHEREAS, Stayton wishes to sell the Properties, as hereinafter defined, to Purchaser and Purchaser wishes to purchase the Properties, pursuant to the terms, covenants and conditions set forth herein.

THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, and subject to entry of the Auction Order, agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions

As used in this Agreement, the following initially capitalized terms shall have the following respective meanings:

"Accessible Funds" has the meaning set forth in Section 8.5(g).

“Actual Assumed Real Property Loan Balance” shall mean the outstanding principal balance (including all accrued and unpaid interest and lender expenses which have been paid or incurred on behalf of the borrower and capitalized by the lender) of all Assumed Real Property Loans for which a Closing has occurred, calculated at the time of the Closing Date related to the applicable Property, without giving effect to any principal payments or reductions occurring after such Closing Date.

"Actual Interest NPV" means the net present value (using a 12% discount rate) of the interest payments on all Assumed Real Property Loans for which a Closing has occurred (excluding the CS-20 Loan, CS-27 Loan and GE Loans) taken together through a five year loan term, assuming an interest rate equal to the Actual Rate, with such net present value being calculated at the time of the Closing Date related to the underlying Property (and not giving effect to any principal payments or reductions which may occur after such Closing Date).

"Actual Rate" means the actual dollar-weighted interest rate for each applicable period of the five year term of the Assumed Real Property Loans taken together (calculated using the Forward Curve for LIBOR Rate and Prime Rate, as applicable, with respect to any interest calculated with reference to LIBOR Rate or Prime Rate); provided, that for purposes of calculating the actual dollar weighted interest rate the following items shall be taken into account: (i) any floors related to LIBOR Rate or Prime Rate contemplated by the Assumed Real Property Loan Documents shall be considered the effective LIBOR Rate or Prime Rate, if greater than the rates provided in the Forward Curve, (ii) any ceilings related to LIBOR Rate or Prime Rate contemplated by the Assumed Real Property Loan Documents shall be considered the effective LIBOR Rate or Prime Rate, if lower than the rates provided in the Forward Curve, and, (iii) any loan fees, extension fees or other fees required to be paid pursuant to the Assumed Real Property Loan Documents shall be added to the otherwise effective interest rate for such year for such loan.

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

"Agreement" means this agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time, and includes all Exhibits hereto.

"Allocated Cash/Equity Portion of the Purchase Price" is the Cash/Equity Portion of the Purchase Price allocated to an individual Property as more particularly set forth on Exhibit A-2, as such amount may be adjusted pursuant to the terms of this Agreement.  The Allocated Cash/Equity Portion of the Purchase Price shall only be applicable for the purposes expressly provided for in this Agreement and shall not be binding upon any party for purposes of tax returns.

"Allocated Purchase Price" for an individual Property is (x) the Allocated Cash/Equity Portion of the Purchase Price of such individual Property plus (y) the Existing Loans allocated to such the individual Properties as more particularly set forth on Exhibit A-2, as such amount may be adjusted pursuant to the terms of this Agreement.  The Allocated Purchase Price shall only be applicable for the purposes expressly provided for in this Agreement and shall not be binding upon any party for purposes of tax returns.

"Assumed Liabilities" means the obligations arising under the Assumed Unexpired Leases, the Resident Agreements, the Assumed Operating Contracts, the Entrance Fees, the Concessions of Rent, the Assumed Real Property Loans and the Assumed Personal Property Debt, in each case from and after the Closing.

"Assumed Loan Documents" means the Existing Loan Documents as modified by all agreements entered into in accordance with this Agreement to amend, modify, supplement or restate the Existing Loan Documents and effectuate the terms of the Assumed Real Property Loans and Assumed Personal Property Debt, including, any assumption agreement with respect to the Assumed Personal Property Debt.

"Assumed Mortgages" means those mortgages or deeds of trust relating to the Assumed Real Property Loans held by Lenders secured by the various individual Properties or groups of Properties set forth on Exhibit B, as modified in accordance with this Agreement.

"Assumed Operating Contracts" has the meaning set forth in Section 9.3.

"Assumed Personal Property Debt" means the Existing Personal Property Loans, as modified in accordance with this Agreement, if assumed by Purchaser as an Assumed Operating Contract in accordance with Section 9.3.

"Assumed Real Property Loans" means the Existing Real Property Loans, as modified in accordance with this Agreement.

"Assumed Unexpired Leases" has the meaning set forth in Section 9.3.

"Auction" means the auction of all of the Properties as a whole conducted pursuant to Article 10 of this Agreement and the Bid Procedures set forth in Exhibit L, as approved in the Auction Order.

"Auction Order" means an order of the Court, satisfactory in form and substance to Purchaser, Stayton and their respective counsel which (a) approves this Agreement, (b) approves the Bid Procedures, (b) authorizes and schedules an Auction, (c) approves the Break-Up Fee and Expense Reimbursement, (d) approves the form and manner of notices, and (e) scheduling a hearing for final approval of the sale.

"Bankruptcy-Related Defaults" means any defaults which have occurred or are alleged to have occurred as a result of the Unitary Bankruptcy Case or the commencement by Stayton or its Affiliates of any other bankruptcy cases.

"Bid Procedures" means the procedures specified in Exhibit L.

"Blackstone" means Blackstone Real Estate Advisors VI L.P., a Delaware limited liability company.

"Blackstone Venture LLC Agreement" has the meaning set forth in Section 2.6(b)(ii).

"Blackstone Venture Member" shall mean BRE/SW Member LLC, a Delaware limited liability company.

"Break-Up Fee" shall mean an amount equal to the greater of (x) $9,000,000 and (y) ten percent of the amount by which the Cash/Equity Portion of Purchase Price reflected by the Successful Bid (as defined in the Bid Procedures) exceeds $235,000,000.

"Brokers" has the meaning set forth in Section 14.2.

"Business Day" means any day other than a Saturday, Sunday or other day on which banks in Portland, Oregon are authorized or required by law to be closed.

"Business Names" has the meaning set forth in Section 2.1(i).

"Buy-In Agreement" means any agreement with residents at the Properties providing for lump-sum payment to Stayton or its Affiliates of an amount equal to more than two months occupancy payments at the inception of residency in the Property, coupled with an undertaking of Stayton to return to such resident or to such resident's successors in interest a portion of such payment following such resident's death, move-out or sale of such resident's unit.

“Capitalized Stayton Expenses” shall mean an amount equal to (x) all accrued and unpaid interest and lender expenses which have been paid or incurred on behalf of the borrower under the Assumed Real Property Loans, plus (y) any assumption fees, modification fees, extension fees or similar fees in connection with the modification assumption of the Assumed Real Property Loans due and payable on or prior to the Closing Date, in each case which are capitalized by the lenders under the Assumed Real Property Loans.

"Cash Consideration Amount" has the meaning set forth in Section 2.2(b).

"Cash/Equity Portion of Purchase Price" has the meaning set forth in Section 2.2(a).

"Change of Control" of Purchaser means: (a) a change of control of Purchaser as such control exists on the date of this Agreement, with the term "control" having the definition given such term under Rule 12b-2 under the Securities Exchange Act of 1934, as amended; or (b) acquisition by a Person or Persons other than Blackstone, Emeritus or Columbia Pacific, or their respective Affiliates, of direct or indirect ownership of in excess of 20 percent of the capital and profits interest in Purchaser.

“CHOW Corrective Actions” has the meaning set forth in Section 9.4(a)(iii).

"CHOW Liabilities" shall mean any and all costs associated with the change of ownership and/or licensure and/or certification survey process including, but not limited to, any physical plant or other changes required to bring the Properties into compliance with the currently effective licensure and certification or other legal requirements if and to the extent (i) it is not currently in compliance and such compliance is required as a matter of state or federal law and (ii) Stayton, Sunwest Record Owner or Sunwest Licenseholder was required by written notice issued by a Governmental Entity having jurisdiction in connection with its acquisition or operation of the Properties to make such changes and such requirements have not been fulfilled as of the Closing Date (but which shall not include any liabilities first arising in connection with any change of ownership or licensure to Purchaser or Purchaser’ Manager pursuant to this Agreement and not previously cited in connection with Stayton's, Sunwest Record Owner’s or Sunwest Licenseholder’s ownership and/or operation of the Properties).  CHOW Liabilities shall include any obligations of Stayton, Sunwest Licenseholder or any Sunwest Record Owner for physical plant maintenance and compliance with licensure requirements under the Unexpired Leases, prior to the Closing Date, to the extent, and only to the extent enumerated in clauses (i) and (ii) of the previous sentence.

"CLIA Numbers" means license, registration and waiver identification numbers assigned pursuant to the Clinical Laboratory Improvement Amendments (CLIA) of 1988.

"Closing" has the meaning set forth in Section 8.1.

"Closing Date" has the meaning set forth in Section 8.1.

"Columbia Pacific" means CPDF II LLC, a Delaware limited liability company, or such other Affiliate of Columbia Pacific Management, Inc., a Washington corporation, as may hold a direct or indirect membership interest in Purchaser.

"Concessions of Rent" means any financial incentives in the form of future rent abatement, rent deferral or rent freezes granted to residents of the Properties which are still continuing in effect as of the date of this Agreement.

"Consolidation Order" has the meaning set forth in the recitals.

"Contract Assumptions" has the meaning set forth in Section 9.3.

"Control" means the power to direct or cause the direction of the management or policies (including investment policies) of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlled by", "controlling" and "under common control with" shall have the respective correlative meaning thereto.

"Corporate Employees" means, at any applicable time, the employees employed by Stayton or its Affiliates at the corporate headquarters of Stayton.  For the avoidance of doubt, “Corporate Employees” shall not include the Facility Employees.

"Court" has the meaning set forth in the recitals.

"Court of Appeals" means the United States Court of Appeals for the Ninth Circuit.

"CRO" means Clyde A. Hamstreet, in his capacity as Chief Restructuring Officer for the Receivership Entities pursuant to the Receivership Order.

"CS-20 Loan" means that loan between Columbia Pacific SW/CS, LLC (as successor-in-interest to Column Financial, Inc.) as lender and certain Affiliates of Stayton as borrower in the original principal amount of $159,250,000 dated as of May 30, 2007.

"CS-27 Loan" means that loan between Columbia Pacific Distressed Fund, L.P. and its participants (as successor-in-interest to Column Financial, Inc.) as lender and certain Affiliates of Stayton as borrower in the original principal amount of $128,334,000 dated as of July 12, 2006.

“CS Divestco Assets” means (i) with respect to the CS-20 Loan, the assets known as Colonial Gardens and Plaza at Sun Mountain and (ii) with respect to the CS-27 Loan, the assets known as Weatherly Springs, Willows at Sherman and Deer Meadows.

“Debt Modification Schedules” means Exhibits O-1, O-2, O-3, O-4, O-5, O-6, O-7, O-8, O-9 and O-10.

"Deferred Closing Date" has the meaning set forth in Section 8.1.

"Deferred Property" has the meaning set forth in Section 8.6(a).

"Deferred Property (Licensing)" has the meaning set forth in Section 8.6(d).

"Deficient Ground Lease Properties" means the Properties identified on Exhibit B as Lassen House, Oakridge and River Road.

"Delinquent Rents" has the meaning set forth in Section 8.5(k).

"Deposit" has the meaning set forth in Section 2.4.

“Designated Corporate Employee” has the meaning set forth in Section 9.2(a).

"Discounted Payoff" has the meaning set forth in Section 2.6(c).

"Disclosure Schedule" means the schedules and information delivered to Purchaser, as more particularly described in Section 3.3.

"Distribution Plan" means the Distribution Plan approved by Order Approving Distribution Plan Jointly Proposed by Receiver and CRO entered into on October 2, 2009 in the SEC Enforcement Action.

"Due Diligence Material" has the meaning set forth in Section 4.1(s).

"Effective Date" means the date that is thirty one (31) days following the date on which the Reorganization Plan is entered into, without being subject to a stay.

"Emeritus" means Emeritus Corporation, a Washington corporation, or such Affiliate thereof as may hold a direct or indirect membership interest in Purchaser.

"Encumbrances" means any and all encumbrances, liens, charges, security interests, options, claims, mortgages, deeds of trust, equitable interests, rights of way, easements,

encroachments, servitudes, adverse claims, exceptions, reservations, rights of occupation, purchase options, rights of first refusal, first offer or first negotiation or similar restrictions, or any other matter affecting title, transfer, use, or other attributes of ownership of any nature whatsoever.

"Entrance Fees" means any and all obligations owed to residents of Properties pursuant to Buy-In Agreements at any of the Properties as of the Closing Date.

"Environmental Reports" has the meaning set forth in Section 4.1(x).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Escrow Agent" means Chicago Title Insurance Company.

"Excluded Business Names" has the meaning set forth in Section 2.1(i).

"Excluded Obligations" has the meaning set forth in Section 2.1.

"Excluded Personal Property" has the meaning set forth in Section 2.1.

"Existing Loan Documents" means any and all documents or instruments evidencing or securing the Existing Real Property Loans and Existing Personal Property Loans.

“Existing Loans” means the Existing Personal Property Loans and the Existing Real Property Loans.

"Existing Personal Property Loans" means only those loans held by the Lenders, secured by the certain Personal Property, which are set forth on Exhibit I-2.

"Existing Real Property Loans" means only those loans held by the Lenders, secured by the various individual Properties, or groups of Properties, which are set forth on Exhibit I-1.

"Expense Reimbursement" shall mean an amount equal to the sum of the Purchaser's reasonable and out-of-pocket expenses paid by Purchaser in connection with or related to Purchaser's due diligence and the preparation, negotiation, execution and performance of the transactions contemplated by this Agreement (including the modification of the Existing Real Property Loans and the assumption thereof by Purchaser), including without limitation, consultant fees, legal fees, title and survey costs, expenses of financing sources, accountants and financial advisors.

"Facility Employees" means, at any applicable time, the employees employed by Stayton or its Affiliates at any of the Properties at such time.

“Failed Loan Modification” has the meaning set forth in Section 7.1(i).

"FAS" means supply items included within "Facility and Equipment" under GAAP, including, but not limited to, linen, china, glassware, silver, uniforms, and similar items, whether used in connection with public space or in resident rooms, but specifically excluding Inventories.

"FF&E" means all appliances, machinery, devices, fixtures, appurtenances, equipment, furniture, furnishings and articles of tangible personal property of every kind and nature whatsoever owned by Stayton or any of its Affiliates, and located in or at, or used in connection with the ownership, operation or maintenance of the Properties, other than Motor Vehicles, but in any event excluding any Excluded Personal Property.  FF&E shall include, but not be limited to: (a) all equipment, machinery, fixtures, and other items of property, now or hereafter permanently affixed to or incorporated into the Properties, including, without limitation, all appliances, furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, dishwashing, kitchen and laundry equipment, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which, to the maximum extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto; (b) all furniture, furnishings, movable walls or partitions, moveable machinery, moveable equipment, computers or trade fixtures or other personal property of any kind or description used or useful in the business on or in the Property, and located on or in the Properties, and all modifications, replacements, alterations and additions to such personal property; (c) the FAS; and (d) and all other tangible personal property used in connection with the operation, ownership, or maintenance of the Properties (as such terms are customarily used and defined in the most broad and inclusive sense) but specifically excluding Inventories.

"Forward Curve" shall mean the forward curve applicable to one-month LIBOR and Prime interest rates as more particularly set forth in Exhibit O-7 attached hereto.

“GE Divestco Assets” shall means the assets known as Canyon Crest, Chancellor Place, Legacy at Dallas, Cooper Villa and Grayonsview-Harrisburg.

"GE Loans" means, collectively, (i) that loan between General Electric Capital Corporation, as lender, and certain Sellers, as borrower, in the original principal amount of $45,600,000, dated as of January 31, 2006, (ii) that loan between General Electric Capital Corporation, as lender, and certain Sellers, as borrower, in the original principal amount of $49,578,350, dated as of February 28, 2007, (iii) that loan between General Electric Capital Corporation, as lender, and certain Sellers, as borrower, in the original principal amount of $51,076,500, dated as of December 27, 2006, (iv) that loan between GE Business Financial Services, Inc. (as successor-in-interest to Merrill Lynch Capital), as lender and certain Sellers, as borrower, in the original principal amount of $32,935,000, (v) that loan between GE Business Financial Services, Inc. (as successor-in-interest to Merrill Lynch Capital), as lender and certain Sellers, as borrower, in the original principal amount of $26,910,000, and (vi) that loan between GE Business Financial Services, Inc. (as successor-in-interest to Merrill Lynch Capital), as lender and certain Sellers, as borrower, in the original principal amount of $44,985,000.

"Governmental Entity" means any (a) nation, state, county, city, town, borough, village, district or other jurisdiction, (b) federal, state, local, municipal or other government, (c) governmental or quasi-governmental entity of any nature (including without limitation, any agency, branch, department, board, commission, court, tribunal, arbitrator or other entity exercising governmental or quasi-governmental power), (d) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or (e) any official of the foregoing.

"Government Programs" has the meaning set forth in Section 4.1(bb).

"Ground Leases" means those certain ground leases (and all agreements, modifications and amendments thereto) pursuant to which Sunwest Record Owner leases the applicable Real Property, as more particularly set forth in Section 4.1(v) of the Disclosure Schedule.

"Hazardous Materials" means materials, wastes or substances that are (i) included within the definition of any one or more of the terms "hazardous substances," "hazardous materials," "toxic substances," "toxic pollutants" and "hazardous waste" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.) and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.) and the regulations promulgated pursuant to such laws, (ii) regulated, or classified as hazardous or toxic, under federal, state or local environmental laws or regulations, (iii) petroleum or petroleum by-products, including gasoline and diesel, (iv) asbestos or asbestos-containing materials, (v) polychlorinated biphenyls, (vi) flammable explosives and (vii) radioactive materials.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

"Improvements" has the meaning set forth in Section 2.1(b).

"Incremental Capital" has the meaning set forth in Section 2.6(c).

"Initial Closing Date" has the meaning set forth in Section 8.1.

"Initial Closing Licensed Properties" shall mean the Purchaser Licensed Properties included in satisfaction of the Minimum Licensing Threshold set forth in Section 7.1(k).

"Initial Closing Managed Properties" means the Properties which as of the Initial Closing Date, (i) are not Purchaser Licensed Properties, (ii) do not have any Unsatisfied Closing Conditions related to it (or to any Properties subject to the same Existing Real Property Loan) and (iii) are located in jurisdictions in which the applicable Law recognizes and permits the management of the Properties by Purchaser’s Manager pursuant to an Interim Operating Agreement.

"Initial Closing Properties" means the Initial Closing Licensed Properties and the Initial Closing Managed Properties.

"Interim Operating Agreements" has the meaning set forth in Section 9.4(d).

"Intervention" means the acknowledgements executed by Sunwest, Emeritus and Columbia Pacific attached hereto.

"Inventories" means "Inventories" as defined by GAAP such as, but not limited to, provisions in storerooms, refrigerators, pantries and kitchens; medical supplies; other merchandise intended for sale or use in connection with the operation of the Properties; fuel; mechanical supplies; stationery; and other expensed supplies and similar items.

“Key Corporate Employees” shall refer to certain specific Corporate Employees identified in writing to Purchaser on or prior to the date hereof as key recent hires by Stayton.

"Known to Stayton," or "to Stayton's Knowledge" means the actual conscious knowledge of the CRO, without any obligation to investigate other than to inquire of Darryl Fisher, Shirley Dunn, Brett Salmon, Kristy Petersen and Matt Marcos and without the imputation of the knowledge of any Person.

"Lands" has the meaning set forth in Section 2.1(a).

"Law" means any federal, state, local, municipal or other law, statute, common law, code, ordinance, policy, circular, guideline, regulation, rule, or accreditation standard.

"Lender Reserves" has the meaning set forth in Section 8.5(g).

"Lenders" means the holders of the Assumed Real Property Loans and the Assumed Personal Property Debt as enumerated on Exhibits I-1 and I-2

"Licenses" means all governmental permits and approvals, including licenses, Medicare, Medicaid and other third party payor provider agreements or contracts, and authorizations, required for the ownership, use, occupancy, operation and maintenance of the Properties, including without limitation healthcare regulatory licenses, skilled nursing facility licenses, residential care for the elderly licenses, assisted living licenses, occupational licenses and/or qualifications to do business, certificates of need, certificates of authority, certificates of occupancy, building permits, signage permits, site use approvals, zoning certificates, environmental and land use permits, and any and all necessary approvals from state or local authorities and other approvals granted by any public body.

"Licensing Approvals" has the meaning set forth in Section 9.4(a)(i).

"Licensure Laws" has the meaning set forth in Section 9.7.

“Loan Adjustments” has the meaning set forth in Section 2.5(b).

"Losses" has the meaning set forth in Section 9.1.

"Management Agreements" means, with respect to each Property, any and all management agreements, consulting agreements, operating leases, lease agreements, subleases or other agreements pursuant to which such Property is operated or managed by any party (including third parties or Sunwest Affiliates) and all amendments, modifications, supplements or restatements thereto and thereof.

“Maximum Loan Adjustment” has the meaning set forth in Section 2.5(b).

"Minimum Licensing Threshold" has the meaning set forth in Section 7.1(k).

"Missing Survey Properties" has the meaning set forth in Section 3.1(b).

“MLA Termination” has the meaning set forth in Section 2.5(b).

"Modification Schedule" means the schedule of modifications to the terms of the Existing Real Property Loans and Existing Personal Property Loans, attached hereto as Exhibit O-1.

"Motor Vehicles" means those motor vehicles, regardless of whether leased or owned and described in Exhibit P attached hereto.

"New Surveys" has the meaning set forth in Section 3.1(b).

"Non-Terminable Operating Contracts" has the meaning set forth in Section 4.1(ee).

“Non-Transferred Corporate Employee” has the meaning set forth in Section 9.2(c).

“Non-Transferred Facility Employee” has the meaning set forth in Section 9.2(b).

"Operating Contracts" means written service, equipment, supply, utility, maintenance, concession, salon leases and other agreements in effect in connection with the ownership, operation or use of the Properties or the conduct of any business thereon other than (i) Management Agreements, (ii) Resident Agreements and (iii) Unexpired Leases.

"Order" means any order, writ, judgment, decision, decree, ruling, assessment, instruction, award, injunction or similar order or requirement.

"Outside Closing Date" has the meaning set forth in Section 12.1(d).

"Owner's Title Policy" has the meaning set forth in Section 7.1(n)(v).

"Pending Appeals" shall collectively mean (i) the appeal dated March 25, 2009 to the Court of Appeals from the Order dated March 10, 2009 in the SEC Enforcement Action Granting Preliminary Injunction and Appointing Receiver; (ii) the appeal dated September 25, 2009 to the Court of Appeals from the Order dated September 2, 2009 in the SEC Enforcement Action Granting Additional Preliminary Injunction and Appointing Receiver for Additional Entities; and (iii) the appeal dated October 2, 2009 to the Court of Appeals from the Order dated October 2, 2009 in the SEC Enforcement Action Approving Distribution Plan.

"Permitted Exceptions" means (i) those certain exceptions to title to the Properties reflected in the Title Report and (ii) any special exceptions as a result of pending appeals to the Sale Approval Order or the Reorganization Plan following a waiver by Purchaser of the closing condition in Section 7.1(e) as it relates to such pending appeal, provided, however, "Permitted Exceptions" shall (A) not include any Required Removal Exceptions and (B) be modified by the Required Affirmative Insurance.

"Person" means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

"Personal Property" has the meaning set forth in Section 2.1.

"Plans and Drawings" means all architectural and engineering plans, designs, drawings, surveys, and studies pertaining to the Properties.

“Pre-Approved Monthly Maintenance Amount” has the meaning set forth in Section 5.1(d).

"Promotional Materials" has the meaning set forth in Section 2.1(i).

"Property" has the meaning set forth in Section 2.1.

"Properties" means collectively each and every Property.

"Purchaser Licensed Properties" means the Properties (i) for which Purchaser and/or Purchaser's Manager shall have received on the Closing Date all Licenses necessary to own and operate the Properties in compliance with Law, (ii) located in States where the parties acknowledge and agree that Purchaser or Purchaser's Manager will be permitted, as a matter of law, to operate under the applicable Sunwest Licenseholder’s license until the Licensing Approvals have been issued to Purchaser or Purchaser's Manager, (iii) for which Purchaser or Purchaser's Manager has obtained all Licensing Approvals other than any approvals required for Purchaser or Purchaser's Manager to bill under Medicare, Medicaid (however denominated by the applicable State) or other third party payor and Purchaser or Purchaser's Manager advises Stayton in writing of its election not to bill Medicare, Medicaid (however denominated by the applicable State) or other third party payor until such approvals have been granted to Purchaser or Purchaser's Manager or (iv) located in States where Purchaser or Purchaser’s Manager has received acceptable assurances that Purchaser or Purchaser’s Manager shall receive all Licensing Approvals upon any required confirmation by the States that the transfer of the Property has occurred.

"Purchaser's Manager" means the third-party manager or operator engaged by Purchaser to operate and manage any of the Properties.

"Purchase Price" has the meaning set forth in Section 2.2(a).

"Real Property" has the meaning set forth in Section 2.1(d).

"Receiver" means Michael A. Grassmueck, or any Court-appointed successor, in his capacity as Receiver for the Receivership Entities pursuant to the Receivership Order.

"Receivership Entities" means the entities over which the Receiver has been appointed to act as a federal equity receiver and the CRO has been appointed to act as Chief Restructuring Officer pursuant to the Receivership Order.

"Receivership Order" means the Order entered by the Court on March 10, 2009 in the SEC Enforcement Action, together with the Unopposed Order Granting Additional Preliminary Injunction and Appointing Receiver for Additional Entities entered by the Court on May 27, 2009, and the Further Order Granting Additional Preliminary Injunction and Appointing Receiver for further Entities entered by the Court on August 28, 2009.

"Records" has the meaning set forth in Section 5.1(h).

"Reimbursement Obligations" shall mean any obligation to repay payments from Medicare, Medicaid (however denominated by the applicable State) or any other third party payor with respect to its operations at the Properties prior to the Closing Date.

"Rent Rolls" has the meaning set forth in Section 4.1(k).

"Rents" has the meaning set forth in Section 8.5(k).

"Reorganization Plan" means the Plan of Reorganization (including any amendments thereto) to be confirmed by Order of the Court in the Unitary Bankruptcy Case, which Reorganization Plan shall be consistent in form and content to the Reorganization Plan attached as Exhibit Q to this Agreement.

"Required Affirmative Insurance" means affirmative insurance against forfeiture, reversion of interest and forced removal of improvements with respect to (i) the exceptions listed on Exhibit M-4 hereto and (ii) such other exceptions as Purchaser may require, provided that Stayton shall not be required to provide any indemnity with respect thereto.

"Required Removal Exceptions" means all exceptions or requirements related to (i) documentation evidencing or relating to the ownership interests of the TIC Investors (including, without limitation, any tenancy-in-common agreements, master leases, master purchase option agreements), (ii) mechanic's liens and similar statutory liens, (iii) judgment liens, lis pendens, and any exceptions related to any litigation claims (including any civil or criminal proceedings) or any foreclosure, receivership or bankruptcy actions, (iv) Operating Contracts, Management Agreements and Unexpired Leases (or any memorandums of such agreements or any recorded rights related thereto) which Purchaser is not expressly assuming pursuant to this Agreement, (v) mortgages, deeds of trust, UCC financing statements and other security instruments evidencing debt other than the Existing Real Property Loans and Existing Personal Property Loans, (vi) rights of tenants, other than the rights of residents under the Resident Agreements and tenants under the Assumed Unexpired Leases in each case to occupy as tenants only (without any options to purchase), and (vii) the other exceptions and standard exceptions set forth in Exhibit M-3 (excluding items listed on Exhibit M-3 which Purchaser assumes as Assumed Operating Contracts and Assumed Unexpired Leases pursuant to Section 9.3).

"Required Title Consent Properties" means those certain Properties with Encumbrances of record which require the consent of third parties in order to consummate the transactions contemplated by this Agreement, as more particularly set forth on Exhibit M-5.

"Required Title Notice Properties" means those certain Properties with Encumbrances of record which require that notices be sent to third parties in order to consummate the transactions contemplated by this Agreement, as more particularly set forth on Exhibit M-6.

"Required Title Option Properties" means those certain Properties with Encumbrances of record which grant a third party with a right of first refusal or purchase option, as more particularly set forth on Exhibit M-7.

"Resident Agreements" has the meaning set forth in Section 2.1(e).

"Resident Rents" has the meaning set forth in Section 8.5(k).

"Rollover Equity Amount" has the meaning set forth in Section 2.6(a).

"Rollover Equity Election" has the meaning set forth in Section 2.6(a).

"Rollover Member" shall mean a single purpose Delaware limited liability company, owned solely by Investors (as such term is defined in the Reorganization Plan) who have not filed an appeal to the Reorganization Plan, TIC Orders, Consolidation Order or Sale Approval Order and administered from and after the Closing Date by a single individual administrator appointed by the Court.

"Rollover Pro-Rata Share" has the meaning set forth in Section 2.6(b)(iv).

"Sale & Auction Process Motion" has the meaning set forth in Section 10.1.

"Sale Approval Order" means an order of the Court, satisfactory in form and substance to Purchaser, Stayton and their respective counsel, entered after a hearing conducted with adequate notice given in accordance with the Auction Order relating to the transactions contemplated by this Agreement, including the sale of the Properties and the assignment and assumption of the Ground Leases, Assumed Real Property Loans, Assumed Personal Property Debt, Assumed Unexpired Leases, Resident Agreements and Assumed Operating Contracts.  Without limiting the generality of the foregoing, such order shall find and provide, among other things, that (i) the Property sold to Purchaser pursuant to this Agreement shall be transferred to Purchaser free and clear of all liens, liabilities or obligations related to the Required Removal Exceptions, with any claims thereto attaching to the net proceeds from the sale of the Property to the same validity, force and effect, and in the same order of priority, which such claims now have against the Property or the proceeds, subject to any rights, claims and defenses Stayton or its estate, as applicable, may possess with respect thereto and all Persons are enjoined from in any way pursuing Purchaser or the Properties by suit or otherwise to recover on any claims which they may have against Stayton or the Properties as of the Closing Date; (ii) this Agreement was negotiated, proposed and entered into by the parties without collusion, in good faith and from arm's length bargaining positions; (iii)  Purchaser has not assumed any liability or obligations with respect to the Excluded Obligations and all Persons are enjoined from in any way pursuing Purchaser or the Properties by suit or otherwise to recover on any claims which they may have against Stayton (or its Affiliates) with respect to the Excluded Obligations; (iv) Purchaser is not merely a continuation of Stayton or its Affiliates, there is no continuity of enterprise between Stayton or its Affiliates and Purchaser, Purchaser is not a successor to Stayton and the transactions contemplated by this Agreement do not amount to, or otherwise constitute a consolidation, merger or de facto merger of Purchaser and Stayton; (v) the Court shall retain jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement; (vi) the assignment and assumption of the Ground Leases, Assumed Operating Contracts and Assumed Unexpired Leases, as provided herein is approved pursuant to Sections 363(b), (f) and (m), and 365(a) and (f) of the Bankruptcy Code; (vii) all defaults under the Assumed Loan Documents, Ground Leases, Assumed Operating Contracts and Assumed Unexpired Leases, have been cured or waived by the counterparties to the Assumed Loan Documents, Ground Leases, Assumed Operating Contracts and Assumed Unexpired Leases, or Purchaser has provided adequate assurances of future performance in respect of the Assumed Loan Documents, Ground Leases, Assumed Operating and Assumed Unexpired Leases; (viii) the sale and transfer of the Properties to Purchaser is exempt from state and local transfer taxes pursuant to Section 1146(a) of the Bankruptcy Code; and (ix) to the extent permitted under the Bankruptcy Code or other applicable law, such Sale Approval Order shall be binding upon and shall govern the acts of all entities, including, but not limited to, any subsequently appointed chapter 11 or chapter 7 trustee of Stayton, all taxing authorities, filing agents, filing officers, title agents, title companies, recorders and/or registrars of mortgages, recorders and/or registrars of deeds, administrative agencies, governmental agencies or departments, secretaries of state, federal, state and local officials and all other persons and entities who may be required by operation of law, the duties of their office or contract, to accept, file register or otherwise record or release any documents or instruments, or who may be required to report or insure as to title or state of title in or to the Properties or any part thereof and may be specifically enforced by Stayton, any chapter 7 or chapter 11 trustee of Stayton, or any other person (including, without limitation, by Purchaser).

“Salem HQ Lease” shall mean a sublease between Stayton as sublandlord and Purchaser’s Manager as subtenant, of that certain office space occupied by Stayton as a headquarters as of the Initial Closing Date for a term of six (6) months, at a market rent and on a form customary for similar space in Oregon, provided however, if the headquarters office is not located at 3723 Fairview Industrial Drive, Suite 270, Salem, Oregon, then such space shall be comparable space reasonably acceptable to Purchaser.

"Scheduled Closing Date" has the meaning set forth in Section 8.1.

"SEC" has the meaning set forth in the recitals.

"SEC Enforcement Action" means the civil lawsuit commenced by the United States Securities and Exchange Commission on March 2, 2009 and pending as Securities and Exchange Commission v. Sunwest Management, Inc. et al., United States District Court for the District of Oregon, Case No. 6:09-CV-6056.

"Security Deposit" means amounts being held by Stayton on behalf of residents of any Property.

"Security Deposit/Prepaid Rent Schedule" has the meaning set forth in Section 4.1(k).

"Sellers" means collectively Stayton, as the Unitary Sunwest Enterprise, the Sunwest Record Owners and the TIC Investors.

"Stayton Benefit Plans" means any compensation or benefits arrangements of Stayton and its Affiliates as a result of the transactions contemplated by this Agreement, including in respect of any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), multiemployer plans (as defined in Section 3(37) of ERISA), formal or informal stock option or other equity based, employment, bonus, incentive or deferred compensation or welfare, life, medical, or dental benefits, retention, severance plan, program, policy, arrangement or agreement (including any collectively bargained or union agreement), whether or not subject to ERISA, that in each case is: (a) sponsored, maintained, contributed to or required to be contributed to by Stayton or its Affiliates or any person or entity that, together with Stayton and its Affiliates, is treated as a single employer under Section 414(b), (c) or (m) of the Code, or (b) in which any Facility Employee or Corporate Employee participates or is eligible to participate.

"Stayton Indemnified Parties" has the meaning set forth in Section 9.11.

"Stayton Provided Information" has the meaning set forth in Section 4.1(cc).

"Stayton Representation Update" has the meaning set forth in Section 4.5(a).

"Stipulated Prior Expenses" has the meaning set forth in Section 10.2(b).

“Successful Bid” has the meaning set forth in the Bid Procedures attached as Exhibit L.

"Successful Bidder" has the meaning set forth in the Bid Procedures attached as Exhibit L.

"Sunwest" means Sunwest Management, Inc., an Oregon corporation.

"Sunwest Affiliate Contracts" shall mean any management, service, equipment, supply, utility, maintenance, concession, salon leases and other agreements in effect in connection with the construction, management, ownership, operation, staffing or use of the Properties or the conduct of any business thereon with Sunwest Affiliate Vendors.

"Sunwest Affiliate Vendors" shall mean any Affiliate of Stayton, Sunwest, Jon Harder, Kristin Harder, Darryl Fisher, or Wallace Gutzler including, without limitation, Senenet, Inc. (an Oregon corporation), Contract Interiors LLC (an Oregon limited liability company), KDA Construction, Inc. (an Oregon corporation), Fuse Advertising Agency, Inc. (an Oregon corporation) and Canyon Creek Development, Inc. (an Oregon corporation).

“Sunwest Licenseholder” shall mean the entities as of the date hereof which hold the Licenses required to operate the Properties.

“Sunwest Manager” shall mean those certain Affiliates of Sunwest which manage or managed the Properties.

“Sunwest Record Owner” shall mean those certain Affiliates of Sunwest which are reflected on Exhibit B as the record owner of the applicable fee or leasehold interest to the Properties.

"Taxes" means all United States federal, state, local or foreign income, profits, estimated, gross receipts, windfall profits, severance, property, intangible property, occupation, production, sales, use, license, excise, emergency excise, franchise, capital gains, capital stock, employment, withholding, transfer, stamp, payroll, goods and services, value added, alternative or add-on minimum tax, or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalties, fines, related liabilities or additions to tax that may become payable in respect thereof imposed by any Governmental Entity.

"Tax Liabilities" means any liability of Sellers with respect to Taxes for periods or portions thereof ending on or prior to the Closing Date, including Taxes upon Sellers arising in connection with the consummation of the transactions contemplated in this Agreement.

"Tax Return" shall mean any return, declaration, report or similar statement required to be filed with respect any Taxes (including any attached schedules), including, without limitation, any information return, claim or refund, amended return and declaration of estimated Taxes.

"Terminated Properties" shall mean Properties which are not acquired by Purchaser at Closing as a result of the termination of this Agreement related to such Property in accordance with the terms of this Agreement (including, Sections 7.1(e), 7.1(i), 8.6, 11.1 or 11.2).

"Third Party Rents" has the meaning set forth in Section 8.5(k).

"TIC Investor" shall mean any Person (other than Stayton) owning a tenancy-in-common interest in the Real Property.

"TIC Orders" means the Orders of the Court, entered pursuant to the adversary proceedings authorizing Stayton to sell the interests of the TIC Investors in the Properties.

"Title Company" means, collectively, Chicago Title Insurance Company and the title insurance companies set forth in Exhibit M-2.

"Title Report" has the meaning set forth in Section 3.1(a).

"Tort Liabilities" means all direct or indirect liabilities associated with any known or unknown tort claims of residents of any of the Properties arising out of occurrences prior to Closing, whether pending, threatened or not yet asserted.

"Transaction Documents" means this Agreement and any other document or instrument contemplated by this Agreement or necessary or advisable to conclude the transactions contemplated by this Agreement.

“Transferred Corporate Employee” has the meaning set forth in Section 9.2(c).

"Transferred Facility Employee" has the meaning set forth in Section 9.2(b).

"Transition Property" or "Transition Properties" has the meaning set forth in Section 9.4(d).

“Trust Funds” has the meaning set forth in Section 5.1(p).

"Unadjusted Purchase Price" has the meaning set forth in Section 2.2(a).

"Underwritten Assumed Real Property Loan Balance" shall mean $917,619,593, as such amount may be reduced by reductions resulting from (i) Discounted Payoffs, (ii) Purchaser not assuming the Existing Real Property Loans related to any Terminated Properties and (iii) any Deferred Properties for which a Closing has not yet occurred.  The principal balances related to the applicable Existing Real Property Loans set forth on Exhibit O-9 shall be used for purposes of any reduction contemplated by clauses (ii) and (iii).

"Underwritten Interest NPV" means the net present value (using a 12% discount rate) of the interest payments on all Assumed Real Property Loans (excluding the CS-20 Loan, CS-27 Loan and GE Loans) for which a Closing has occurred, taken together through a five year loan term, assuming an interest rate equal to the Underwritten Rate, with such net present value being calculated at the time of the Closing Date related to the underlying Property (and not giving effect to any principal payments or reductions which may occur after such Closing Date).  If the Actual Assumed Real Property Loan Balance at Closing (excluding the CS-20 Loan, CS-27 Loan and GE Loans) is $439,956,936 (and there are no Discounted Payoffs, Terminated Properties or Deferred Properties), the Underwritten Interest NPV would be equal to $92,337,428.

"Underwritten Rate" has the meaning set forth in Exhibit O-2.

"Unexpired Leases" means those unexpired leases set forth in Section 4.1(n) of the Disclosure Schedules.  For the avoidance of doubt, "Unexpired Leases" does not include Resident Agreements or Management Agreements.

"Unitary Bankruptcy Case" has the meaning set forth in the recitals.

"Unitary Sunwest Enterprise" means Stayton.

“Unsatisfied Closing Condition” has the meaning set forth in Section 8.6(a).

"WARN Act" means the Workers Adjustment and Retraining Notification Act.

"Website Materials" has the meaning set forth in Section 2.1(i).

1.2 References to Exhibits, Articles and Sections; Incorporation of Exhibits

Each reference in this Agreement to Exhibits, Articles or Sections, unless otherwise qualified, will be to the Exhibits attached to this Agreement or to the Articles or Sections contained in this Agreement.  Each Exhibit referred to in this Agreement is incorporated into this Agreement.

1.3 Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement is for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4 Gender, Number and Meaning

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.5 Exhibits

The following are the Exhibits attached to this Agreement and forming part hereof:

Exhibit	Description
A-1	Legal Descriptions of Lands
A-2	Allocated Cash Equity Portion of the Purchase Price
B	List of Properties (Assisted Living, Independent Living, Skilled Nursing)
C	Form of Deed
D	Excluded Personal Property
E	Encumbrances on Personal Property
F	Form of Bill of Sale
G	Form of Assignment and Assumption Agreement
H	FIRPTA Affidavit
I-1	Description of Existing Real Property Loans
I-2	Description of Existing Personal Property Debt
J	Non-Terminable Operating Contracts
K	Stayton Provided Information
L	Bid Procedures
M-1	List of reports constituting the Title Report
M-2	Title Companies
M-3	Required Removal Exceptions
M-4	Required Affirmative Insurance
M-5	Required Title Consent Properties
M-6	Required Title Notice Properties
M-7	Required Title Option Properties
M-8	Missing Surveys
N	Utility Company Deposits
O-1	Modification Schedule
O-2	Underwritten Rate Calculation
O-3	Form Modification Documents
O-4	CS-20 Term Sheet
O-5	CS-27 Term Sheet
O-6	GE Term Sheet
O-7	Forward Curve
O-8	DSCR Test Modifications
O-9	Underwritten Assumed Real Property Loan Balance (allocated by the applicable Existing Real Property Loan)
O-10	Permitted Discrepancies
P	Motor Vehicles
Q	Reorganization Plan
R	[Intentionally Deleted]
S	Form of Interim Operating Agreement
T	Blackstone Venture LLC Agreement
U	Resident Agreement Brokers
V	Facility Managers
W	Form of Ground Lease Estoppel

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale of the Property

Stayton, as the Unitary Sunwest Enterprise, and as authorized by the TIC Orders to convey title held by the TIC Investors, agrees to sell to Purchaser, and Purchaser agrees to purchase, upon the terms and conditions set forth in this Agreement, all of Sellers’ right, title and interest in and to the Properties on the Closing Date.  The terms "Property" or "Properties" shall include, without limitation, the following:

(a) all those pieces or parcels of land set forth on Exhibit A-1 as being owned or leased by Sellers, together with all rights, privileges, servitudes and appurtenances thereunto belonging (the "Lands");

(b) all buildings and other improvements thereon (collectively, the "Improvements");

(c) all easements, rights of way, development rights, riparian rights, privileges, appurtenances and other rights pertaining thereto;

(d) all right, title and interest of Sellers in and to (i) any land lying in the bed of any street, road or avenue opened or proposed, public or private, in front of or adjoining such Property, (ii) any award made or to be made in lieu thereof, (iii) any unpaid award for damage to such Property by reason of change of grade of any street, and (iv) any strips, gaps and gores adjoining or adjacent to such Land (the items described in clauses (a) through (d) of this Section 2.1, collectively the "Real Property");

(e) all rights of Sellers under agreements for the use or occupancy of its Property by a Person or Persons residing in the senior care facilities, or other Persons residing at such Property, and all modifications and amendments thereto and renewals or extensions thereof (including any agreements relating to any notes, mortgages or other security granted to Sellers in connection with any Concessions of Rent) (collectively, the "Resident Agreements");

(f) all rights of Sellers under the Ground Leases, Assumed Operating Contracts, Assumed Unexpired Leases and Assumed Loan Documents;

(g) all right, title and interest of Sellers in and to fixtures, machinery, furniture, equipment, articles of personal property and improvements in the nature of personal property attached or appurtenant to, or located on, or used in connection with the use or operation of, or used or adapted for use in connection with the enjoyment or occupancy of, the Lands or the Improvements, including, without limitation, all FF&E, Inventories, Motor Vehicles, and Plans and Drawings;

(h) all guarantees, warranties, and similar agreements from contractors, subcontractors, manufacturers, distributors, vendors or suppliers relating to the Properties;

(i) the (i) business names and trade names (the "Business Names") of or used at the Properties provided however that, except as otherwise specifically provided in Section 9.10, such business or trade names shall not include the names Sunwest or Sunwest Management, Inc. or any related or similar names which may be used at the Properties (the "Excluded Business Names"), (ii) Internet domain names and websites used by the Properties, including all databases, source code, servers (but not main servers), software (to the extent licenses for such software are assignable or assumable) used in conjunction with any website or server, all up-to-date and archived data, and any files used in conjunction with any website or server used by the Properties (the "Website Materials"), (iii) the telephone and telecopy number(s) for the Properties and (iv) all Property-specific marketing materials, advertising and promotional materials, including customer lists, brochures, and post office boxes used in connection with the operation and marketing of the Properties and all Property-specific online marketing and advertising assets or operations of any sort, including search engine optimization, advertising purchases and any other online advertising accounts or agreements, (the "Promotional Materials").  Without limiting the generality of the foregoing, Stayton shall furnish to Purchaser at Closing, all source materials related to the Website Materials and Promotional Materials, including photographs, negatives, advertising copy and a list of photographers, printers, designers, web designers, programmers and other vendors who produced such Promotional Materials and Website Materials, if in Stayton's custody or control;

(j) all Licenses (to the extent assignable by law) and CLIA Numbers related to the Properties;

(k) all Records related to the Properties; and

(l) all other property, real or personal, tangible or intangible, related to the facilities listed on Exhibit B that is not Excluded Personal Property.

The items described in clauses (e) through (l) of this Section 2.1, collectively, the "Personal Property"); provided, however, that the Personal Property shall not include any of the articles of personal property included on Exhibit D (the "Excluded Personal Property").

Notwithstanding anything contained herein to the contrary, Purchaser is not assuming and shall have no liability for any debt, obligation, lease, contract or any liability of Sellers or their subsidiaries, affiliates, or owners, of any kind or nature whatsoever, absolute or contingent, known or unknown, whether such liability or obligations arose prior to or after the Closing (including, without limitation, the Tort Liabilities, all Stayton Benefit Plans, Reimbursement Obligations, Tax Liabilities and any liabilities or obligations under the Management Agreements and any Operating Contracts and Unexpired Leases which Purchaser is not expressly assuming under this Agreement) other than the Assumed Liabilities (collectively, the "Excluded Obligations"), and Sellers shall remain responsible for all such Excluded Obligations.

2.2 Purchase Price

(a) The aggregate unadjusted purchase price for the Properties (the "Unadjusted Purchase Price") shall consist of: (a) $235,000,000 (the "Cash/Equity Portion of Purchase Price"); plus (b) assumption by Purchaser of the Assumed Real Property Loans and

the Assumed Personal Property Debt, which amount is subject to adjustment in accordance with Sections 2.5, 7.1(i), 8.5, 8.6, 9.3, 11.1, 11.2, 13.2 or as otherwise provided for in this Agreement (the Unadjusted Purchase Price as so adjusted, the "Purchase Price").

(b) The Cash/Equity Portion of the Purchase Price shall consist of (i) membership interests in Blackstone Venture in an amount equal to the Rollover Equity Amount, if applicable pursuant to Section 2.6 and (ii) cash in an amount equal to the Cash/Equity Portion of the Purchase Price less the Rollover Equity Amount (the "Cash Consideration Amount")

2.3 Allocation of Purchase Price

Following the Closing, each of Purchaser and Stayton shall timely file or cause to be filed Internal Revenue Service Forms 8594, and all federal, state, local and foreign Tax Returns allocating the Purchase Price among the Properties in accordance with Section 1060 of the Internal Revenue Code and the regulations thereunder.  Each of Purchaser and Stayton shall promptly provide to the other any other information required to complete Form 8594.

2.4 Purchaser's Deposit in Escrow

No later than three (3) Business Days following the date of this Agreement, Purchaser shall (i) deposit with the Escrow Agent the sum of $50,000,000 in cash in an account located in Portland, Oregon, or (ii) lodge with the Escrow Agent an irrevocable, unconditional letter of credit in the principal amount of $50,000,000, in form and substance acceptable to the CRO and the Receiver, issued by an affiliate of Citibank N.A., naming Stayton as beneficiary of such letter of credit, which letter of credit may be drawn upon presentation of a sight draft via facsimile, in accordance with its terms (any such cash deposit or the proceeds of the drawing of any letter of credit, in each case, together with any interest accrued thereon, shall be referred to herein as the "Deposit").  Any amounts drawn under such letter of credit shall be deposited with the Escrow Agent into an account located in Portland, Oregon and disbursed only in accordance with this Agreement.  The Escrow Agent shall hold the Deposit as security for performance of Purchaser's obligations under this Agreement, pursuant to the terms and conditions hereinafter set forth.  At each Closing, a portion of the Deposit shall be applied to the Cash/Equity Portion of the Purchase Price due in connection with such Closing in an amount which would result in the remaining Deposit being equal to 5% of the Allocated Purchase Price related to the remaining Deferred Properties after such Closing (or in the event that the Deposit is in the form of a letter of credit, such letter of credit shall be authorized to be reduced to such amount).  In the event Purchaser fails to close the purchase and sale of the Property hereunder and all of the conditions under Section 7.1 have been satisfied or waived in writing by Purchaser, the balance of the Deposit, upon Order of the Court, shall be paid to Stayton for the benefit of Sellers as Sellers' sole and exclusive remedy and as liquidated damages in accordance with Section 13.1.  In the event that this Agreement is terminated other than as a result of a default by Purchaser pursuant to Section 13.1, the Deposit shall be returned to Purchaser.

2.5 Adjustment and Payment of Cash Consideration Amount

(a) Subject to Section 2.5(b), the Cash Consideration Amount shall be adjusted as follows:

(i) In the event that the Actual Assumed Real Property Loan Balance on the applicable Closing Date (A) exceeds the Underwritten Assumed Real Property Loan Balance, the Cash Consideration Amount shall be reduced by an amount equal to such excess or (B) is less than the Underwritten Assumed Real Property Loan Balance, the Cash Consideration Amount shall be increased by an amount equal to such difference.  Any increase or reduction to the Cash Consideration Amount pursuant to this Section 2.5(a)(i) shall be net of any prior increase or reduction which occurred at any prior Closing Date as a result of this Section 2.5(a)(i).  For illustrative purposes, an example of the calculation of the increase or reduction contemplated by this Section 2.5(a)(i) is attached hereto as Exhibit O-2.

(ii) In the event that the Actual Interest NPV exceeds the Underwritten Interest NPV by more than $2,300,000, the Cash Consideration Amount shall be reduced by an amount equal to such excess.  Any reduction in the Cash Consideration Amount pursuant to this Section 2.5(a)(ii) shall be net of any prior reduction which occurred at any prior Closing Date as a result of this Section 2.5(a)(ii).  For illustrative purposes, an example of the calculation of the reduction contemplated by this Section 2.5(a)(ii) is attached hereto as Exhibit O-2.

(iii) The Cash Consideration Amount shall be increased or decreased by the aggregate credits or debits to Purchaser in accordance with the proration and Purchase Price adjustment provisions of this Agreement contained in Sections 8.5, 9.3, 11.1, 11.2 and 13.2.

(b) Notwithstanding any other provision of this Agreement to the contrary, in the event that the net aggregate adjustment to the Cash Consideration Amount pursuant to Sections 2.5(a)(i) and 2.5(a)(ii) (collectively, the “Loan Adjustment”) would exceed an amount equal to the sum of (x) $33,367,000 and (y) the Capitalized Stayton Expenses (the "Maximum Loan Adjustment"), then, Stayton shall have the right upon written notice to Purchaser, to elect to terminate this Agreement (a “MLA Termination”).  Purchaser may, within three Business Days of receipt of a notice of a MLA Termination, void such termination by agreeing to accept a Loan Adjustment equal to the Maximum Loan Adjustment and proceeding to Closing in accordance with this Agreement.  If Purchaser does not void the MLA Termination, this Agreement shall terminate, in which case Purchaser shall be entitled to receive (i) a return of the Deposit and (ii) $3,000,000 from Stayton in immediately available funds, in which case, neither Stayton nor Purchaser shall have any further rights or obligations hereunder except as otherwise expressly provided herein.  In the event that Stayton terminates this Agreement pursuant to this Section 2.5(b) and within one year of such termination enters into any contract or agreement to sell or transfer all or substantially all of the Properties (directly or indirectly, through a sale of the Properties or the sale or transfer of equity interests in any entity or entities which directly or indirectly owns all or substantially all of the Properties) to an entity that is not owned 50% or more by creditors or investors of Stayton, then Stayton shall promptly pay to Purchaser the Break-Up Fee.

(c) The Cash Consideration Amount shall be payable to Stayton as follows:

(i)           on the Initial Closing Date for the sale of the Initial Closing Properties, Purchaser shall pay to Stayton an amount equal to (x) the Allocated Cash/Equity Portion of the Purchase Price related to the Initial Closing Properties less (y) the Rollover Equity

Amount, after taking into account the adjustments and amounts enumerated in Sections 2.4 and 2.5(a) above;

(ii)           on each subsequent Deferred Closing Date, Purchaser shall pay to Stayton in cash an amount equal to the Allocated Cash/Equity Portion of the Purchase Price related to the applicable Deferred Property that is the subject of such Deferred Closing, after taking into account the adjustments and amounts enumerated in Sections 2.4 and 2.5(a) above; and

The Cash Consideration Amount (and any portion thereof) shall be paid by the Purchaser by wire transfer of immediately available funds to such account or accounts designated by Stayton or otherwise as agreed to by Stayton and Purchaser.

2.6 Rollover Equity

(a) Stayton shall have the right to elect to receive a portion of the Cash/Equity Portion of the Purchase Price in the form of an issuance to the Rollover Member of a membership interest in Purchaser or an affiliate of Purchaser designated by Purchaser, which indirectly, acquires title to the Properties.  Stayton must exercise such election (the "Rollover Equity Election") by delivering to Purchaser a written notice stating the value of the interests in Purchaser which it has elected to receive (the "Rollover Equity Amount") no later than 10 days following the date that the Court approves the Reorganization Plan.  Except as expressly provided in Section 2.6(c) below, the Rollover Equity Amount shall not exceed $25,000,000 or be less than $10,000,000.

(b) In the event that a Rollover Equity Election has been made, on the Initial Closing Date:

(i) Purchaser shall deliver to the Rollover Member, and the Rollover Member shall acquire and accept from Purchaser the Rollover Equity Interest (as defined in the Blackstone Venture LLC Agreement) free and clear of any and all Encumbrances (other than those created pursuant to the terms of the Blackstone Venture LLC Agreement);

(ii) Blackstone Venture Member, Emeritus, Columbia Pacific and Rollover Member shall execute and deliver the Amended and Restated Limited Liability Company Agreement of Purchaser in substantially the form attached hereto as Exhibit T (the "Blackstone Venture LLC Agreement"); and

(iii) Rollover Member shall be admitted as the Investor (as defined in the Blackstone Venture LLC Agreement); and

(iv) The Rollover Member's Company Percentage (as defined in the Blackstone Venture LLC Agreement) in Purchaser (the "Rollover Pro-Rata Share") shall be calculated by dividing (x) the Rollover Equity Amount by (y) the total capital contributed by all members in the Blackstone Venture pursuant to Section 3.1 of the Blackstone Venture LLC Agreement (other than on account of BREA/ESC Excluded Costs (as defined in the Blackstone Venture LLC Agreement)) plus the Rollover Equity Amount.

(c) Purchaser may elect in its sole discretion to be funded with additional capital (the "Incremental Capital") in order to acquire any of the Existing Real Property Loans at a discount on or about the Closing (each a "Discounted Payoff"); provided that the Incremental Capital shall not exceed $75,000,000.  In the event that Incremental Capital is required, Rollover Member may elect, by written notice delivered to Purchaser no later than ten (10) Business Days prior to the Closing to increase the Rollover Equity Amount by an amount equal to the Rollover Pro-Rata Share of the Incremental Capital.  For example, if the Purchaser is initially intended to be funded at Closing with $280,000,000 (including a Rollover Equity Amount of $25,000,000), the Rollover Pro-Rata Share would be 8.93%.  If Incremental Capital of $75,000,000 is to be funded to the Purchaser and Rollover Member wishes to avoid a reduction in the Rollover Pro-Rata Share by increasing the Rollover Amount by an amount equal to $6,697,500 (i.e. $75,000,000 x 8.93%), the Cash Consideration Amount would be reduced by the same amount.  In the event that Rollover Member does not elect to fund the Rollover Pro-Rata Share of any Incremental Capital, the Rollover Pro-Rata Share shall be reduced accordingly.

2.7 Title

At the Closing, Stayton shall convey to Purchaser all of Sellers' right, title and interest in and to the Property, free and clear of all Encumbrances, excepting, however, only the Assumed Mortgages, Resident Agreements, the Assumed Unexpired Leases, the Assumed Operating Contracts and those matters defined as Permitted Exceptions.

ARTICLE 3

PURCHASER'S INVESTIGATION AND DUE DILIGENCE

3.1 Title Reports and Surveys

(a) Prior to the date of this Agreement, Stayton has obtained from the Title Company and provided copies to Purchaser, the Title Company's commitment to insure fee title, or a leasehold interest, as reflected by Exhibit M-1, (the commitments in the form provided as of the date hereof, collectively, "Title Report") to each Property, together with copies of all documents listed as exceptions to title in such Title Report.  A list of the separate reports comprising the Title Report, including the report numbers and effective dates thereof, is attached as Exhibit M-1.

(b) Except for the Properties set forth in Exhibit M-8 (the "Missing Survey Properties"), true, correct and complete "as-built" ALTA surveys of the Properties within the control or possession of Stayton have been made available to Purchaser for inspection.  New "as-built" ALTA surveys for the Missing Survey Properties shall be ordered by Purchaser at Purchaser's expense within five (5) Business days following the date of this Agreement (the "New Surveys").  Purchaser shall forthwith provide to Stayton upon receipt copies of New Surveys.

3.2 Status of Purchaser's Due Diligence

As of the date of this Agreement, Purchaser has completed its due diligence and investigation of the Properties and the business and operations of Sunwest and Stayton; provided,

however, nothing herein shall be construed as relieving Stayton from its obligations to provide the information and access to Purchaser and Purchaser's Manager as contemplated by the terms of this Agreement.

3.3 Disclosure Schedule

Stayton has delivered to Purchaser the Disclosure Schedule containing, in addition to other information concerning the Properties:

(a) a list and copies of all Unexpired Leases and Ground Leases;

(b) a list of material pending litigation Known to Stayton concerning Stayton, Sunwest or its Affiliates (if such litigation of Stayton, Sunwest or its Affiliates is related to any Property), provided that such list does not include references to litigation consisting of the SEC Enforcement Action or adversary proceedings pending in the Unitary Bankruptcy Case;

(c) a list and copies of insurance certificates relating to the insurance in force for each Property described in such insurance certificates;

(d) a list of (i) all Facility Employees and (ii) Corporate Employees, as more particularly described in Section 4.1(aa);

(e) descriptions of all presently existing policies or practices of Stayton pertaining to collection of Entrance Fees or the granting of Concessions of Rent, together with Stayton's good faith estimate of the aggregate financial amount of such Entrance Fees and Concessions of Rent; and

(f) schedules relating to the representations and warranties of Stayton set forth in Section 4.1.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Stayton

To induce Purchaser to enter into this Agreement, Stayton hereby represents and warrants to Purchaser, which representations and warranties shall be true as of the date hereof and as of the Closing Date, that:

(a) Stayton is the Sunwest Unitary Enterprise into which all of the assets and liabilities of the Sunwest Enterprise have been consolidated in the Unitary Bankruptcy Case pursuant to the Approval Order of the Court.

(b) In its complaint in the SEC Enforcement Action, the SEC alleged, among other matters, that Sunwest and others committed violations of securities laws in the offering of interests in the Sunwest Enterprise and operated the Sunwest Enterprise as a unitary enterprise virtually as a "Ponzi" scheme.

(c) In its October 2, 2009 Findings of Fact and Conclusions of Law, the Court found, among other matters, that: (i) the Sunwest Enterprise was managed as a unitary enterprise that generally did not respect the separateness of the Receivership Entities nor the restricted purposes of invested funds that were intended to be limited to use for specific facilities; (ii) there existed substantial evidence of the Sunwest Enterprise procuring and using funds in a commingled manner without the knowledge or consent of investors and creditors, and in a manner inconsistent with the representations to investors and creditors; (iii) such commingling, coupled with the inability to trace funds, the evidence of recordation of descriptions that were inconsistent, changed after the fact, and/or inaccurate, and evidence that the Sunwest Enterprise decided how and where to use funds on a "who-needs-the cash now" basis warranted the finding of the existence of a unitary enterprise.

(d) The Receiver and the CRO were appointed by the Court on March 10, 2009.  The Receiver and the CRO were not engaged in the management or control of the Sunwest Enterprise prior to March 10, 2009 and November 26, 2008, respectively.  The Receiver and the CRO have not engaged in a comprehensive review of the allegations of the SEC in the SEC Enforcement Action and have not conducted an independent review of the historical financial or operational condition or results of operations of the Sunwest Enterprise or any of its components.  The representations and warranties of Stayton contained in this Agreement are based upon information and belief and to the Knowledge of Stayton as defined herein.

(e) Stayton has, or on the Effective Date will have, all necessary authority to enter into this Agreement and consummate the transactions contemplated hereby, and has, or on the Effective Date will have, obtained the necessary approvals required to sell and convey the Properties on the terms and conditions contemplated by this Agreement and to enter into, execute and deliver this Agreement and the other Transaction Documents.

(f) Stayton has taken, or on the Effective Date will have taken, all necessary actions to authorize the execution and delivery of this Agreement and the other Transaction Documents, and the Receiver and the CRO are authorized to execute and deliver this Agreement and the other Transaction Documents and are or will be on the Effective Date authorized to take all actions pursuant to this Agreement and the other Transaction Documents on behalf of Stayton and to receive all amounts payable to Sellers pursuant to this Agreement.  Upon entry of the Auction Order, this Agreement will have been duly authorized, executed and delivered and constitute a legal, valid and binding obligation of Stayton, enforceable against Stayton in accordance with its terms, and the other Transaction Documents when executed and delivered by Stayton will constitute the legal, valid and binding obligations of Stayton, enforceable in accordance with their respective terms.

(g) Except as set forth on Section 4.1(g) of the Disclosure Schedule and except for certain licensing approvals or filings which may have been required as a result of the Unitary Bankruptcy Case, Stayton has obtained, or on the Effective Date will have obtained, all consents and approvals on its part, and has made, or will on the Effective Date have made, all required notices and filings with applicable Governmental Entities, required on its part for Stayton's operation of each of the Properties that Stayton owns, as described in this Agreement, and all such consents and approvals are, or will be on the Closing Date, in full force and effect.

(h) INTENTIONALLY DELETED.

(i) To Stayton's Knowledge, no consent for the purchase and sale of the Property from, or notice to, any Governmental Entity or any other Person, is required to permit Stayton to execute, deliver and perform this Agreement and the other Transaction Documents, other than under the HSR Act, consent of the Court, and those consents of the applicable Governmental Entity having jurisdiction, if Purchaser desires to operate the existing business in the same manner as Stayton conducts at each Property as of the date of this Agreement.

(j) To Stayton's Knowledge, this Agreement does not, or on the Closing Date will not, conflict with or breach any material agreement to which Stayton is a party (including, without limitation, the Resident Agreements and the Operating Agreements).  Other than as disclosed in Section 4.1(j) of the Disclosure Schedule, to Stayton's Knowledge there is no litigation or administrative or governmental proceeding pending or threatened against it or relating to the Property which would prevent the operation of the business that is currently conducted thereon or which could adversely affect the consummation of the transactions contemplated hereby or Purchaser's purchase, ownership, operation of and construction on the Property.

(k) The rent rolls/census reports covering the Resident Agreements (the "Rent Rolls") and the schedule of Security Deposits and prepaid rents related to any residents at the Properties (the "Security Deposit/Prepaid Rent Schedule"), which have heretofore been made available to Purchaser were, to Stayton's Knowledge, true, correct and complete in all material respects as of the date of such Rent Rolls and Security Deposit/Prepaid Rent Schedule.

(l) To Stayton's Knowledge, there are no agreements, oral or written, in the nature of leases, licenses, permits, franchises, concessions, dedications or occupancy agreements affecting the Properties or the use of the Properties (but not including the Excluded Personal Property) other than the Resident Agreements, the Assumed Unexpired Leases and the Assumed Operating Contracts that will be assigned to, and assumed by, Purchaser, true and complete copies of which were included with the copies of such documents heretofore made available to Purchaser, and there are no modifications, extensions, renewals or options thereto.

(m) Section 4.1(m) of the Disclosure Schedule provides a true, correct and complete list of all agreements Known to Stayton comprising the Operating Contracts.  True, correct and complete copies of all Operating Contracts have been made available to Purchaser for inspection, including all amendments and modifications thereto.  True, correct and complete copies of the forms of Resident Agreements used by Stayton have been made available to Purchaser and, to Stayton's Knowledge, Stayton is not party to any Resident Agreements that deviate in any material respect from such forms.  To Stayton's Knowledge, except for Bankruptcy-Related Defaults, Stayton has not received written notices from any party thereto that Stayton has materially defaulted in performing any of its material obligations under the Operating Contracts.

(n) Section 4.1(n) of the Disclosure Schedule provides a true, correct and complete list of all agreements Known to Stayton comprising the Unexpired Leases.  True, correct and complete copies of all Unexpired Leases have been made available to Purchaser for inspection.  To Stayton's Knowledge, except as set forth in Section 4.1(n) of the Disclosure Schedule, (i) the Unexpired Leases are in full force and effect as of the date hereof, (ii) except for Bankruptcy-Related Defaults, Stayton has not received Knowledge that Stayton has defaulted in performing any of its obligations under the Unexpired Leases, and (iii) there are no other agreements which provide tenants the rights to use or occupy the Properties (whether by lease, license or otherwise) except for the Unexpired Leases and the Resident Agreements.

(o) Each of the Resident Agreements is assignable to Purchaser without payment of any amount and without the necessity of consent by the resident thereunder or any third party.  As of the Closing Date, the Resident Agreements, the Security Deposits held thereunder and the rents or other charges or amounts payable thereunder will not be assigned, pledged, hypothecated or otherwise encumbered by Stayton except with respect to the Assumed Liabilities.

(p) Except as set forth on Exhibit U, no brokerage or leasing commissions or other compensation is currently or will be due or payable to any Person on account of any of the Resident Agreements or the consummation of the transaction described in this Agreement.

(q) As of the date of this Agreement, Stayton has the insurance for each Property described on the insurance certificates attached to Section 4.1(q) of the Disclosure Schedule and such insurance is in full force and effect.  There is now, and until Closing there will remain, in full force and effect with reputable insurance companies, property insurance (including windstorm and flood) and commercial general and professional liability insurance in such amounts and with such deductibles as are set forth in Section 4.1(q) of the Disclosure Schedule.  To Stayton's Knowledge, Stayton has not received any written notice from any insurance carrier of defects or inadequacies in the Properties which, if not corrected, would result in termination of the insurance coverage or a material increase in the premiums charged therefor.  Any captive insurance provider of the insurance set forth in Section 4.1(q) of the Disclosure Schedule has and shall maintain adequate loss reserves under applicable regulatory standards to provide the coverage under its captive insurance policies to Stayton.

(r) Stayton is not a "foreign person" as defined in the Foreign Investment Real Property Tax Act, Section 1445 of the Internal Revenue Code, and will deliver at Closing an affidavit as to such fact.

(s) To Stayton's Knowledge, except as set forth in Section 4.1(s) of the Disclosure Schedule, Stayton has not failed or refused to provide to Purchaser and Purchaser's representatives and consultants such information, records, documents and other materials within Stayton’s control or possession concerning or affecting the Property and/or the operation or maintenance thereof and/or the physical condition, environmental condition, authorization to conduct business and other economic status of the Property (collectively, "Due Diligence Material") which has been requested.

(t) Stayton is not acting, directly or indirectly for, or on behalf of, any Person or Governmental Entity named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a

terrorist, "Specially Designated National and Blocked Person," or other banned or blocked Person or Governmental Entity pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in the transactions contemplated by this Agreement, directly or indirectly, on behalf of, or instigating or facilitating the transactions contemplated by this Agreement, directly or indirectly, on behalf of, any such Person or Governmental Entity; provided that this Section 4.1(t) shall not constitute a representation with respect to any individual who, prior to the Effective Date, directly or indirectly owned an interest in any Property.

(u) Sellers are, or will be on the Closing Date, the sole owner or lessee of Sellers' Real Property and Sellers' Personal Property, free and clear of all Encumbrances (except for the Assumed Mortgages, Resident Agreements, Assumed Unexpired Leases, Assumed Operating Contracts and those matters defined as Permitted Exceptions and as set forth in Exhibit E), other than the Personal Property which is leased by Sellers pursuant to one of the Assumed Operating Contracts, true, correct and complete copies of which, including all amendments thereto, have been made available to Purchaser.  The Real Property described in Exhibit A-1 is all of the real property interests owned or leased by Sellers in connection with the ownership and operation of the assisted living, skilled nursing and independent living facilities listed in Exhibit B.  Exhibit B sets forth the true and correct description of (i) the nature of Seller’s ownership interest in the applicable Real Property (i.e. fee or leasehold interest), (ii) the type of services provided at such facility (i.e. assisted living, skilled nursing and/or independent living), (iii) the number of units at such facility, (iv) the Sunwest Record Owner with respect to such Real Property; and (v) the Sunwest Licenseholder which holds the Licenses related to the applicable Property.

(v) Section 4.1(v) of the Disclosure Schedule provides a true, correct and complete list of all agreements comprising the Ground Leases.  Stayton has delivered to Purchaser a true, correct and complete copy of each such Ground Lease, including all amendments and modifications thereto.  Except for the Ground Leases, there are no other ground leases affecting any of the Properties.  Except for Bankruptcy-Related Defaults, Stayton has not received any written notice of default thereunder from the ground lessor party thereto and Stayton has not delivered any written notice of default to the ground lessor thereunder. To Stayton's Knowledge, no event has occurred or circumstances exist which, with notice or the passage of time or both, would result in a breach or default by the ground lessee or the other party thereunder, except for Bankruptcy-Related Defaults.

(w) Except as set forth in Section 4.1(w) of the Disclosure Schedule, to Stayton's Knowledge there is no material pending, or threatened (in writing) litigation, proceeding or investigation (by any Person, Governmental Entity, or otherwise) relating to the Properties, including, without limitation, litigation brought by Stayton against third parties; provided that the Disclosure Schedule does not include references to litigation consisting of the SEC Enforcement Action or adversary proceedings or other actions pending in the Unitary Bankruptcy Case. Section 4.1(w) of the Disclosure Schedule includes a list of all material pending litigation Known to Stayton concerning Stayton, Sunwest or its Affiliates (but only such litigation of Sunwest or its Affiliates that is related to any Property), and unless indicated on Section 4.1(w) of the Disclosure Schedule, Stayton’s liability with respect to such litigation is covered by insurance, provided that such list does not include references to litigation consisting of the SEC Enforcement Action or adversary proceedings pending in the Unitary Bankruptcy Case.

(x) Stayton has made available to Purchaser true, correct and complete copies of all phase I reports, other environmental reports, property condition evaluations or similar reports or studies relating to the Properties Known to Stayton and in Stayton's possession or control (the "Environmental Reports").  To Stayton's Knowledge, Stayton has not received any written notice of any pending or threatened action or proceeding arising out of the environmental condition of the Properties, Hazardous Materials located on the Properties, or any alleged violation of Law.

(y) Except as set forth in Section 4.1(y) of the Disclosure Schedule, to Stayton's Knowledge, Stayton has not received written notice of any actual, alleged or potential violation of or failure to comply with any Law or Licenses of any type whatsoever affecting the Properties.

(z) Except as set forth in Section 4.1(z) of the Disclosure Schedule, to Stayton's Knowledge, neither Stayton nor any of its Affiliates has received any written notice of any pending or contemplated condemnation, eminent domain or similar proceeding with respect to all or any portion of the Properties and no such condemnation proceeding has been threatened in writing.

(aa) Section 4.1(aa) of the Disclosure Schedule sets forth a true, correct and complete list of all Facility Employees, as of the date of this Agreement, including base salary (or other wage or rate of pay), bonus opportunities (if applicable), title, location, positions and terms of employment.  Stayton has provided to Purchaser a true, correct and complete list of all Corporate Employees, as of the date of this Agreement, including base salary (or other wage or rate of pay), bonus opportunities (if applicable), title, location, positions and terms of employment.  Purchaser shall have no liability in respect of any compensation or benefits arrangements of Stayton and its Affiliates attributable to any period before Closing as a result of the transactions contemplated by this Agreement, including in respect of any Stayton Benefit Plans.  Except as set forth in Section 4.1(aa) of the Disclosure Schedule, to Stayton's Knowledge, during the three (3) years preceding the date hereof, neither Stayton nor any manager of the Properties has experienced any material labor disputes or labor trouble.  Stayton is not a party to any employment contract and no union is presently serving as collective bargaining agent for any employees.  Except as set forth in Section 4.1(aa) of the Disclosure Schedule, neither Stayton nor any manager of the Properties has entered into any oral or written agreements which would bind or obligate Purchaser to engage the services of any person as an employee or an independent contractor relating to the Properties.  Except as set forth in Section 4.1(aa) of the Disclosure Schedule, to Stayton's Knowledge, no union presently is conducting, and neither Stayton nor any manager of the Properties has received written notice that any union is planning to conduct, an organizational campaign for any employees at the Properties.  To Stayton's Knowledge, neither Stayton nor any manager of the Properties has received written notice of any attempts within the past three (3) years by any employees to initiate any collective bargaining agreements with respect to the Properties.  To Stayton's Knowledge, there has been no event within the past three (3) years that has caused or required Stayton or a manager of the Properties to issue a notice under the WARN Act or any similar law with respect to the employees.

(bb) (i) Section 4.1(bb) of the Disclosure Schedule identifies which Properties are Known to Stayton to be certified for participation in Medicare, Medicaid or other third party payor programs (the "Government Programs") for the provision of skilled nursing, assisted living and other related healthcare and support services.  True and complete copies of all such provider agreements have been made available to Purchaser.  Section 4.1(bb)  of the Disclosure Schedule sets forth Stayton's good faith estimate of liabilities to any third party fiscal intermediary or carrier administering the Government Programs, directly to the Government Programs or any Governmental Entity, or to any other third party payor for the recoupment of any amounts previously paid to Stayton by any such third party fiscal intermediary, carrier, Government Program or other third party payor.  To Stayton's Knowledge, there are no pending or threatened actions by any third party fiscal intermediary or carrier administering the Government Programs or any Governmental Entity, by the Department of Health and Human Services, any state Medicaid agency or any third party payor, to suspend payments to Stayton.

(ii) Except as set forth in Section 4.1(bb) of the Disclosure Schedule, Stayton, and to Stayton's Knowledge, no other Person (i) who has a direct or indirect ownership interest (as those terms are defined in 42 C.F.R. Section 1001.1001(a)(2)) in Stayton, or (ii) who has an ownership or control interest (as defined in 42 C.F.R. Section 420.201) in Stayton, or (iii) who is an officer, director, manager, agent (as defined in 42 C.F.R. Section 1001.1001(a)(2)) or managing employee (as defined in 42 C.F.R. Section 420.201) of Stayton, or (iv) who has an indirect ownership interest (as that term is defined in 42 C.F.R. Section 1001.1001(a)(2)) in Stayton, has engaged in any activities which are prohibited, or are cause for civil penalties or mandatory or permissive exclusion from Medicare, Medicaid, or any other State Health Care Program or Federal Health Care Program (as those terms are defined in 42 C.F.R. Section 1001.2) under 42 U.S.C. Sections 1320a-7, 1320a-7a, 1320a-7b, or 1395nn, or the regulations promulgated pursuant to such statutes, or related state or local/municipal statutes or which are prohibited by any private accrediting organization from which Stayton seeks accreditation or by generally recognized standards of care or conduct, including not having engaged in or experienced any of the following: (i) a civil monetary penalty assessed against it under 42 U.S.C. Section 1320a-7a;  (ii) been excluded from participation under Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program under 42 U.S.C. Sections 1320a-7 or 1320a-7a; (iii) been convicted (as that term is defined in 42 C.F.R. Section 1001.2) of any of the offenses described in 42 U.S.C. Sections 1320a-7(a) and (b)(1), (2), (3) that could lead to a mandatory or permissive exclusion from any State Health Care Program or Federal Health Care Programs; or (iv) been suspended, debarred, or excluded from any federal program under 45 C.F.R. Part 76.

(cc) Stayton has furnished to Purchaser true, correct and complete copies of the unaudited internal materials more particularly described in Exhibit K ("Stayton Provided Information").  The Stayton Provided Information is (i) the unaudited internal information used by CRO in connection with the operation of the Properties and (ii) is not Known to Stayton to be materially misleading, taken together as a whole.  To Stayton's Knowledge, nothing has come to the attention of the CRO to suggest that the information with respect to the Properties which has been made available to the Purchaser omits any material information which the CRO reasonably expects to materially impair the use or value of the Properties, taken as a whole.

(dd) Section 4.1(dd) of the Disclosure Schedule is a true, correct and complete list of all (i) debt affecting the Real Property or Personal Property, indicating the lender, borrower and outstanding principal balance as of the date hereof and (ii) all Existing Loan Documents.  Stayton has provided Purchaser with true, correct and complete copies of all Existing Loan Documents in Stayton's control or possession.

(ee) Exhibit J is a true, correct and complete list of all Operating Contracts Known to Stayton which are not terminable on 60 days' notice (collectively, the "Non-Terminable Operating Contracts") and indicates the expiration date of such Non-Terminable Operating Contracts and whether the third party has renewal or extension rights (and the length of such renewals/extensions).  Stayton has made available to Purchaser true, correct and complete copies of all such Non-Terminable Operating Contracts, including all amendments and modifications thereto.

(ff) Section 4.1(m) of the Disclosure Schedule includes a true, correct and complete list of all Operating Contracts Known to Stayton which require the payment of a termination fee pursuant to their terms.  Stayton has made available to Purchaser true, correct and complete copies of all Operating Contracts listed in Section 4.1(m) of the Disclosure Schedule, including all amendments and modifications thereto.

(gg) Section 4.1(gg) of the Disclosure Schedule sets forth a true, correct and complete list of all Entrance Fees which are to be assumed by Purchaser, and all such Entrance Fees were collected pursuant to Buy-In Agreements entered into in the ordinary course of business.

(hh) Section 4.1(hh) of the Disclosure Schedule sets forth a true, correct and complete list of all Concessions of Rent which are to be assumed by Purchaser and all such Concessions of Rent were granted in the ordinary course of business or assumed by Stayton in connection with acquisitions.

(ii) To Stayton’s Knowledge, there are no CHOW Liabilities with respect to the Properties which have not been satisfied or fulfilled, except for those matters more particularly set forth on Section 4.1(ii) of the Disclosure Schedule which are in the process of being satisfied or fulfilled.

All references to the “Stayton” in the representations in clauses (a) through (hh) above (other than the defined term “Known to Stayton” or “Stayton’s Knowledge”) shall be deemed to refer to Stayton and each Sunwest Record Owner, Sunwest Licenseholder and Sunwest Manager.

4.2 Representations and Warranties of Purchaser

To induce Stayton to enter into this Agreement, Purchaser hereby represents and warrants to Stayton as follows:

(a) Purchaser is a limited liability company organized and existing under the laws of the state of Delaware.

(b) Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the full power and authority to purchase the Property on the terms and conditions contemplated by this Agreement and to enter into, execute and deliver this Agreement and all other Transaction Documents.

(c) The sole members of Purchaser are BRE/SW Member LLC, Emeritus and Columbia Pacific.

(d) Purchaser meets, and will at the Closing meet, all of the qualifications of a Qualified Bidder contained in Section 1(a) of the Bid Procedures.

(e) Purchaser has taken all necessary actions to authorize the execution and delivery of this Agreement and of all other Transaction Documents.  This Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, and the Transaction Documents, when executed and delivered by Purchaser, shall constitute the legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or equity.

(f) No material consent for the purchase of the Property from, or notice to, any Governmental Entity or any other Person, is required to permit Purchaser to execute and deliver this Agreement and the other Transaction Documents, other than under the HSR Act, consent of the Court and those consents of the applicable Governmental Entity having jurisdiction if Purchaser or Purchaser's Manager desires to operate the existing business in the same manner as Stayton conducts at each Property as of the date of this Agreement.

(g) Purchaser has, or has access to, sufficient financial and other resources and funds to purchase the Properties pursuant to the terms contained in this Agreement.  In no event shall the receipt or availability of any funds or financing by Purchaser be a condition to any of Purchaser's obligations hereunder.

(h) Purchaser has sufficient relationships, or as of the Closing Date will have sufficient relationships, with third party managers or operators of senior living facilities similar to the Properties to apply for applicable Licenses in each of the states in which the Properties are located and Purchaser will cause such third party managers or operators to diligently pursue such applications in good faith.

(i) Neither Purchaser nor any member of Purchaser is the subject of any pending or contemplated bankruptcy proceeding, reorganization or insolvency proceeding.

(j) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate, or constitute a breach of, or a default under, Purchaser's organizational documents or any other constituting documents or any agreement, document or instrument to which Purchaser is a party or by which it is or may be bound; and such execution, delivery and consummation does not violate any applicable Law or Order.

(k) Purchaser is not acting, directly or indirectly for, or on behalf of, any Person or Governmental Entity named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person," or other banned or blocked Person or Governmental Entity pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in the transactions contemplated by this Agreement, directly or indirectly, on behalf of, or instigating or facilitating the transactions contemplated by this Agreement, directly or indirectly, on behalf of, any such Person or Governmental Entity.

4.3 Disclaimer of Additional Representations or Warranties

(a) Except as expressly set forth in this Agreement or the other Transaction Documents, it is understood and agreed that the Properties are being sold and conveyed hereunder "as is" with any and all faults and latent and patent defects, without any express or implied representation or warranty by Stayton, the CRO or the Receiver.  Except as expressly set forth herein or in any other Transaction Document, none of Stayton, the CRO or the Receiver has made, and do not hereby make, and hereby expressly disclaim (except as expressly set forth herein or in any other Transaction Document), any representations or warranties of any kind or character whatsoever, express or implied, with respect to any Property, its condition (including without limitation any representation or warranty regarding quality of construction, state of repair, workmanship, merchantability, suitability or fitness for any particular purpose), its compliance with environmental laws or other laws, the presence within, on or beneath the Property (or any parcel in proximity thereto) of hazardous substances, materials, chemicals or wastes that are categorized as hazardous, toxic, or otherwise harmful to human health or the environment under any local, state or federal law, statute, ordinance, rule or regulation, whether any of the properties is within an area that has been identified as an area having special flood hazards under the Federal Flood Disaster Protection Act, as amended, or otherwise, availability of access, ingress or egress, income to be derived therefrom or expenses to be incurred with respect thereto, the obligations, responsibilities or liabilities of the owner thereof, or any other matter or thing relating to or affecting the Properties and Stayton hereby disclaims and renounces any other representation or warranty.  Purchaser acknowledges and agrees that Purchaser is entering into this Agreement without relying (except as expressly set forth in this Agreement and in the other Transaction Documents) upon any such representation, warranty, statement or other assertion, oral or written, made by Stayton, the CRO or the Receiver, or any representative of Stayton or any other Person acting or purporting to act for or on behalf of Stayton, the CRO or the Receiver with respect to the Properties but rather is relying upon its own examination and inspection of the Properties.  Purchaser represents that it is a knowledgeable purchaser of real estate and senior living facilities and that, except as provided in this Agreement and in the other Transaction Documents, it is relying solely on its own investigation and expertise and that of its consultants in purchasing the Properties.  The terms and conditions of this Section shall expressly survive Closing, shall not merge with the provisions of any Closing document and shall be incorporated into the Transaction Documents to be delivered by Stayton at Closing.  Purchaser further acknowledges and agrees that the provisions of this Section and the representations and warranties made by Stayton in this Agreement and the Transaction Documents were a material factor in the determination of the Purchase Price for the Properties.

(b) Purchaser acknowledges that Stayton has advised Purchaser of the possible existence of asbestos containing material (as defined in 29 CFR § 1926.1101(b) and/or other applicable laws, regulations or governmental requirements, "ACM") and presumed asbestos containing material (as defined in 29 CFR § 1926.1101(b) and/or other applicable laws, regulations or governmental requirements, "PACM") in the improvements comprising a part of the Properties.  As used herein:  "ACM" includes any material containing more than one percent asbestos; and "PACM" includes, in buildings constructed no later than 1980, thermal system insulation (such as insulation applied to pipes, fittings, boilers, breeching, tanks, ducts or other structural components) and sprayed or troweled on, or otherwise applied, surfacing material (such as asphalt and vinyl flooring material, acoustical plaster on ceilings and fireproofing materials on structural members). Except as set forth in this Agreement and in the other Transaction Documents, none of Stayton, the CRO, the Receiver or Sunwest makes any warranty or representation, express or implied, with respect to the presence, absence or effect of ACM and/or PACM in or on the Properties, including but not limited to violation or compliance or noncompliance with environmental, health, safety or other laws, rules, regulations, ordinances or orders of the United States or any agency or department thereof or of any state, local or other political subdivision thereof or any agency or department or other body organized under any of the foregoing.  Except as set forth in this Agreement and in the other Transaction Documents, Purchaser agrees that Stayton, the CRO, the Receiver and Sunwest shall have no liability or responsibility to Purchaser to take or for failure to take any action to comply with such laws, rules, regulations, ordinances or orders and shall have no liability to Purchaser for claims or causes of action against Stayton, the CRO, the Receiver and Sunwest in any way arising out of or relating to the presence of ACM or PACM or on the Properties as of the Closing Date.  The terms and provisions of this Section 4.3(b) are in addition to and not in derogation of the terms and provisions of Section 4.3(a) above, shall expressly survive Closing, shall not merge with the provisions of any Closing document and shall be incorporated into the Transaction Documents to be delivered by Stayton at each Closing.

4.4 Survival of Representations and Warranties

(a) The representations and warranties of Stayton contained in this Agreement, including, without limitation, Section 4.1, and in the other Transaction Documents, shall not survive the Closing.

(b) The representations and warranties of Purchaser contained in this Agreement and in the other Transaction Documents shall survive the Closing for a period of 12 months following the Closing Date, including, if applicable, any Deferred Closing Date.

(c) The Closing shall not constitute or be construed as a waiver of any rights of any party to this Agreement by reason of any misrepresentation by any other party to this Agreement or failure of any other party to comply with any of its agreements hereunder unless and to the extent that such deficiencies have been waived by the party asserting such rights in writing.

4.5 Updates to Stayton Representations and Warranties.

(a) From the date hereof until the Closing Date, promptly upon discovery thereof by Stayton, Stayton shall disclose to Purchaser in writing, any inaccuracies or variances with respect to the representations and warranties contained in Section 4.1 in the form of an update or modification to the Disclosure Schedule in a “blackline comparison” or other manner which clearly identifies the specific inaccuracy or variance (each a “Stayton Representation Update”).  Within ten Business Days after delivery of the Stayton Representation Update, or if delivered less than ten Business Days prior the Closing Date, at any time up to the Closing, Purchaser shall provide Stayton with written notice if, Purchaser claims in Purchaser’s good faith judgment, that such Stayton Representation Update (when taken together with the inaccuracies or variances of all prior Stayton Representation Updates delivered pursuant this Section 4.5) would reasonably be expected to result in the failure of the closing condition set forth in Section 7.1(a).

(b) Notwithstanding any provision in this Agreement to the contrary, in the event that the Closing occurs, Purchaser shall be deemed to have accepted the disclosures set forth in any Stayton Representation Update, and such updates shall be deemed to have cured any misrepresentation or breach of warranty that may otherwise have existed hereunder by reason of such variance or inaccuracy, and Purchaser shall not have any claim (whether for indemnification or otherwise) against Stayton for any such variance or inaccuracy.

ARTICLE 5

PRE-CLOSING COVENANTS OF STAYTON

5.1 Stayton's Affirmative Pre-Closing Covenants

Between the date of this Agreement and each Closing, unless the Agreement shall earlier have been terminated:

(a) Subject to Section 9.4 and the other provisions of this Agreement, Stayton shall take all commercially reasonable actions required on Stayton's part for Seller and/or Purchaser or Purchaser's Manager to obtain at the earliest practicable date all consents, permits, waivers, approvals, authorizations and agreements of any third-parties and Governmental Entities necessary in order for Stayton to authorize, approve, or permit the consummation of the transactions contemplated hereby.  Stayton shall take all commercially reasonable actions to renew any Licenses including paying any required licensure fees, to cause any expiring Licenses to be timely renewed effective as of the expiration date thereof and will promptly provide Purchaser with copies of all renewal licenses.

(b) Stayton shall pursue diligently and in good faith and shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do or cause to be done, all things necessary or advisable under applicable laws and regulations to put, consummate and make effective the transactions contemplated hereby, subject to the Auction Order.

(c) Stayton shall pursue diligently and in good faith and shall use all commercially reasonable efforts to take, or cause to be taken, all actions necessary or advisable to obtain confirmation of the Reorganization Plan and cause the Effective Date to occur; provided, however, Stayton shall have no right to file any change of ownership applications related thereto unless and until authorized to do so by Purchaser or if required to do so by any Governmental Entity.

(d) Stayton shall use commercially reasonable efforts to operate and maintain the Properties in the same manner as currently operated and maintained, timely making all payments due for utilities and under the Operating Contracts (and any other payments owed for goods and services), including without limitation, payments when due for services provided at such Property, in accordance with Stayton's existing practice, maintaining the insurance set forth in Section 4.1(q), and otherwise complying with all of Stayton's contractual obligations provided for in this Agreement.  With respect to any events or conditions Known to Stayton which could reasonably be expected to constitute an imminent risk of significant bodily harm to residents at the Properties, Stayton shall use commercially reasonable efforts to act in accordance with applicable Laws in all material respects.  Stayton shall use commercially reasonable efforts to spend an amount equal to $500,000 per month (at all the Properties in the aggregate) from the date hereof until the Closing (“Pre-Approved Monthly Maintenance Amount”) on immediate repairs, routine maintenance, refurbishments and other contingency projects at the Properties which are disclosed to Purchaser in writing.  Purchaser’s prior written approval (which may be withheld in its sole discretion) shall be required in connection with (i) any amounts to be spent in connection with the work described above (or with respect to capital expenditures) which are in excess of the Pre-Approved Monthly Maintenance Amount and (ii) the scope of the work related to such excess amounts.  In the event Stayton fails to spend the Pre-Approved Monthly Maintenance Amount contemplated by this Section 5.1(d), Purchaser shall not be entitled to terminate this Agreement solely as a result of such failure and Purchaser’s sole remedy shall be to receive an adjustment to the Cash Consideration Amount at Closing pursuant to Section 8.5(j).  Stayton shall use commercially reasonable efforts to cause the work performed in connection with this Section 5.1(d) to be performed in substantially the same manner and condition as similar work currently being performed by Stayton.

(e) Stayton shall promptly notify Purchaser to the extent Stayton acquires Knowledge of any event or occurrence having a material effect on the operation, leasing, or condition of the Property or receives written notice from a third party, including but not limited to fire or other casualty loss, or receipt of notice of condemnation or violation of any applicable Law or Order, including without limitation, any health, safety, fire, environmental or zoning Law.

(f) Stayton shall use Stayton's commercially reasonable efforts to perform and enforce all of the covenants and obligations to be performed under each of the Resident Agreements.

(g) Stayton shall use Stayton's commercially reasonable efforts to cause all of the conditions set forth in Section 7.1 to be satisfied by the Scheduled Closing Date.

(h) Stayton shall use Stayton's commercially reasonable efforts to assist Purchaser and/or Purchaser's Manager to transfer, with effect from the Closing Date, electronic copies of all current patient/resident records, current employee records, accounting records and marketing records (collectively, the "Records") to the extent such Records are in electronic form and such transfer is permitted by applicable Law, including without limitation the Health

Insurance Portability and Accountability Act of 1996 and other similar and applicable patient/resident information and privacy protection acts, from Stayton's computer systems (including functions Stayton has outsourced) to the computer systems of Purchaser and/or Purchaser's Manager (or to the outsourced system, if applicable) and to the extent that such transfer has not been effected by the Closing Date, Stayton shall maintain the Records in electronic form as currently maintained and to the extent not prohibited by applicable Law, shall permit Purchaser and/or Purchaser's Manager, as applicable, to have access thereto; provided that such access and transfer shall be at Purchaser's cost and expense, if additional costs are incurred by Stayton; provided further that to the extent Stayton retains Records in electronic form after the Closing Date for the benefit of Purchaser, Purchaser or Purchaser's Manager shall reimburse Stayton, in addition to the costs for access and transfer, for Stayton’s out-of-pocket costs to retain the Records in electronic format.

(i) Stayton shall (i) take commercially reasonable actions required to obtain consent of the holders of Existing Real Property Loans and the Existing Personal Property Loans to the modifications set forth in the Modification Schedule and (ii) take commercially reasonable actions required to incorporate into the Reorganization Plan a modification of the Existing Real Property Loans and the Existing Personal Property Loans in accordance with the Modification Schedule which are not consensually modified by the applicable Lenders.  Stayton shall keep Purchaser informed of the status of any discussions with Lenders in connection with the modification of the Existing Real Property Loans and Existing Personal Property Loans and shall promptly forward to Purchaser for its review and reasonable approval any drafts of term sheets or agreements related to such modifications, and Purchaser shall be deemed to have approved such drafts if it has not provided a response within two (2) Business Days after receipt.  For all existing Real Property Loans that are not consensually modified by the applicable lenders, Stayton shall use commercially reasonable efforts to cause the loan documents evidencing the Assumed Real Property Loans to be in substantially the same form as the loan agreement and note attached hereto as Exhibit O-3.  Stayton shall use commercially reasonable efforts to modify the loans such that the discrepancies enumerated in the Modification Schedule noted on Exhibit O-10 are substantially eliminated or otherwise modified in a manner reasonably acceptable to Purchaser, provided, that such elimination or modification is not a condition to the Purchaser’s obligations to close under Section 7.1(l).  Upon request of Purchaser, Stayton shall use commercially reasonable efforts to modify the Existing Real Property Loans, such that they comply with Section 514(c)(9) of the Internal Revenue Code in a manner reasonably acceptable to Purchaser, provided, that such modification is not a condition to the Purchaser’s obligations to close under Section 7.1(l).  Stayton shall pay all scheduled principal and interest payments due under the Existing Real Property Loans from the date hereof through the Closing Date.  Prior to the Closing, Stayton shall cause the CS Divestco Assets to be removed as collateral under the CS-20 Loan and CS-27 Loan in accordance the modification term sheets entered into by Stayton on December 21, 2009 with respect to CS-20 Loan and CS-27 Loan.  Prior to the Closing, Stayton shall cause the GE Divestco Assets to be removed as collateral under the GE Loans by paying to the lender the following amounts in cash in order to effectuate such release:

GE Divestco Asset	Required Prepayment Amount
Canyon Crest	$9,100,000
Chancellor Place	$6,500,000
Legacy at Dallas	$6,000,000

Cooper Villa	$4,700,000
Grayson View-Harrisburg	$3,750,000

(j) Stayton shall (i) advise Purchaser promptly of any litigation, arbitration proceeding or administrative hearing (including condemnation) before any Governmental Authority Known to Stayton which affects any portion of the Property, which is instituted after the date of this Agreement and (ii) deliver to the Purchaser promptly after receipt thereof copies of any written notices of violations or other notices regarding the Property received by Stayton.

(k) Promptly following the execution of this Agreement, but no later than five (5) Business Days after the date of this Agreement, Stayton shall amend the draft Reorganization Plan of Unitary Sunwest Enterprise to provide for the transactions contemplated in this Agreement (including the Auction) and no other alternative transactions with respect to all or any portion of the Property.  Stayton shall provide Purchaser with drafts of all documents, motions, orders, filings or pleadings that it proposes to file with the Court that relate to the approval of this Agreement and the consummation of the transactions contemplated hereby, and will provide Purchaser with reasonable opportunity to review and comment relating to such filings.  Stayton shall also promptly provide Purchaser with copies of all pleadings received by or served by or upon Stayton in connection with the Unitary Bankruptcy Case that relate to or may reasonably be expected to affect the transactions provided for in this Agreement and which have not otherwise been served on Purchaser.

(l) On or prior to Closing, Stayton shall obtain and shall thereafter maintain tail insurance coverage (extended reporting period) in the amount of $1,000,000 per occurrence / $3,000,000 policy aggregate and allowing claims to be reported for a period of two years after Closing, with respect to the prior operation of the Properties prior to Closing.  Stayton shall cause any captive insurance provider of the insurance set forth in Section 4.1(q) to maintain adequate loss reserves to provide such coverage, which shall be evidenced by delivery of financial statements reasonably acceptable to Purchaser.  Stayton's obligations under this Section 5.1(l) shall expressly survive Closing.

(m) In connection with the Auction and Bid Procedures, Stayton shall (i) provide to Purchaser for its review and comment any marketing or offering materials which Stayton intends to send or have its representatives send to prospective bidders, (ii) provide Purchaser with access to all materials and information which is made available to any prospective bidders and (iii) provide Purchaser with access to all employees, management personnel and advisors in a manner substantially consistent with the level of access provided to any prospective bidders.

(n) In connection with any Deficient Ground Lease Properties, Required Title Option Properties, Required Title Consent Properties and Required Title Notice Properties, Stayton shall use commercially reasonable efforts to satisfy the closing conditions in Section 7.1(n) related thereto, and shall keep Purchaser updated as to the status.

(o) Subject to the applicable limitations set forth in this Agreement, until the Closing or earlier termination of this Agreement, Stayton agrees to:

(i)           provide Purchaser and its representatives access to the assets, books, accounting records, correspondence and files of Stayton (to the extent related to the Properties or Stayton's operations) during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the business of the Properties pursuant to a process agreed to in writing;

(ii)           allow Purchaser to review annual budgets, development and capital expenditure plans, and long-term purchase order plans with respect to the Properties and to offer input and suggestions relating to the foregoing, provided that such rights will not require Stayton to operate the Properties in a substantially different manner than the current operations of the Properties nor obligate Stayton to make or incur any capital expenditures at the Properties (other than as set forth in Section 5.1(d));

(iii)           allow Purchaser to generally discuss and consult (including calling meetings) with Stayton, and provide advice with respect to material matters relating to the Properties;

(iv)           send to Purchaser all financial statements, operating reports, budgets or other financial reports relating to the Properties which are prepared by or for Stayton in the ordinary course of business;

(v)           send a current Rent Roll and Security Deposit/Prepaid Rent Schedule within 15 days after the end of each month;

(vi)
send all surveys of Properties and plans of correction thereto, to the extent in Stayton's possession or received by Stayton prior to Closing, and correspondence from any regulatory authority or other Governmental Entity relating to Licenses or Resident Agreements;

(vii)           provide Purchaser with such other additional information relating to the Properties as Purchaser may reasonably request at reasonable times and intervals in light of Stayton's normal business operations concerning the general status of the financial condition and operations of the Properties but only to the extent such information is reasonably available to Stayton and in a form consistent with the manner in which Stayton then maintains such information; and

(viii)           subject to Section 9.4(a)(i), upon Purchaser's selection as the Successful Bidder, provide Purchaser and Purchaser's Manager with access to the Facility Employees and Corporate Employees and cooperate and assist Purchaser with establishing a transition plan for the operation of the Properties.

(p) Prior to Closing Stayton shall deliver to Purchaser or Purchaser’s Manager a schedule for each of the Properties of the resident/patient trust funds held by it in trust for the residents/patients of the Properties (the “Trust Funds”) and, unless prohibited by applicable law,

Stayton shall, or cause the applicable Sunwest Licenseholder to, return all such Trust Funds to the residents/patients or their responsible parties as of, or prior to, the Closing Date. To the extent any such Trust Funds cannot, under applicable law, be returned to the residents/patients, then Stayton shall, or shall cause the Sunwest Licenseholders to, cooperate in complying with any requirements, including, but not limited to, audit requirements, applicable to the transfer of such Trust Funds to Purchaser or Purchaser’s Manager at Closing. Neither Purchaser nor Purchaser’s Manager shall assume any liability in the event the amount of the Trust Funds transferred to them by the Sunwest Licenseholders is less than the funds deposited by the applicable residents/patients to be held by trust by the Sunwest Licenseholders.  This Section 5.1(p) shall survive the Closing.

(q) In connection with the Property listed as Churchill on Exhibit B, Stayton shall use commercially reasonable efforts to cause the Property to be reconveyed to Stayton prior to the Closing and conveyed to Purchaser at the Closing, including exercising and enforcing its purchase option under that certain Irrevocable Purchase Option Agreement dated as of December 31, 2009.

With respect to all covenants in this Section 5.1, “Stayton” shall be deemed to refer to include Stayton, Sunwest Record Owner, Sunwest Licenseholder and Sunwest Manager.

5.2 Stayton's Negative Pre-Closing Covenants

Between the date of this Agreement and the Closing, unless the Agreement shall earlier have been terminated:

(a) Stayton shall not materially modify, sell (or market for sale, other than pursuant to the Auction), assign, convey, transfer, pledge, mortgage, lease, license, or otherwise dispose of or encumber any of the Properties (or interests therein), whether in the ordinary course or otherwise, or take any action inconsistent with this Agreement.  Notwithstanding the previous sentence, Stayton may, in consultation with Purchaser, negotiate with holders of Assumed Loans for modification of the terms of such indebtedness consistent with the Modification Schedule.

(b) Stayton shall not remove any fixtures or Personal Property from any of the Properties unless such removal is in the ordinary course of business and is due to obsolescence and is for the purpose of repairing, maintaining or replacing such property.

(c) Except in the ordinary course of business consistent with current practice, Stayton shall not enter into, modify, extend, renew, amend, terminate, accept the surrender of or otherwise alter any of the Resident Agreements; provided, however, Stayton shall not (i) grant Concessions of Rent which would still be in effect after the Closing Date without Purchaser's consent (which consent shall not be unreasonably withheld), (ii) enter into new Buy-In Agreements or amend any existing Buy-In Agreements without Purchaser's consent (which consent shall not be unreasonably withheld) or (iii) increase the percentage of revenue that is derived from Medicare at any Property.

(d) Except in the ordinary course of business consistent with current practice or as required by the terms of this Agreement, Stayton shall not enter into, modify, amend, renew, extend, terminate or otherwise alter any of the Operating Contracts affecting any of the

Properties or order any goods, products or services pursuant to the Operating Contracts or otherwise in excess of amounts necessary for the operation of any of the Properties in the ordinary course of business or in excess of amounts historically ordered by Stayton in the ordinary course of business.

(e) Stayton shall not (i) increase or modify the compensation or benefits payable or to become payable to any of the Facility Employees or Corporate Employees except for standard cost of living adjustments and non-material increases in the ordinary course of business, (ii) enter into any employment agreement or grant any retention, severance, change of control or termination pay to any of the Facility Employees or Corporate Employees, (iii) enter into any collective bargaining agreement or labor union contract applicable to the Employees, (iv) enter into, or modify, any existing Stayton Benefit Plan to the extent related to a Facility Employee or Corporate Employee, (v) except in the ordinary course of business, Stayton shall not employ any additional Persons as Facility Employees or Corporate Employees.  In the event that an administrator or executive director at a Property is terminated and a replacement is not hired within 30 days, Stayton shall provide Purchaser with written notice of such vacant position.

(f) Stayton shall not initiate or consent to any material zoning reclassification of any Property or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any Property.

(g) Stayton shall not reduce the licensed bed/unit capacity of any of the Properties or change the licensure designation of any of the Properties other than changes arising from changes in the law affecting all similarly situated skilled nursing or assisted living providers.

With respect to all covenants in this Section 5.2, “Stayton” shall be deemed to refer to include Stayton, Sunwest Record Owner, Sunwest Licenseholder and Sunwest Manager.

ARTICLE 6

PRE-CLOSING COVENANTS OF PURCHASER

Between the date of this Agreement and the Closing, unless the Agreement shall earlier have been terminated:

(a) Subject to Stayton complying with its obligations under Section 5.1(a) and Section 9.4, Purchaser shall take, or shall cause Purchaser's Manager to take, all reasonable actions required on the part of Purchaser or Purchaser's Manager to obtain at the earliest practicable date all consents, permits, waivers, approvals, authorizations and agreements of any third-parties and Governmental Entities necessary in order for Purchaser and/or Purchaser's Manager to authorize, approve, or permit the consummation of the transactions contemplated hereby, and, in connection therewith, forthwith upon entry of the Sale Approval Order, Purchaser shall promptly give or cause Purchaser's Manager to give all required notices from Purchaser or Purchaser's Manager, as applicable, to, and make all required registrations and filings by Purchaser or Purchaser's Manager, as applicable, with or submissions by Purchaser or Purchaser's Manager, as applicable, to, such third parties and Governmental Entities; provided, however, nothing herein shall be construed as imposing any obligation on Purchaser or Purchaser's Manager with respect to any of the Excluded Obligations even if the satisfaction or correction thereof is a condition to securing the consents, permits, waivers, approvals, authorizations or agreements contemplated by this section.

(b) Purchaser shall pursue diligently and in good faith and use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations to put, consummate and make effective the transactions contemplated by this Agreement, subject to the Auction Order.

(c) Purchaser shall reasonably cooperate with Stayton with respect to Stayton's efforts to modify the other Existing Real Property Loans and the Existing Personal Property Loans in accordance with the modifications set forth in the Modification Schedule.

(d) Purchaser shall use commercially reasonable efforts to consummate the assumption of the, CS-20 Loan, CS-27 Loan and GE Loans in accordance with the term sheets attached hereto as Exhibits O-4, O-5 and O-6 respectively.

(e) None of Purchaser, Emeritus or Columbia Pacific, or any of their Affiliates shall take any action that would result in any of the representations and warranties of Purchaser set forth in this Agreement becoming materially untrue.

(f) Not less than three (3) Business Days prior to Closing, Purchaser shall notify Stayton of any request by Purchaser or Purchaser's Manager that Stayton or an Affiliate of Stayton, enters into the Interim Operating Agreements with respect to such of the Properties as Purchaser shall reasonably request and shall agree to enter into such Interim Operating Agreements.

(g) Purchaser shall order all required New Surveys within five (5) Business Days following the date of this Agreement and shall use commercially reasonable efforts to obtain such surveys within 60 days thereafter.

ARTICLE 7

CONDITIONS PRECEDENT

7.1 Conditions for the Benefit of Purchaser

Subject to Section 8.6, the obligation of Purchaser under this Agreement to purchase the Properties and to pay the Purchase Price is subject to the satisfaction at the time of each Closing of each of the following conditions (any of which may be waived in whole or in part by Purchaser at or prior to Closing):

(a) The representations and warranties of Stayton in Section 4.1 shall be true and correct as of the Closing Date in all material respects, as though such representations and warranties were made at and as of the Closing Date (provided, however, that any such representations that are limited by materiality, material adverse effect or similar qualifiers shall be true and correct in all respects as though such representations and warranties were made at and as of the Closing Date) and Stayton shall deliver a certificate confirming the same.

(b) Stayton shall have performed, observed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with by Stayton as of Closing.  Purchaser shall have received all documents required to be delivered under Section 8.3.

(c) Excluding any waiting periods required for Licensing Approvals, all waiting periods specified by Law, including waiting periods under the HSR Act, the passing of which is necessary for consummation of the transactions contemplated by this Agreement, shall have expired or terminated.

(d) The Court shall have entered (i) the Auction Order and (ii) the TIC Orders and.

(e) The Sale Approval Order approving the sale of the Properties to Purchaser, the TIC Orders, the Consolidation Order and the Order of the Court confirming the Reorganization Plan shall each have been entered by the Court and shall not have been stayed and shall not be subject to any pending appeals provided, that if all other conditions to Purchaser's obligation to Close shall have been met, and if there shall be pending any such appeal, in such event Purchaser shall, within three Business Days prior to the Scheduled Closing Date, either (i) waive such condition and forthwith proceed to Closing, (ii) defer the Closing with respect to one or more of the Properties affected by such appeal in accordance with Section 8.6 or (iii) terminate this Agreement with respect to all of the Properties in which case Purchaser shall be entitled to return of the Deposit but not be entitled to receive the Break-Up Fee or the Expense Reimbursement, in which case, neither Stayton nor Purchaser shall have any further rights or obligations hereunder, except as provided herein.

(f) The Effective Date shall have occurred and at least 42 days have passed since the entry of the Sale Approval Order.

(g) Stayton shall have delivered to Purchaser currently effective certificates of liability insurance, the premiums for which have been paid on the monthly basis, and otherwise on the same terms and conditions as are described in Section 4.1(q) with respect to the liability insurance for as long as Stayton owns or manages the Property and the tail insurance required by Section 5.1(l).

(h) Purchaser shall have received from Stayton its agreement to defend, indemnify and hold harmless Purchaser, Blackstone Venture Member, Columbia Pacific, Emeritus and their respective Affiliates from and against all loss, liability, expense and damage arising out of the Tort Liabilities and Reimbursement Obligations.

(i) Except for the discrepancies agreed to by Purchaser as described in Exhibit O-10, each of the Existing Real Property Loans and Existing Personal Property Loans shall have been modified in accordance with the Modification Schedule; provided, however, in the event that all other modifications required by the Modification Schedule have been satisfied, but the Actual Rate is greater than the Underwritten Rate, this Section 7.1(i) shall nevertheless be deemed satisfied subject to Section 2.5(b) and the Cash Consideration Amount shall be adjusted accordingly pursuant to Section 2.5(a)(ii).  In the event of a failure of this Section 7.1(i) with respect to one or more of the Existing Real Property Loans (each a “Failed Loan Modification”), Purchaser shall have the right to (i) terminate this Agreement with respect to the Properties related to any such Failed Loan Modification and (A) such Properties shall be deemed excluded from the transactions contemplated under this Agreement and (B) the aggregate Cash/Equity Portion of the Purchase Price shall be reduced by the Allocated Cash/Equity Portion of the Purchase Price applicable to such excluded Properties and (C) Purchaser shall not assume the Existing Loans related to such excluded Properties.  Notwithstanding the foregoing termination right, in the event that the Properties excluded as a result of this Section 7.1(i) shall exceed ten (10), then Purchaser shall only have the right to terminate the Agreement with respect to all of the Properties.  In the event that Purchaser terminates this Agreement with respect to all of the Properties as a result of a failure of this Section 7.1(i), Purchaser shall be entitled to the return of the Deposit and Stayton shall be required to pay to Purchaser $3,000,000 in immediately available funds, in which case, neither Seller nor Purchaser shall have any further rights or obligations hereunder except as otherwise provided herein.

(j) Stayton shall have, at its own cost, terminated (i) the Sunwest Affiliate Contracts, (ii) all Operating Contracts other than the Assumed Operating Contracts and (iii) all Management Agreements, and the party thereto shall have surrendered possession and Stayton shall have provided evidence of such termination reasonably satisfactory to Purchaser.

(k) There shall be at least 114 Purchaser Licensed Properties representing not less than 85 percent of the Allocated Purchase Price (the "Minimum Licensing Threshold"); provided, however, Purchaser Licensed Properties which (i) are subject to an Unsatisfied Closing Condition or (ii) are subject to Existing Real Property Debt with any other Property for which Purchaser or Purchaser's Manager has not received all Licensing Approvals and an Interim Operating Agreement is not permitted by law to be entered into with respect to such other Property, shall not be included in the total when determining whether the Minimum Licensing Threshold has been satisfied.

(l) With respect to the Closing of any Deferred Property (Licensing), Purchaser or Purchaser's Manager shall have received all Licenses necessary to own and operate such Deferred Property (Licensing) in compliance with Law.

(m) Sellers shall have delivered to Purchaser true and correct copies of validly existing certificates of occupancy with respect to each Property or evidence reasonably acceptable to Purchaser that no certificate of occupancy is required by applicable Law.

(n) The following title and survey matters shall be satisfied:

(i) With respect to each of the Deficient Ground Lease Properties, Stayton shall deliver an original (i) memorandum of lease, duly executed by the applicable ground lessor and ground lessee and (ii) a non-disturbance agreement duly executed by the applicable ground lessee and fee mortgagee (if any), providing that the lessee’s leasehold interest shall not be disturbed so long as the lessee is not in default of the applicable Ground Lease, in each case in recordable form and reasonably acceptable to Purchaser and the Title Company.

(ii) With respect to each of the Required Title Option Properties, the third party holding the applicable right/option shall not have exercised such right/option and Stayton shall deliver evidence reasonably acceptable to Purchaser and the Title Company of such rejection or effective deemed rejection (including copies of all notices and agreements related thereto).

(iii) With respect to each of the Required Title Consent Properties, the third party holding the applicable consent right shall have granted its consent and Stayton shall deliver evidence reasonably acceptable to Purchaser and the Title Company that such consent has been granted or effectively deemed granted (including copies of all notices and agreements related thereto).

(iv) With respect to each of the Required Title Notice Properties, Stayton shall have timely delivered the required notices (in forms reasonably approved by Purchaser) and shall deliver evidence reasonably acceptable to Purchaser and the Title Company that such notices have been properly delivered (including copies thereof and correspondence related thereto).

(v) The Title Company shall be unconditionally prepared, subject only to the payment of the applicable title insurance premium and other related charges, to issue to Purchaser with respect to each parcel of Real Property an Owner's Title Policy, insuring that title to such parcel of Real Property is vested in Purchaser and subject only to the Assumed Mortgages, Resident Agreements, Assumed Unexpired Leases, Assumed Operating Contracts and those matters defined as Permitted Exceptions.  For purposes of this Agreement, the term "Owner's Title Policy" shall mean a 2006 ALTA Owner's Form of title insurance policy (or comparable form in states in which the ALTA form is not available) in the amount of the Purchase Price, insuring Purchaser's title to such Property, subject only to the Assumed Mortgages, Resident Agreements, Assumed Unexpired Leases, Assumed Operating Contracts and those matters defined as Permitted Exceptions, together with the following endorsements (to the extent that such endorsements are available in the state in which the Property is located): (a) "land same as survey" (survey matches legal title); (b) contiguity (if applicable); (c) separately assessed tax parcel; (d) comprehensive ALTA 9.2 (T19.1 in Texas); (e) creditor's rights exclusion deletion; (f) subdivision, (g) zoning-improved property, with parking, (h) EPA lien endorsement, (i) leasehold (if applicable), (j) access and (k) address/location of improvements.

(vi) Subject to Purchaser's compliance with Section 6(g), the New Surveys for any individual Missing Survey Property shall not disclose any defects that have a material adverse effect on the ownership, operation or value of such individual Property.

7.2 Conditions for the Benefit of Stayton

Subject to Section 8.6, the obligation of Stayton under this Agreement to sell the Properties to Purchaser and to effectuate at Closing the transactions contemplated hereby is subject to the satisfaction at the time of Closing of each of the following conditions (any one of which may be waived in whole or in part by Stayton at or prior to Closing):

(a) All of the representations and warranties by Purchaser in Section 4.2 shall be true and correct as of the Closing Date in all material respects, as though such representations and warranties were made at and as of the Closing Date (provided, however, that any such representations that are limited by materiality, material adverse effect or similar qualifiers shall be true and correct in all respects as though such representations and warranties were made at and as of the Closing Date) and Purchaser shall deliver a certificate confirming the same.

(b) Purchaser shall have performed, observed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part as of Closing.  Stayton shall have received all documents required to be delivered under Section 8.4.

(c) Excluding any waiting periods required for Licensing Approvals, all waiting periods specified by Law, including waiting periods under the HSR Act, the passing of which is necessary for consummation of the transactions contemplated by this Agreement, shall have expired or terminated.

(d) The Court shall have entered the Auction Order.

(e) The Sale Approval Order, approving the sale of the Properties to Purchaser and the Order of the Court confirming the Reorganization Plan, shall have been entered by the Court and shall not have been stayed.

(f) The Effective Date shall have occurred.

(g) With respect to the Initial Closing Date, Purchaser shall be prepared to Close with respect to at least 85 percent of the total number of Properties representing at least 85 percent of the Allocated Purchase Price.

ARTICLE 8

CLOSING

8.1 Location and Time of Closing

Subject to Sections 2.5(b), 7.1(e), 7.1(i) and 8.6, provided that this Agreement shall not have been previously terminated, and upon the terms and conditions set forth in this Agreement and in the Auction Order and the Sale Approval Order, the closing and settlement of the transactions contemplated by this Agreement with respect to the Initial Closing Properties, or each Deferred Property, as applicable (each, a "Closing") shall occur by the delivery of all documents and agreements required to be delivered for the Closing to the offices of Tonkon Torp LLP, 1600 Pioneer Tower, 888 SW Fifth Avenue, Portland, Oregon and be held beginning at 10:00 A.M. Portland time on (i) in the case of the Initial Closing Properties, the third Business Day following the satisfaction of the closing conditions in Section 7.1 (excluding subsection (l)) and (ii) in the case of a Deferred Property, the third Business Day following the satisfaction of the closing conditions in Section 7.1 (including subsection (l)) (each, a "Scheduled Closing Date").  Possession of the applicable Properties shall be delivered to Purchaser at Closing, subject only to the occupancy rights of residents under the Resident Agreements and occupancy rights of tenants under Assumed Unexpired Leases.  The date, time and/or place of the Closing may be changed by agreement of Stayton and Purchaser.  The day on which the Closing occurs is referred to herein as (i) the "Initial Closing Date" with respect to the Initial Closing Properties and (ii) the "Deferred Closing Date" with respect to each of the Deferred Properties (the Initial Closing Date and the Deferred Closing Date, collectively, the "Closing Date", as applicable).

8.2 Execution of Instruments

Stayton shall execute and deliver to Purchaser at the Closing all proper and necessary instruments for the conveyance of all of Sellers' right, title and interest in, to and under the Property.  If Stayton shall not convey all of Sellers' right, title and interest in, to and under the Property at the Closing, then Stayton shall, on demand thereafter, execute all such proper and necessary instruments for the conveyance of any such right, title or interest.

8.3 Deliveries by Stayton

At Closing, Stayton shall deliver to Purchaser with respect to the Initial Closing Properties, or each Deferred Property, as applicable, the following:

(a) a deed executed by Stayton in substantially the form of Exhibit C, conveying to Purchaser all right, title and interest of Sellers in the applicable Properties, free and clear of any Encumbrances other than the Assumed Mortgages, Resident Agreements, Assumed Unexpired Leases, Assumed Operating Contracts and those matters defined in Permitted Exceptions.

(b) a bill of sale executed by Stayton for the all of the applicable Personal Property, in substantially the form attached hereto as Exhibit F, subject to no Encumbrances other than Permitted Exceptions and the encumbrances described on Exhibit E;

(c) a fully executed assignment and assumption agreement, reflecting assignment and delegation by Stayton to Purchaser of Stayton's interest in: (i) all Assumed Liabilities; (ii) all guarantees, warranties and agreements from vendors or suppliers of services or materials to the Property, (iii) the Business Names, the Website Materials and the Promotional Materials, (iv) the telephone number(s) for the Property, and (v) all Licenses (to the extent the same are assignable) related to the Property and the Improvements, in substantially the form attached hereto as Exhibit G;

(d) with respect to those Properties with respect to which notice was not given to residents pursuant to Section 9.4(b), notification letters to be delivered to each resident of the Property, in the form drafted by Purchaser and mutually acceptable to Stayton and Purchaser, as such form may be modified to comply with and as may be required by applicable Law and containing such other information as Purchaser may reasonably request, including without limitation information concerning Purchaser and/or Purchaser's Manager;

(e) in connection with the Closing of the Initial Closing Properties only, with respect to Properties in which Purchaser (and/or Purchaser's Manager, as applicable) has NOT received all Licensing Approvals on or prior to the Initial Closing Date, signed Interim Operating Agreements where permitted to be entered into by Law, with all exhibits and schedules attached thereto;

(f) an assignment and assumption agreement signed on behalf of Stayton, in form and content acceptable to Stayton and Purchaser, assigning and delegating performance of each respective Assumed Real Property Loans from and after the Closing Date, and the assumption of such Assumed Real Property Loan from and after the Closing Date by Purchaser, stating the amount of the unpaid principal, escrow balance, reserve balance, date of maturity, rate of interest, date on which interest was last paid, amount of periodic payments of principal and interest and payments out of escrow (in each case, as confirmed in writing by the applicable Lenders);

(g) such unaudited internal operating statements of the applicable Property as are available as of the Closing Date, certified by Stayton as being true, complete and correct to Stayton's Knowledge;

(h) an affidavit attesting to the representation made in Section 4.1(s), substantially in the form attached hereto as Exhibit H;

(i) such other documents as may be reasonably required by Purchaser's attorney to carry out the intent and purpose of this Agreement;

(j) all property records, insurance certificates, licenses, plans and specifications for Improvements, tax bills, Assumed Operating Contracts, Resident Agreements, keys (and all codes and other items necessary to give Purchaser access to the applicable Properties) and hard copies of any Records shall remain at the Properties and shall be turned over to a representative of Purchaser on site at the applicable Properties on the Closing Date;

(k) updated (as of the most recent practicable date) Rent Rolls and Security Deposit/Prepaid Rent Schedule with a blanket certificate from an executive officer of Stayton as being true and correct as of the Closing Date listing each resident, the unit, bed or room number of such resident, and the amount of monthly fees to be paid by such resident (including room, meal and other applicable monthly fees), the amount of security deposit, if any, date of Resident Agreement and the expiration of such Resident Agreement;

(l) an indemnity agreement in such form and substance reasonably acceptable to Purchaser in accordance with Section 7.1(h);

(m) if applicable, duly completed and executed real estate transfer tax filings for the Properties prepared by Sellers consistent with Section 14.13(c);

(n) such affidavits, instruments or indemnities reasonably required by the Title Company to permit the Title Company to deliver the Owner's Title Policy, duly executed by Stayton and such other affidavits and/or certifications as may be reasonably necessary to consummate the transactions contemplated hereby;

(o) any documents or certificates necessary to transfer title to, or leasehold interests in, the Motor Vehicles;

(p) updated (as of the most recent practicable date) schedules setting forth: (i) the name of each of the Facility Employees and Corporate Employees as of the Closing Date,

and (ii) each such Facility Employee's and Corporate Employee’s position and rate of pay, in electronic format;

(q) a written accounting (certified by an accountant if and only as required by applicable Law) of any funds being held by Stayton in trust for the benefit of the residents of the Property, along with such trust funds and Stayton's written certification that, to Stayton's Knowledge, the funds delivered to Purchaser or Purchaser's Manager represent all of the funds delivered to Stayton by the residents of the Property identified in such accounting which are held in trust by Stayton;

(r) a written accounting (certified by an accountant if and only as required by applicable Law) of all Entrance Fees or similarly designated payments being held by Stayton which are subject to a refund obligation on the part of Stayton, along with such funds and Stayton's written certification that, to Stayton's Knowledge, the funds delivered to Purchaser or Purchaser's Manager represent all of the funds which Stayton is required, as of the Closing Date, to refund to the residents of the applicable Property;

(s) the Salem HQ Lease executed by Stayton, as landlord or sublandlord (as applicable);

(t) a closing statement, prepared and approved by Stayton and Purchaser, consistent with the terms of this Agreement and duly executed by Purchaser;

(u) with respect to the Ground Lease referred to as Oakridge on Exhibit B, an amendment duly executed by the landlord, reducing the monthly rent to $85,000 per month;

(v) with respect to each Ground Lease, an estoppel certificate, prepared by Seller in the form attached hereto as Exhibit W (with conforming informational modifications reasonably approved by Purchaser prior to delivery to the applicable landlord) and executed by landlord without any material modifications; and

(w) such other assignments, instruments of transfer, and other documents as Purchaser may reasonably require (or as may be required under applicable Law) in order to complete the transactions contemplated hereunder or to evidence compliance by Stayton with the covenants, agreements, representations and warranties made by it hereunder, in each case, duly executed by Stayton.

8.4 Deliveries by Purchaser

At each Closing, Purchaser shall deliver to Stayton with respect to the Initial Closing Properties, or each Deferred Property being conveyed, as applicable, the following:

(a) the Cash Consideration Amount payable to Stayton at the applicable Closing in accordance with Section 2.5(c), and, if applicable in connection with the Initial Closing, the instruments contemplated by Section 2.6(b) evidencing the Rollover Equity;

(b) a fully executed assignment and assumption agreement described in Section 8.3(c) above;

(c) in connection with the Closing of the Initial Closing Properties only, with respect to Properties in which Purchaser has NOT received all Licensing Approvals on or prior to the Initial Closing Date, a signed Interim Operating Agreement, with all exhibits and schedules attached thereto;

(d) a fully executed assignment and assumption agreement described in Section 8.3(f) above;

(e) if applicable, duly completed and executed real estate transfer tax filings for the applicable Properties consistent with Section 14.13(c);

(f) a closing statement, prepared and approved by Stayton and Purchaser, consistent with the terms of this Agreement and duly executed by Purchaser;

(g) such other assignments, instruments of transfer, and other documents as Stayton may reasonably require in order to complete the transactions contemplated hereunder or to evidence compliance by Purchaser with the covenants, agreements, representations and warranties made by it hereunder, in each case, duly executed by Purchaser;

(h) a duly executed and sworn Secretary's Certificate from Purchaser  certifying that Purchaser has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended; and

(i) an executed and acknowledged incumbency certificate from Purchaser certifying the authority of the officers of Purchaser to execute this Agreement and the other documents delivered by Purchaser to Stayton at the Closing.

8.5 Proration of Expenses and Revenues

(a) Basis for Prorations.  All prorations in this Section 8.5 shall be made on the basis of actual days elapsed in the relevant accounting, billing or revenue period and shall be based on the most recent information available.  The net amount of the adjustments under this Section 8.5 shall be added to (if such net amount is in Stayton's favor) or deducted from (if such net amount is in the Purchaser's favor) the Cash Consideration Amount at Closing.

(b) Taxes and Assessments.  Ad valorem real estate and personal property taxes and assessments with respect to Properties shall be adjusted and prorated based on (a) the periods of ownership by Stayton (including any Affiliates of Stayton) and Purchaser, and (b) the most current official real property tax information available from the county assessor's office where such Property is located or other assessing authorities.  If real property tax and assessment figures for the taxes or assessments to be apportioned between the Purchaser and Stayton pursuant to this Section are not available, real property taxes shall be prorated based on the most recent assessment, subject to further and final adjustment when the tax rate and/or assessed valuation for such taxes and assessments for such Property is fixed.  In the event that such Property or any part thereof shall be or shall have been affected by an assessment or assessments, whether or not the same become payable in annual installments, Stayton shall be responsible for any such assessment (or any installments thereof) relating to periods prior to the Closing and the Purchaser shall be responsible for any such assessment (or any installments thereof) relating to periods on or after the Closing.

(c) Utility Charges.  Water rates, water meter charges, sewer rents and vault charges and any gas, steam, electricity and other public utility charges, if any, with respect to any Property, shall be adjusted and prorated on the basis of the fiscal period for which assessed.  Stayton shall arrange for a final reading of all utility meters (covering gas, water, steam and electricity) at any Property as of the Closing or a date not more than 30 days prior to the Closing and the unfixed meter charges and the unfixed sewer rent thereon for the time intervening from the date of the last reading shall be apportioned on the basis of such last reading, and shall be appropriately readjusted after the Closing on the basis of the next subsequent bills.  Unmetered water charges shall be apportioned on the basis of the charges therefor for the same period of the preceding calendar year, but applying the current rate thereto.  Any bill which shall be rendered which shall cover a period commencing before and ending after the date of Closing shall be apportioned between the Purchaser and Stayton as of the Closing.  Stayton shall be entitled to a refund from the applicable utility company of all deposits held by utility companies, including those listed on Exhibit N, if applicable.  In the event that such utility deposits are retained by the utility company for the benefit of Purchaser, as owner of the Property, then Seller shall be entitled to a credit equal to such retained deposit.

(d) Assumed Contracts.  Fees, expenses and payments under all Assumed Operating Contracts, Assumed Unexpired Leases and Ground Leases shall be pro-rated as of the Closing Date.  For the avoidance of doubt, any deferred and unpaid rent or other payments under any Ground Lease (including the deferred rent under the Oakridge Ground Lease disclosed on Section 4.1(v) of the Disclosure Schedule) related to periods prior to the Closing Date, shall be credited to Purchaser at Closing as Purchaser’s sole remedy.

(e) Deposits.  Purchaser shall receive a credit at Closing equal to the actual amounts of the Security Deposits provided for under Resident Agreements, less any amounts maintained in segregated accounts with respect to Security Deposits that are transferred to Purchaser.

(f) Entrance Fees.  Purchaser shall receive a credit equal to 50% of the amount of the unamortized Entrance Fees.  Stayton shall receive a credit equal to the discounted present value over a period of five years at a discount rate of 12% per year of 100% of the Entrance Fees held by lenders under the Assumed Real Property Loans.

(g) Lender Reserves.  Stayton shall receive a credit for the outstanding balances in reserve accounts and the outstanding balances in blocked accounts in favor of Lenders under the Assumed Real Property Loans (the "Lender Reserves"), in each case to the extent the funds in such accounts will be accessible for use by Purchaser during the 12 month period following the Closing (the "Accessible Funds").  With respect to any Lender Reserves which are not Accessible Funds, (i) Purchaser shall receive a credit in an amount equal to any under-funding or deficiencies of such Lender Reserves and (ii) Stayton shall receive a credit for any amounts held in such Lender Reserves which do not constitute Accessible Funds but which are accessible for use by Purchaser (either for specific purposes or for application to the principal amount of the corresponding Assumed Real Property Loan) within five (5) years of the Closing Date, in an amount equal to the discounted present value over a period of five years at a discount rate of 12% per year of 100% of such reserved amounts.

(h) Common Charges & Other Expenses.  Any dues, fees, common charges, maintenance fees relating to any homeowners associations, planned unit developments and reciprocal easement agreements, and any other expenses pertaining to the Property (other than Excluded Obligations) shall be prorated between Stayton and Purchaser, with Stayton being responsible for expenses incurred in the operation of the Properties prior to the Closing.  In making such prorations, Stayton shall receive a credit for all such expenses which have actually been paid by Stayton prior to the Closing and which pertain exclusively to the period following the Closing.  To the extent such charges are not able to be so allocated, determined or credited on the Closing Date, Stayton or Purchaser, as applicable, shall remit any and all unpaid invoices which reflect expenses for the time period prior to the Closing, and Stayton shall be responsible for any such expenses.  Purchaser is responsible for the payment of any invoices which reflect expenses for the operating of the Properties after the Closing, even if an Interim Operating Agreement is in effect with respect to the subject property.  Upon receipt of a check or invoice credit for such utility deposit, Purchaser shall promptly reimburse Stayton.

(i) Transferred Employees.  If Purchaser's Manager elects to credit any Transferred Facility Employees or Transferred Corporate Employees for any unused paid time off, vacation time or sick pay, which amounts are attributable to terms of employment prior to Closing, Purchaser shall receive a credit for all such accrued amounts.

(j) Pre-Approved Monthly Maintenance Amount.  If Stayton has not spent the Pre-Approved Monthly Maintenance Amount at the Properties from the date hereof through the Closing Date in connection with the work contemplated by Section 5.1(d), Purchaser shall, as Purchaser’s sole remedy, receive a credit equal to (x) the aggregate Pre-Approved Monthly Maintenance Amount through the Closing Date (together with any pro-rated partial months) less (y) the amount actually expended by Stayton in accordance with Section 5.1(d).  If Stayton has spent amounts in excess of the aggregate Pre-Approved Monthly Maintenance Amount at the Properties from the date hereof through the Closing Date (together with any pro-rated partial months), which amounts are (i) related to CHOW Corrective Actions performed by Stayton at Purchaser’s request pursuant to Section 9.4(a)(iii) or (ii) are approved in writing by Purchaser in accordance with Section 5.1(d), then Stayton shall receive a credit equal to such excess.

(k) Revenues.  Items of revenue, including without limitation, basic rent, additional rent and percentage rent, and other charges payable by residents under the Resident Agreements (whether paid by the residents, third party payors or private payors) (the "Resident Rents") or by other tenants under other agreements pertaining to the Properties (the "Third Party Rents", together with the Resident Rents, collectively the "Rents"), shall be prorated on an if, as and when collected basis.  Any such Rents attributable to the time period after the Closing Date which have been prepaid to Stayton prior to the Closing Date shall be credited to Purchaser at Closing.  Any Resident Rents collected by Purchaser or Stayton after the Closing, shall be applied in the manner set forth in Section 9.5.  Each such amount, less any costs of collection (including reasonable counsel fees) reasonably allocable thereto, shall be adjusted and prorated as provided in Section 9.5.  Stayton further agree that Stayton shall not be entitled to terminate any Resident Agreement or create or place any Encumbrance on the Properties or such resident's (or tenant's) interest therein, as a result of the existence of any unpaid Resident Rents which are in respect of periods prior to Closing ("Delinquent Rents") and Stayton's rights with respect to such Delinquent Rents shall be subject to Section 9.5.

(l) Hillside CCRC License Reserve.  At the Closing of the Property reflected on Exhibit B as Hillside, Purchaser shall receive a credit equal to $2,000,000 in connection with the reserves required by the Oregon Department of Human Services for the Licenses related thereto.

(m) Inventories.  To the extent Stayton has ordered goods, products and services before the Closing, which are invoiced after the Closing Date and used at the Property after the Closing Date, Purchaser shall be responsible for the payment of such invoices, but only to the extent that such goods, products and services were ordered by Stayton in amounts and type customarily ordered by Stayton in the normal course of business and not in violation of this Agreement and are not consumed at the Properties prior to the Closing Date.

(n) Cash.  On the Closing Date, Stayton shall retain all cash maintained at each Property.

(o) Estimates.  Except as expressly provided herein, any item related to the ownership of the Property and not otherwise described in this Section 8.5 which cannot be accurately prorated as of the Closing Date shall be prorated at Closing on the basis of the parties' good faith estimates, utilizing bills and receipts therefor for the comparable period during the immediate preceding year, applied in the case of real estate taxes and assessments, to the latest assessed valuation, and such proration shall be recalculated as soon after Closing as precise information becomes available.

(p) Adjustment of Prorations.  If any errors or omissions in computing the apportionments under Section 8.5 shall be discovered, Stayton and Purchaser shall promptly make appropriate adjusting payments to each other to correct such errors or omissions.  All amounts owing from or to Stayton, or from or to Purchaser, that require adjustment after the Closing Date shall be settled within 120 days after the Closing Date.  Purchaser and Stayton shall each make such records available for inspection by the other party as are reasonable to demonstrate the accuracy of any adjustments.

8.6 Deferred Closings

(a) In the event that a closing condition under Section 7.1 is not satisfied (an “Unsatisfied Closing Condition”) with respect to one or more of the Properties, then subject to Section 7.2(g), and in addition to any other right Purchaser has under this Agreement, Purchaser shall have the right to (i) defer the closing on such Property (a "Deferred Property") until such condition is satisfied or waived by Purchaser in accordance with this Section 8.6 and complete the Closing with respect to the remaining Properties and (ii) terminate the Agreement with respect to any such Deferred Property on the Outside Closing Date if the Unsatisfied Closing Condition remains unsatisfied (or has not been waived by Purchaser) and complete the Closing with respect to the remaining Properties.  For the avoidance of doubt in the event that an

Unsatisfied Closing Condition exists with respect to any Property that is subject to an Existing Real Property Loan with other Properties, then the Unsatisfied Closing Condition shall be deemed to apply to all of the Properties subject to such Existing Real Property Loan.

(b) The Closing on any Deferred Property shall occur on the third Business Day following the satisfaction of all closing conditions with respect to such Deferred Property (including the Unsatisfied Closing Condition) in accordance with, and subject to the terms and conditions of, this Agreement.  At each Closing with respect to a Deferred Property, (i) Purchaser shall pay to Stayton, an amount equal to the Allocated Cash/Equity Portion of the Purchase Price applicable to such Deferred Property in accordance with Section 2.5(c)(ii), as adjusted pursuant to the terms of this Agreement, (ii) assume the Assumed Loans related to such Deferred Property and (iii) each of Purchaser and Stayton shall perform their other obligations, and deliver such documents with respect to such Deferred Property, as are required to be performed and delivered pursuant to this Agreement.

(c) If any Unsatisfied Closing Condition has not been satisfied on or prior to the Outside Closing Date, Purchaser, in its sole discretion may either (i) waive the Unsatisfied Closing Condition and proceed with the Closing on such Deferred Property or (ii) terminate this Agreement with respect to such Deferred Property and (A) such Deferred Property shall be deemed excluded from the transactions contemplated under this Agreement, (B) the aggregate Cash/Equity Portion of the Purchase Price shall be reduced by the Allocated Cash/Equity Portion of the Purchase Price applicable to such excluded Deferred Property, (C) Purchaser shall not assume the Existing Loans related to such excluded Deferred Property and (D) the balance of the Deposit shall be returned to Purchaser within three (3) Business Days of notice thereof.

(d) In the event that Purchaser elects to waive the closing condition in Section 7.1(l) with respect to any Deferred Property (a "Deferred Property (Licensing)") and proceed with the Closing on such Deferred Property (Licensing), Stayton shall, at Purchaser's request, continue to operate and manage the Deferred Property (Licensing) on Purchaser's behalf pursuant to a lease agreement reasonably acceptable to Stayton and Purchaser, until such time as Purchaser or Purchaser's Manager obtains all necessary Licensing Approvals (with rent under such lease being equal to the net profits of such Deferred Property (Licensing) after the payment to the Stayton or its Affiliate of a management fee in an amount equal to 6% of the gross revenues collected at such Deferred Property (Licensing)).

ARTICLE 9

ADDITIONAL COVENANTS

All of the following obligations, duties, provisions and agreements shall survive Closing.

9.1 HSR Act Filing

(a) Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of Governmental Entities required under the HSR Act or similar state Law.  With respect to the HSR Act, each of the Parties will make all necessary filings as promptly as practicable.  Purchaser shall be responsible for payment of the filing fees with regard to the filing.  Stayton shall coordinate and cooperate with Purchaser in exchanging such information and assistance as Purchaser may reasonably request in connection with all of the foregoing. Each party agrees to supply as promptly as practicable any additional information and documentary material that may be requested by applicable Governmental Entity pursuant to the HSR Act and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act in order to facilitate a Closing as soon as practicable.

(b) In furtherance and not in limitation of the covenants of the parties contained in Section 9.1(a), if any objections are asserted by any Governmental Entity or any third party with respect to the transactions contemplated hereby under any Law, then each of Purchaser and Stayton shall use their reasonable best efforts to resolve any such objections so as to permit the consummation of the transactions contemplated by this Agreement.

9.2 Employee Matters

(a) Not less than five (5) Business Days prior to Closing, Stayton shall deliver to Purchaser an updated schedule of the Facility Employees and Corporate Employees including the information required pursuant to Section 4.1(aa).  Within five (5) Business Days following the Sale Approval Order, Purchaser shall submit to Stayton a list of the Corporate Employees, from which list Purchaser shall select in writing within ten (10) Business Days prior to the Closing Date, which Corporate Employees it will agree to offer employment to on the Closing Date in accordance with this Section 9.2 (each such selected Corporate Employees, a “Designated Corporate Employee”).

(b) On the Closing Date, (i) Stayton (or, if applicable, one of its Affiliates) shall terminate the employment of those individuals who are Facility Employees as of the Closing Date (if not previously terminated) and (ii) Purchaser shall cause one of its Affiliates or another Person, which may include Purchaser's Manager, to offer employment to such Facility Employees as of the Closing Date at a base salary (or other wage or rate of pay) and bonus opportunity (if applicable) consistent with the updated Schedule 4.1(aa) of the Disclosure Schedule and upon such additional terms and conditions of employment as Purchaser or the applicable employer shall determine.  Any such Facility Employee who accepts such employment and commences work after the Closing Date shall be referred to as a "Transferred Facility Employee".  Any Facility Employee who is not a Transferred Facility Employee shall be referred to as a “Non-Transferred Facility Employee”.  The parties do not believe the provisions of the WARN Act apply to this transaction and do not expect to incur any such liability as a result of actions taken or not taken prior to the Closing Date.

(c) On the Closing Date, (i) Stayton (or, if applicable, one of its Affiliates) shall terminate the employment of those individuals who are Corporate Employees as of the Closing Date (if not previously terminated) and (ii) Purchaser shall cause one of its Affiliates or another Person, which may include Purchaser's Manager, to offer employment to the Designated Corporate Employees in accordance with Section 9.2(d).  Any such Designated Corporate Employee who accepts such employment and commences work after the Closing Date shall be referred to as a "Transferred Corporate Employee".  Any Corporate Employee who is not a

Transferred Corporate Employee shall be referred to as a “Non-Transferred Corporate Employee”.

(d) For a period of at least one hundred twenty (120) days after the Closing Date, Purchaser shall take all action necessary to provide that during each Transferred Corporate Employee’s period of employment with Purchaser’s Manager or any of its Affiliates, (A) such employment shall be on terms and conditions reasonably comparable to the terms and conditions applicable to such Transferred Corporate Employee’s employment with Stayton immediately prior to the Closing Date, and (B) such Transferred Corporate Employee shall receive a base salary (or other wage or rate of pay) and bonus opportunity (if applicable) consistent with the updated Schedule 4.1(aa). In addition, the Transferred Corporate Employees shall be eligible for employee benefits that are no less favorable in the aggregate than the employee benefits provided to such Transferred Corporate Employees immediately prior to the Closing Date.

(e) Stayton shall be responsible for, and hereby agrees to indemnify Purchaser for any losses related to, all compensation, wages and benefits accrued or otherwise related to periods on or before the Closing Date in respect of the Facility Employees and the Corporate Employees, including, without limitation, all severance or termination pay and benefits payable to the Non-Transferred Facility Employees and the Non-Transferred Corporate Employees.  Subject to Section 9.2(f), Purchaser or the applicable employer shall be responsible, and Purchaser hereby agrees to indemnify Stayton from and against any losses related to, compensation, wages and benefits accrued or otherwise related to periods on or after the Closing Date in respect of the Transferred Facility Employees and Transferred Corporate Employees.  Without limiting the generality of the foregoing, Purchaser shall not be responsible for any amounts owing or other benefits or liabilities to any Non-Transferred Facility Employees or Non-Transferred Corporate Employees or for any Stayton Benefit Plans.

(f) With respect to any Transferred Corporate Employee who is terminated by Purchaser or its affiliate (or Purchaser’s Manager) between 120 days and 180 days following the Closing, Purchaser shall be responsible for the payment of all severance and termination costs payable to such Transferred Corporate Employee, provided, however, Stayton shall promptly pay to Purchaser (i) an amount equal to one-month of base salary for each year that such terminated Transferred Corporate Employee was employed by Stayton or its affiliates (subject to a cap equal to six months of base salary) with respect to all Transferred Corporate Employees who are not Key Corporate Employees and (ii) an amount equal to six-months of base salary for the terminated Transferred Corporate Employees who are Key Corporate Employees.  This Section 9.2 shall survive the Closing Date.

(g) Stayton may determine in its sole discretion, to offer employment to Non-Transferred Corporate Employees after the Closing upon terms and conditions determined by Stayton in Stayton’s discretion.

(h) None of Stayton, Sunwest or any of their respective Affiliates shall hire or solicit any of facility managers listed in Exhibit V (which Exhibit V shall be updated at Closing to reflect any additional facility managers as of the Closing Date) for employment by Stayton, Sunwest or any of their respective Affiliates, for a period of twelve (12) months from and after the Closing Date; provided, that nothing herein shall preclude Stayton, Sunwest or any of their

Affiliates from undertaking recruiting activities of a general nature that are not specifically directed at any facility managers so identified.

(i) Except to the extent specifically otherwise provided herein, none of Purchaser, Emeritus or Columbia Pacific or any of Affiliates of Emeritus or Columbia Pacific shall hire or solicit any of the facility managers or executives of Stayton for employment prior to Closing and for a period of twelve (12) months following any termination of this Agreement, provided that nothing herein shall preclude any such party from undertaking recruiting activities of a general nature that are not specifically directed at any such facility manager or executive, and provided further that nothing herein shall preclude any such party from hiring or soliciting facility managers or executives whose employment is terminated by Stayton.

(j) It is expressly agreed that no employee of Stayton (including the Facility Employees and the Corporate Employees) shall be a third party beneficiary of (or otherwise have any rights in respect of) this Agreement.

9.3 Assumed Contracts.

Purchaser shall, at least forty-five (45) calendar days prior to the Closing Date, deliver to Stayton a written notice setting forth those Operating Contracts and Unexpired Leases which Purchaser requests be assumed on or before the Closing Date (the "Contract Assumptions").  Stayton shall terminate all of the Operating Contracts and Unexpired Leases on or prior to Closing other than (i) the Non-Terminable Operating Contracts and (ii) the Operating Contracts and Unexpired Leases included in the Contract Assumptions (respectively, the "Assumed Operating Contracts" and "Assumed Unexpired Leases"), provided that any such terminations shall be timed and effectuated in a manner to allow Stayton to operate and maintain the Properties in the same manner as the Properties are currently operated and maintained until the Closing Date.  Assumed Operating Contracts and Assumed Unexpired Leases shall not be Required Removal Exceptions, notwithstanding anything to the contrary in Exhibit M-3.  If any of the Operating Contracts and Unexpired Leases terminated pursuant to this Section require the payment of a termination fee pursuant to its terms, Stayton shall pay, in addition to other amounts prorated at Closing, all such contractual termination fees of such Operating Contracts and Unexpired Leases.  At Closing, Purchaser shall only assume the Assumed Operating Contracts and Assumed Unexpired Leases.  Notwithstanding anything to the contrary contained herein, Purchaser shall not be required to assume (A) any Management Agreements or (B) any Operating Contracts or Unexpired Leases with Sunwest Affiliate Vendors, and any agreements pursuant to clauses (A) or (B) shall not constitute Assumed Operating Contracts or Assumed Unexpired Leases unless Purchaser elects to assume such agreements pursuant to its notice of Contract Assumptions.

9.4 Licensing Requirements.

In furtherance and not in limitations of the affirmative covenants of Stayton and Purchaser set forth in Articles 5 and 6 hereof, respectively, the parties further agree as follows:

(a) Applications for Approvals and CHOW Corrective Actions.

(i)           Upon execution and delivery of this Agreement (A) Stayton shall, and shall cause the Rollover Member to, provide Purchaser or Purchaser's Manager with information, documentation and cooperation required on Stayton or Rollover Member’s part for the completion by Purchaser's Manager of the application for the Licensing Approvals, including, without limitation, executing documents (including notices or letters to the appropriate Governmental Entity) and permitting site visits and inspections by Purchaser, and (B) Purchaser and Purchaser's Manager shall be  permitted to contact the personnel at the Properties and Stayton’s outside consultants to obtain information, documentation or cooperation needed by Purchaser to apply for Licensing Approvals and Stayton shall direct such personnel and outside consultants to reasonably cooperate with any such information, documentation or cooperation requests from Purchaser or Purchaser's Manager (or its representatives).  Such contacts shall be coordinated through, and facilitated by, a designated executive of Stayton who shall arrange for expedited treatment of requests and shall retain control copies of written information provided. Subject to Section 9.4(a)(v) Purchaser shall submit to the appropriate Governmental Entity completed applications with schedules and required background information in order to obtain all certificate of need approval or determinations of non-reviewability, CLIA waivers, licensing approvals and other Governmental Entity approvals as may be required for Purchaser or Purchaser's Manager (or their respective Affiliates) to own and/or operate each Property and all approvals required to process a change of ownership or new application for Medicare and/or Medicaid or any other third party payor certification, if applicable (collectively, the "Licensing Approvals").

(ii)           Purchaser shall and/or shall cause Purchaser's Manager, as applicable, to diligently pursue in good faith the Licensing Approvals, including without limitation, completing information requested in a timely manner, attaching required information and exhibits to the Licensing Approvals applications and promptly responding to requests made in connection with the Licensing Approvals; provided, however, neither Purchaser nor Purchaser's Manager shall be in breach of its obligations under this Section 9.4(a) in the event that they are unable to submit such information as a result of a breach by Stayton of Stayton's cooperation obligation as set forth in this Section 9.4(a).

(iii)           Subject to the adjustments contemplated by Section 8.5(j), Purchaser shall be solely responsible for any and all costs associated with the change of ownership process of the Properties acquired by Purchaser at Closing, including, any physical plant or other changes required to bring the Properties into compliance with the currently effective licensing and certification and other legal requirements if and to the extent such Properties are not currently in such compliance and such compliance is required as a matter of Law, whether such costs or actions are required to be performed prior to the issuance of the Licensing Approvals or are required as a further condition to be satisfied after such issuance (“CHOW Corrective Actions”).  Notwithstanding anything to the contrary contained herein, in the event that Purchaser reasonably determines that the expenses to be incurred as a result of CHOW Corrective Actions shall exceed $10,000,000 in the aggregate, Purchaser shall have the right to terminate this Agreement with respect to all of the Properties; provided, however, for purposes of this termination right, CHOW Corrective Actions shall not include any improvements, betterments, renovations or repairs beyond the scope of the specific written requirements imposed by the applicable Governmental Entity.  In the event that Purchaser terminates this Agreement pursuant to this Section 9.4(a)(iii), Purchaser shall have no liability with respect to any CHOW Corrective Actions and shall be entitled to the return of the Deposit and neither Stayton nor Purchaser shall have any further rights or obligations hereunder except as otherwise provided herein.

(iv)           Stayton shall, and shall cause the Rollover Member to, cooperate with, and take all actions reasonably necessary and required, to facilitate the efforts of Purchaser and/or Purchaser's Manager to obtain the Licensing Approvals.  Such cooperation shall include, without limitation, at any time when Purchaser is permitted to take such action pursuant to Section 9.4(a)(v), permitting  inspections at the Properties by Governmental Entities if and as necessary to obtain the Licensing Approvals, contracting for the performance of any CHOW Corrective Actions (at Purchaser’s reasonable direction and subject to the Closing expense adjustments contemplated by Section 8.5(j)) or at Purchaser’s request, permitting Purchaser or Purchaser’s Manager, without unreasonably interfering with normal business operations, to perform on Stayton’s behalf any CHOW Corrective Actions, if and to the extent required by any Governmental Authority as a condition to the issuance of the Licensing Approvals, providing such documentation and information as may be required for Purchaser and/or Purchaser's Manager to submit complete applications for the Licensing Approvals and/or to respond to screening questions related to their applications for the Licensing Approvals, executing such documents and/or taking such actions as may be necessary in connection with the assignment of any Medicare, Medicaid (however denominated by the applicable State) or other third party payor provider agreements and contracts in effect with respect to the Properties or the issuance to Purchaser or Purchaser's Manager of new Medicare, Medicaid (however denominated by the applicable State) or other third party payor provider agreements or contracts for Properties, and, in addition to the resident notices and relinquishment notices contemplated by Sections 9.4(b) and (c), providing such other notices as may be required by applicable Law or agreements to be given to Governmental Entities or other Persons, which notices shall be in the form prepared by Purchaser or, if prepared by Stayton, shall be subject to the prior written approval of Purchaser.

(v)           Stayton and Purchaser agree that upon entry of the Auction Order (and not prior thereto), Purchaser is authorized to send pre-filing notices, file for NPI numbers and apply for all Licensing Approvals and to disclose the transactions contemplated by this Agreement to all Governmental Entities, schedule inspections (provided that such inspection shall not occur prior to Purchaser being selected as the Successful Bidder), provided, however, (i) Purchaser and Stayton shall reasonably cooperate with each other to identify any specific Properties for which the parties reasonably agree such applications should be delayed in order to mitigate the occurrence of inspections or the imposition of obligations for CHOW Corrective Actions at such Properties prior to the completion of the Auction and (ii) Purchaser shall promptly withdraw all applications and terminate all NPI numbers in the event that the Purchaser is not selected as the Successful Bidder.  Commencing on the date on which Purchaser is selected as the Successful Bidder, Purchaser shall be permitted to take all other actions related to the Properties relating to Licensing Approvals, including, without unreasonably interfering with normal business operations, curing any outstanding deficiencies (whether physical plant or operational deficiencies).

(b) Notices to Residents.  For those Properties in jurisdictions that require that advance notice be given to residents in connection with the transactions contemplated by this Agreement, as soon as practical after entry of the Sale Approval Order, Stayton will dispatch notification letters to each resident of such Properties, in the form drafted by Purchaser and mutually acceptable to Stayton and Purchaser, as such form may be modified to comply with and as may be required by applicable Law and containing such other information as Purchaser may reasonably request, including without limitation information concerning Purchaser and/or Purchaser's Manager.  Following delivery by Stayton of such notification letters, Purchaser may deliver additional introduction or notification letters to each resident of the same Property, in the form drafted by Purchaser and mutually acceptable to Stayton and Purchaser, as such form may be modified to comply with and as may be required by applicable Law.

(c) Relinquishment of Authority.  If the Governmental Entity having jurisdiction over issuance of Licensing Approvals requires Stayton to have relinquished in writing Stayton's Licensing Approvals as a condition of Purchaser or Purchaser's Manager obtaining Licensing Approval comparable to the Licensing Approval for such Property on the date of this Agreement, Stayton shall execute and deliver such documents as may be necessary for Stayton to relinquish Stayton's Licensing Approvals effective on the Closing Date upon the request of Purchaser.

(d) Interim Operating Agreements.  If Purchaser and/or Purchaser's Manager has not obtained all Licensing Approvals on or before the Closing Date with respect to any Initial Closing Property (each a "Transition Property" and collectively, the "Transition Properties"), then at Closing, Stayton, Purchaser, and Purchaser's Manager shall enter into an interim lease and services agreement in the form attached hereto as Exhibit S (collectively, the "Interim Operating Agreements"); provided,  however, this provision shall not apply (i) in States where the parties acknowledge and agree that the Interim Operating Agreements are not permitted as a matter of law, (ii) in States where the parties acknowledge and agree that Purchaser or Purchaser's Manager will be permitted, as a matter of law, to operate under the applicable Stayton's license until the Licensing Approvals have been issued to Purchaser or Purchaser's Manager, (iii) if Purchaser or Purchaser's Manager has obtained all Licensing Approvals with respect to a Property other than any approvals required for Purchaser or Purchaser's Manager to bill under Medicare, Medicaid (however denominated by the applicable State) or other third party payor and Purchaser or Purchaser's Manager advises Stayton in writing of its election not to bill Medicare, Medicaid (however denominated by the applicable State) or other third party payor until such approvals have been granted to Purchaser or Purchaser's Manager or (iv) in States where Purchaser or Purchaser’s Manager has received acceptable assurances that Purchaser shall receive all Licensing Approvals upon any required confirmation by the States that the transfer of the Property has occurred.

(e) With respect to the covenants in this Section 9.4, “Stayton” shall be deemed to include Stayton, Sunwest Record Owner, Sunwest Licenseholder and Sunwest Manager which holds the applicable licenses related to the operation of the Properties.

9.5 Post-Closing Accounts

(a) Stayton shall retain its right, title and interest in and to all unpaid accounts receivable with respect to the Properties which relate to the period prior to the Closing Date, including, but not limited to, any accounts receivable arising from rate adjustments which relate to such period even if such adjustments occur after the Closing Date and Purchaser or Purchaser's Manager, as applicable, shall retain its right, title and interest in and to all unpaid accounts receivable with respect to the Properties which relate to the period from and after the Closing Date.  On the Closing Date, with respect to Resident Rents, Stayton shall provide Purchaser with a schedule setting forth by Property and by resident their outstanding accounts receivable as of the Closing Date and showing dates of service related to each such outstanding account receivable.  Stayton, on the one hand, and Purchaser or Purchaser's Manager, on the other hand, shall retain or remit any payments received by it on outstanding Facility accounts receivable in a manner consistent with this Section 9.5.

(b) In furtherance and not in limitation of the requirements set forth in Section 9.5(a), payments received on account of Resident Rents by Purchaser or Purchaser's Manager from and after the Closing Date from third party payors, including but not limited to Medicare, Medicaid (however denominated by the applicable State), VA, managed care and health insurance, shall be handled as follows:

(i)           If such payments specifically indicate on the accompanying remittance advice that they relate to the period prior to the Closing Date, they shall be forwarded to or as directed by Stayton, along with the applicable remittance advice;

(ii)           If such payments specifically indicate on the accompanying remittance advice that they relate to the period on or after the Closing Date, they shall be retained by Purchaser or Purchaser's Manager;

(iii)           If such payments specifically indicate on the accompanying remittance advice that they relate to the period both prior to and on or after the Closing Date, the portion thereof which relates to the period prior to the Closing Date shall be handled in the manner set forth in Section 9.5(b)(i) and the portion thereof which relates to the period on and after the Closing Date shall be handled in the manner set forth in Section 9.5(b)(ii);

(iv)           If the period(s) for which such payments are made is not indicated on the accompanying remittance advice, then:

(1)
during the first ninety (90) days after the Closing Date, the payment shall be deemed to relate (A) first, to any amounts which are due and owing for goods sold or services rendered or to be rendered by Stayton and/or Purchaser or Purchaser’s Manager, as applicable, during the month in which the Closing occurs to the resident on whose behalf such payment is being made, with such payment to be allocated between Stayton and Purchaser on a pro rata basis based on the number of days in the month preceding the Closing Date and the number of days in the month from and after the Closing Date, (B) second, if and to the extent there are funds remaining after the application of the payment in the manner set forth in clause (A), then to amounts, if any, which are due and owing to Stayton for goods sold or services rendered to the resident on whose behalf such payment is being made during the month immediately prior to the month in which the Closing occurs,  (C) third, if and to the extent there are funds remaining after the application of the payment in the manner set forth in clauses (A) and (B), to any amounts which are due and owing for goods sold or services rendered or to be rendered by Purchaser or Purchaser’s Manager, as applicable, during any period from and after the month in which the Closing occurs to the resident on whose behalf such payment is being made and (D) fourth, if and to the extent there are funds remaining after the application of the payment in the manner set forth in clauses (A), (B) and (C), to any other amounts which are due and owing for goods sold or services rendered by Stayton prior to Closing to the resident on whose behalf such payment is being made. Any such payments received shall be remitted to or as directed by Stayton or retained by Purchaser or Purchaser's Manager in accordance with the foregoing; and

(2)
from and after the ninety first (91st) day after the Closing Date, such payment shall be applied to amounts which are due and owing for goods sold or services rendered by Purchaser or Purchaser’s Manager from and after the Closing Date to the resident on whose behalf such payment is being made, with the excess, if any, remitted to Stayton if and to the extent such resident has any outstanding balances for services rendered or goods sold to such resident by Stayton prior to the Closing Date.

(c) In furtherance and not in limitation of the requirements set forth in Section 9.5(a), payments received on account of Resident Rents by Stayton from and after the Closing Date from third party payors, including but not limited to Medicare, Medicaid (however denominated by the applicable State), VA, managed care and health insurance, shall be handled as follows:

(i)           If such payments specifically indicate on the accompanying remittance advice that they relate to the period prior to the Closing Date, they shall be retained by Stayton;

(ii)           If such payments indicate on the accompanying remittance advice that they relate to the period on or after the Closing Date they shall be remitted by Stayton to Purchaser or Purchaser's Manager along with the applicable remittance advice;

(iii)           If such payments specifically indicate on the accompanying remittance advice that they relate to the period both prior to and on or after the Closing Date, the portion thereof which relates to the period prior to the Closing Date shall be handled in the manner set forth in Section 9.5(c)(i) and the portion thereof which relates to the period on and after the Closing Date shall be handled in the manner set forth in Section 9.5(c)(ii);

(iv)           If the period(s) for which such payments are made is not indicated on the accompanying remittance advice, then:

(1)
during the first ninety (90) days after the Closing Date, the payment shall be deemed to relate (A) first, to any amounts which are due and owing for goods sold or services rendered or to be rendered by Stayton and/or Purchaser or Purchaser’s Manager, as applicable, during the month in which the Closing occurs to the resident on whose behalf such payment is being made, with such payment to be allocated between Stayton and Purchaser on a pro rata basis based on the number of days in the month preceding the Closing Date and the number of days in the month from and after the Closing Date, (B) second, if and to the extent there are funds remaining after the application of the payment in the manner set forth in clause (A), then to amounts, if any, which are due and owing to Stayton for goods sold or services rendered to the resident on whose behalf such payment is being made during the month immediately prior to the month in which the Closing occurs,  (C) third, if and to the extent there are funds remaining after the application of the payment in the manner set forth in clauses (A) and (B), to any amounts which are due and owing for goods sold or services rendered or to be rendered by Purchaser or Purchaser’s Manager during any period from and after the month in which the Closing occurs to the resident on whose behalf such payment is being made and (D) fourth, if and to the extent there are funds remaining after the application of the payment in the manner set forth in clauses (A), (B) and (C), to any other amounts which are due and owing for goods sold or services rendered by Stayton prior to Closing to the resident on whose behalf such payment is being made. Any such payments received shall be remitted to or as directed by Purchaser or Purchaser’s Manager or retained by Stayton in accordance with the foregoing; and

(2)
from and after the ninety first (91st) day after the Closing Date, such payment shall be applied to amounts which are due and owing for goods sold or services rendered by Purchaser or Purchaser’s Manager from and after the Closing Date to the resident on whose behalf such payment is being made, with the excess, if any, remitted to Stayton if and to the extent such resident has any outstanding balances for services rendered or goods sold to such resident by Stayton prior to the Closing Date.

(d) Any payments on account of Resident Rents received by Stayton, Purchaser or Purchaser's Manager after the Closing Date from or on behalf of private pay patients with outstanding balances as of the Closing Date, shall be handled as follows (and the party receiving such amounts shall remit or retain such payments accordingly):

(i)           If such payments specifically indicate that they relate to the period prior to the Closing Date, they shall be retained by or remitted to Stayton, as applicable;

(ii)           If such payments specifically indicate that they relate to the period on or after the Closing Date they shall be retained by or remitted to Purchaser or Purchaser's Manager;

(iii)           If such payments specifically indicate that they relate to the period both prior to and on or after the Closing Date, the portion thereof which relates to the period prior to the Closing Date shall be handled in the manner set forth in Section 9.5(d)(i) and the portion thereof which relates to the period on and after the Closing Date shall be handled in the manner set forth in Section 9.5(d)(ii);

(iv)           If the period(s) for which such payments are made is not indicated, then:

(1)
during the first ninety (90) days after the Closing Date, the payment shall be deemed to relate (A) first, to any amounts which are due and owing for goods sold or services rendered or to be rendered by Stayton and/or Purchaser or Purchaser’s Manager, as applicable, during the month in which the Closing occurs to the resident on whose behalf such payment is being made, with such payment to be allocated between Stayton and Purchaser on a pro rata basis based on the number of days in the month preceding the Closing Date and the number of days in the month from and after the Closing Date, (B) second, if and to the extent there are funds remaining after the application of the payment in the manner set forth in clause (A), then to amounts, if any, which are due and owing to Stayton for goods sold or services rendered to the resident on whose behalf such payment is being made during the month immediately prior to the month in which the Closing occurs,  (C) third, if and to the extent there are funds remaining after the application of the payment in the manner set forth in clauses (A) and (B), to any amounts which are due and owing for goods sold or services rendered or to be rendered by Purchaser or Purchaser’s Manager during any period from and after the month in which the Closing occurs to the resident on whose behalf such payment is being made and (D) fourth, if and to the extent there are funds remaining after the application of the payment in the manner set forth in clauses (A), (B) and (C), to any other amounts which are due and owing for goods sold or services rendered by Stayton prior to Closing to the resident on whose behalf such payment is being made. Any such payments received shall be remitted to or as directed by Purchaser or Purchaser’s Manager or retained by Stayton in accordance with the foregoing;

(2)
from and after the ninety first (91st) day after the Closing Date, such payment shall be applied to amounts which are due and owing for goods sold or services rendered by Purchaser or Purchaser’s Manager from and after the Closing Date to the resident on whose behalf such payment is being made, with the excess, if any, remitted to Stayton if and to the extent such resident has any outstanding balances for services rendered or goods sold to such resident by Stayton prior to the Closing Date.

(e) Nothing herein shall be deemed to limit in any way Stayton's rights and remedies to recover accounts receivable due and owing to Stayton under the terms of this Agreement so long as (i) no eviction or termination action is commenced against any resident with respect to such collection attempts and (ii) no Encumbrance is placed on any Property.

(f) Each of the parties hereto shall have the right, upon request and during normal business hours, to inspect the books and records of the other parties to ensure their compliance with their obligations under this Section 9.5  In the event the parties mutually determine that any payment hereunder was misapplied by the parties, the party which erroneously received said payment shall remit the same to the other within ten (10) Business Days after such determination is made, provided that Purchaser shall not be required to remit until the 20th calendar day (or the next succeeding Business Day if such day is not a Business Day) of the following month.

(g) The payments due hereunder shall be remitted by each party to the other on or prior to the 20th calendar day (or the next succeeding Business Day) of the month following receipt.

(h) Subject to the rights granted to Purchaser under Section 9.5(f), the failure of either party to forward to the other party any payment received by such party in accordance with the terms of this Section 9.5, shall entitle the other party (among all other remedies allowed by law and this Agreement) to interest on the amount owed at the rate per annum equal to the Prime Rate as set forth in the Money Rates Section of The Wall Street Journal, as the same may change from time to time, plus 5%, simple interest, until such payment has been paid.  The payment of any interest imposed under this Section 9.5, if any, shall be made together with the underlying payment therefor.

(i) Subject to the rights granted to Purchaser under Section 9.5(f), the obligations of the parties to forward the accounts receivable payments pursuant to this Section 9.5 are absolute and unconditional and irrespective of any circumstances whatsoever which might constitute a legal or equitable discharge, recoupment, offset, counterclaim or defense of the parties, the right to assert any of which with respect to proceeds of any accounts receivable is hereby waived.

(j) Provided that Stayton provides to Purchaser on the Closing Date, the schedule of outstanding accounts receivable contemplated by Section 9.5(a), Purchaser shall provide to Stayton, on a monthly basis for the first four months after Closing to enable Stayton to track Purchaser's obligations under this Section 9.5: (a) a schedule setting forth by Property and by resident the residents' outstanding accounts receivable; and (b) a rent roll for each Property. Stayton shall use such information solely for the purpose set forth in this Section 9.5(j) and for no other purpose.  Stayton shall provide to Purchaser on a monthly basis a written accounting of the payments it has received under this Section 9.5 for the first four months after the Closing.

With respect to all covenants in this Section 9.5, “Stayton” shall be deemed to refer to include Stayton, Sunwest Record Owner, Sunwest Licenseholder and Sunwest Manager.

9.6 Preservation of, and Stayton's Access to, Records

(a) After the Closing, so long as Purchaser or an Affiliate of Purchaser retains ownership of a Property, Purchaser or Purchaser's Manager shall keep and preserve all medical records, employee records and other records that it obtained from Stayton for persons who were residents or employees of such Property but in no event longer than seven (7) years following the delivery of such records to Purchaser at the Closing, or such time as may be required by any applicable Law if longer than seven years.  Notwithstanding the foregoing, none of the Purchaser, Purchaser's Manager nor any Affiliate of Purchaser or Purchaser's Manager shall assume any liability with respect to inaccurate, missing or incomplete records obtained from Stayton pursuant to this Section that pertain to the period of time prior to the Closing Date.

(b) After the Closing, all records pertaining to the operation of the Property prior to the Closing Date shall be open for inspection and copying (at Stayton's expense) by the CRO, the Receiver and Stayton, and their respective Affiliates and agents during regular business hours, among other purposes: (i) to evaluate, audit and resolve claims and complete the claims allowance process as stated in the Distribution Plan; (ii) prepare, complete, file and resolve the returns and reports; and (iii) to the extent required by applicable Law or Order or pursuant to pending litigation involving a resident to whom such record or chart refers and in response to a subpoena or Order or for purposes of introduction into evidence.

(c) Purchaser acknowledges and agrees that the medical records, employee records and other records described in this Section 9.6 to the extent the same are delivered to Purchaser by Stayton at Closing, are unique and the event of a breach by Purchaser of its obligations under this Section 9.6 shall entitle Stayton to compel performance or to seek to enjoin a breach by Purchaser of its obligations under this Section 9.6.

9.7 Applicability of Licensure Laws

Notwithstanding any other provision of this Agreement to the contrary, all actions to be taken by a party under this Agreement must be in compliance with all applicable licensure laws and regulations ("Licensure Laws").  In the event a provision of this Agreement is not consistent with the requirements of the Licensure Laws (such as a prohibition on transfer of resident contracts or other operational assets prior to Licensing Approval being obtained), then the Licensure Laws shall prevail over such inconsistent provisions and the parties agree to work together in good faith to achieve the intent of this Agreement through other reasonable approaches.

9.8 Cooperation Following Closing

After the Closing, Purchaser and Purchaser's Manager shall direct their respective employees to render cooperation to Stayton, the CRO and the Receiver, at Stayton's expense, as Stayton, the CRO or the Receiver may reasonably request, including, without limitation, to the extent reasonably requested, providing information or testimony, in aid of the purposes enumerated in Section 9.6(b).

9.9 Cost Reports

Stayton shall file as and when due any final Medicare, Medicaid (however denominated in the applicable State) or other third party payor cost reports with respect to periods prior to Closing and shall provide Purchaser and Purchaser's Manager with a copy thereof, it being understood and agreed that Stayton's failure to timely file such cost reports could adversely affect the reimbursement paid to Purchaser or Purchaser's Manager from and after the Closing. Upon request Purchaser or Purchaser's Manager shall have the right to review and consult with respect to any such cost reports before the filing thereof and to facilitate such review Stayton shall provide Purchaser or Purchaser's Manager with a copy thereof no later than ten (10) days prior to the date on which the same are required to be filed.

9.10 Use of Excluded Business Names/Policies and Procedures

(a)           Purchaser and Purchaser's Manager shall have the right, for a period of up to 270 days after the Closing, to use the Excluded Business Names solely in connection with the operation of the Properties and only if and to the extent they appear on the signage and collateral materials, such as marketing materials, Resident Agreements, and policies and procedures, then being used in connection with the operation of the Properties. Stayton acknowledges and agrees that at such time as Purchaser replaces the signage at the Properties, the current signage will be removed and destroyed unless Stayton makes other arrangements for the delivery thereof to Stayton.

(b)           If and to the extent required to comply with law, Purchaser and Purchaser's Manager shall have the right to use Stayton's operating policies and procedures (including the use of any menus or other items required by law) with respect to the Properties for a period of up to 270 days after the Closing but only in connection with the operation of the Properties.

9.11 Post-Closing Operation of Properties

Purchaser shall indemnify, defend and hold harmless Stayton, and Stayton's officers, directors, agents, employees, Affiliates and insurers, including, without limitation, the CRO and the Receiver, (collectively, "Stayton Indemnified Parties") from and against any and all loss, liability, expense or damage (“Losses”) which any Seller Indemnified Party may suffer or incur as a result of, or arising, in whole or in part from any act, omission, occurrence, condition, fact or event occurring at the Properties after the Closing Date, provided, however, the foregoing indemnity shall not apply to (A) the Excluded Obligations and (B) any Losses proximately caused by the gross negligence or willful misconduct of the Stayton Indemnified Parties.

ARTICLE 10
AUCTION, BREAK-UP FEE AND EXPENSE REIMBURSEMENT

10.1 Sale & Auction Motion and Auction Order

Within two (2) Business Days following the date of this Agreement, Stayton shall file with the Court a copy of this Agreement and a notice of hearing or motion materials (all in form and substance reasonably satisfactory to Purchaser) ("Sale & Auction Process Motion"), as applicable, pursuant to which Stayton will seek approval of the Auction Order, which, for the avoidance of doubt, shall include approval by the Court of this Agreement and the transactions contemplated thereby, including, as approved by the Court, the Break-Up Fee, the Expense Reimbursement, the Stipulated Prior Expenses and the Bid Procedures attached hereto as Exhibit L.  Stayton shall not modify or withdraw the Sale & Auction Process Motion without Purchaser's consent.

10.2 Break-Up Fee and Expense Reimbursement

(a) Stayton agrees (in addition to all other rights and remedies as Purchaser may have hereunder and subject to entry of the Auction Order), to pay to Purchaser an amount equal to the sum of (a) the Expense Reimbursement; plus (b) the Break-Up Fee, which sum of the Expense Reimbursement and the Break-Up Fee shall be payable to Purchaser in accordance with Section 10.2(c), in the event that: (x) Stayton willfully fails to close the transactions contemplated by this Agreement after the Court enters the Sale Approval Order, (y) the Court approves a sale of the Properties in favor of a Successful Bidder other than Purchaser or Purchaser's assignee or (z) the sale of the Properties to Purchaser pursuant to this Agreement does not occur because the Court, after entry of the Auction Order, confirms a plan of reorganization that does not include the sale of the Properties to Purchaser pursuant to this Agreement (including, without limitation, the Bid Procedures).  For avoidance of doubt, Stayton shall not be deemed to have willfully failed to Close the transactions contemplated by this Agreement solely because of Stayton's breach or failure to comply with any of Stayton's representations or warranties hereunder or due to failure of any condition contained in Section 7.1, unless such misrepresentation by Stayton or failure to satisfy a closing condition by Stayton is willful.

(b) Purchaser and Stayton agree that the expenses incurred by Purchaser as of the date of this Agreement which would be subject to Expense Reimbursement under this Agreement is $4,156,105.80 (the "Stipulated Prior Expenses").  In addition to the Stipulated Prior Expenses, upon termination of this Agreement by Purchaser, Purchaser shall advise Stayton of the total amount of expenses for which it seeks reimbursement pursuant to the Expense

Reimbursement, which notice shall include an itemized statement of such costs.  Any dispute with respect to the Expense Reimbursement shall be submitted to the Court by motion.

(c) In the event that any Expense Reimbursement or Break-Up Fee is due pursuant to this Section 10.2, Stayton shall make such payment to Purchaser by wire transfer of immediately available federal funds to an account to be designated by Purchaser on the following dates:

(i) in the event that the Expense Reimbursement or Break-Up Fee is due as a result of clause (x) in Section 10.2(a), then Stayton shall pay such amounts within ten (10) Business Days after that date such willful failure to close occurs;

(ii) in the event that the Expense Reimbursement or Break-Up Fee is due as a result of clause (y) in Section 10.2(a), then Stayton shall pay such amounts (i) on the date that the initial closing of all or any of the Properties to such Successful Bidder or (ii) if the Final Sale Agreement with the Successful Bidder is terminated, within ten (10) Business Days after that date of such termination; and

(iii) in the event that the Expense Reimbursement or Break-Up Fee is due as a result of clause (z) in Section 10.2(a), then Stayton shall pay such amounts within ten (10) Business Days after that date after the confirmation of a plan of reorganization that does not include the sale of the Properties to Purchaser pursuant to this Agreement.

10.3 Bid Requirements

Qualifying bids for the Property must meet the criteria set forth in the Bid Procedures.

ARTICLE 11

CONDEMNATION AND CASUALTY

11.1 Condemnation

If, prior to the Closing Date, all or any material portion of any Property is taken by eminent domain, Stayton shall notify Purchaser in writing of such fact and Purchaser shall have the option to (A) proceed to Closing with respect to all Properties, (B) terminate this Agreement in its entirety, or (C) terminate this Agreement with respect to any Property with respect to which a material portion of such Property is taken by eminent domain (but this Agreement shall remain in full force and effect with respect to the other Properties), in which case (i) such Property shall be excluded from the transactions contemplated under this Agreement, (ii) the aggregate Cash/Equity Portion of the Purchase Price payable by the Purchaser shall be reduced by the Allocated Cash/Equity Portion of the Purchase Price applicable to such excluded Property and (iii) Purchaser shall not assume the Existing Loans related to such excluded Property.  Purchaser shall make the foregoing option by notice to Stayton within ten (10) days after receipt of Stayton's notice.  If Purchaser elects to proceed to Closing with respect to all Properties pursuant to this Section 11.1, Stayton shall assign and turn over, and Purchaser shall be entitled to receive and keep, all awards for the taking by eminent domain. A taking shall be considered "material" if it would decrease the value of an individual Property in excess of 10% of the Allocated Purchase Price for such Property.  A pending or contemplated taking set forth in Section 4.1(z) of the Disclosure Schedule shall not be deemed material for purposes of this Section 11.1

11.2 Casualty

Except as otherwise provided herein, the risk of loss for any damage or loss from fire or other casualty to the Property shall remain with Stayton until such time as title has passed to Purchaser pursuant to this Agreement.  If a material part of an individual Property is damaged or destroyed by fire or other casualty, Stayton shall notify Purchaser in writing of such fact and Purchaser shall have the option to (A) proceed to Closing with respect to all Properties, (B) terminate this Agreement in its entirety, or (C) terminate this Agreement with respect to any Property with respect to which a material portion of such Property is damaged or destroyed by fire or other casualty (but this Agreement shall remain in full force and effect with respect to the other Properties), in which case (i) such Property shall be excluded from the transactions contemplated under this Agreement, (ii) the aggregate Cash/Equity Portion of the Purchase Price payable by the Purchaser shall be reduced by the Allocated Cash/Equity Portion of the Purchase Price applicable to such excluded Property and (iii) Purchaser shall not assume the Existing Loans related to such excluded Property.  Purchaser shall make the foregoing option by notice to Stayton within ten (10) days after receipt of Stayton's notice.  If Purchaser elects to proceed to Closing with respect to all Properties pursuant to this Section 11.2, Stayton shall assign to Purchaser at the Closing all of Stayton's right, title and interest in and to the insurance proceeds awarded or to be awarded to Stayton as the result of such damage or destruction, in which case the Purchase Price shall be reduced by an amount, if any, equal to the excess of the reasonably estimated amount required to complete repairs to the subject Property over the amount of such insurance proceeds.  If there is damage to or destruction of an immaterial part of a Property by fire or other casualty, Closing shall not be delayed and, at the option of Purchaser, Stayton shall assign to Purchaser at the Closing all of Stayton's right, title and interest in and to the insurance proceeds awarded or to be awarded to Stayton as the result of such damage or destruction and the Purchase Price shall be reduced by an amount equal to the excess of the reasonably estimated amount required to complete such repairs over the amount of such insurance proceeds.  An "immaterial" part of any individual Property shall be deemed to have been damaged or destroyed if the reasonably estimated cost of repair or replacement thereof shall be less than 10% of the Allocated Purchase Price for such Property, and a "material" part of any individual Property or group of Properties shall be deemed to have been damaged or destroyed if the cost of repair or replacement thereof shall be equal to or in excess of 10% of the Allocated Purchase Price thereof.

11.3 Effect of Termination Under this Article 11

Upon any termination of this Agreement with respect to all of the Properties pursuant to this Article 11, the Deposit shall be returned to Purchaser, and thereafter neither Stayton nor Purchaser shall have any further rights or obligations hereunder, except with respect to Section 14.2.

ARTICLE 12

TERMINATION

12.1 Termination

Subject to Section 8.6, Article 11 and Article 13 and, with respect to any termination by Stayton, subject to approval of the Court, this Agreement may be terminated in its entirety, or, in the limited circumstances provided herein, as to some, but not all of the Properties, prior to the Closing only:

(a) by mutual written consent executed by Stayton and Purchaser at any time;

(b) by Purchaser if the Auction Order is not entered by the Court on or before January 28, 2010;

(c) by Purchaser if the Closing has not occurred by April 30, 2010 but only if the conditions to Purchaser's obligations set forth in Section 7.1 shall not have been satisfied or waived;

(d) by Stayton or Purchaser if the Closing has not occurred on or before July 30, 2010 (the "Outside Closing Date");

(e) in accordance with the provision of Sections 2.5(b), 7.1(e), 7.1(i), 8.6, 9.4(a)(iii) or 13.2.;

(f) in the event that Purchaser is not selected as the Successful Bidder pursuant to the Bid Procedures; or

(g) by Stayton if the definitive documentation evidencing the modification of the CS-20 Loan and CS-27 Loan as contemplated by the modification term sheets entered into on or about the date hereof between Stayton and the applicable lender is not executed and delivered within two (2) Business Days following the entry of the Auction Order (and in such event, Stayton may withdraw the Sale & Auction Process Motion).

12.2 Effect of Termination

Subject to Sections 2.5(b), 7.1(e), 7.1(i), 8.6, 10.2, 11.3 and Article 13, in the event of termination of this Agreement pursuant to Section 12.1:

(a) each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

(b) no confidential information received by any party with respect to the business of any other or its Affiliates shall be disclosed to any third party, unless required by law or court order;

(c) the Deposit shall be returned to the party entitled thereto in accordance with the terms of this Agreement; and

(d) all obligations of the parties hereto under this Agreement (other than Sections 2.5(b), 7.1(e), 7.1(i) and 10.2) shall terminate and there shall be no liability of any party hereto to any other party and each party hereto shall bear its own expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

ARTICLE 13

DEFAULT AND REMEDIES

13.1 Purchaser's Default

If all of the conditions to the obligations of Purchaser to consummate the transactions contemplated by this Agreement are satisfied in full and Purchaser fails to so consummate the transactions contemplated by this Agreement on the date for performance provided herein or in accordance with the provisions of Article 8, then Stayton shall give Purchaser written notice thereof and opportunity to cure and if Purchaser does not cure within two (2) business days thereafter, then Stayton's sole and exclusive remedy shall be to elect to terminate this Agreement by giving notice of such termination to Purchaser and the Escrow Agent, whereupon this Agreement will be terminated, the Escrow Agent shall disburse the balance of the Deposit to Stayton, and neither party shall have any further rights or obligations under this Agreement except as expressly provided herein.  Purchaser and Stayton agree that it would be impractical and extremely difficult to estimate the damages that Stayton may suffer.  Therefore, Purchaser and Stayton agree that a reasonable estimate of the total net detriment that Stayton would suffer in the event that Purchaser defaults and fails to complete the purchase of the Property is and shall be the then face amount of the Deposit, and Stayton's sole and exclusive remedy (whether at law or in equity), shall be to receive proceeds from the Deposit as provided herein and if such Deposit is non-negotiable or has been cancelled or terminated, good funds in the face amount of the Deposit.  The Deposit will be the full, agreed and liquidated damages in the event that Purchaser defaults and fails to complete the purchase of the Property.  The payment of the Deposit as liquidated damages is not intended as a forfeiture or penalty, but is intended to constitute liquidated damages to Stayton.

13.2 Stayton's Default

Subject to Section 2.5(b), 7.1(e), 7.1(i), 8.6 and 10.2, if any warranty or representation of Stayton made herein shall prove untrue in any material respect or if Stayton shall fail to perform any of its material obligations under this Agreement on or prior to the date for performance provided herein or if by the Scheduled Closing Date, Stayton through its acts or omissions shall have failed to satisfy the conditions to the obligations of the Purchaser contained herein, then Purchaser shall give Stayton written notice thereof and opportunity to cure, and if Stayton does not cure within two (2) business days thereafter, then Purchaser's sole remedy at Purchaser's sole discretion, shall be to either:  (i) obtain specific performance of Stayton's obligations hereunder to complete the transaction, (and if applicable, accept title to the Property with a monetary encumbrance on a Property provided that the Purchase Price shall be reduced by the amount necessary to remove such monetary Encumbrance as an Encumbrance on the

Property), or (ii) terminate this Agreement, in which event Purchaser shall receive a return of its Deposit.  Whereupon this Agreement shall be terminated, and neither party shall have any further rights or obligations under it except as expressly provided herein.

ARTICLE 14
GENERAL PROVISIONS

14.1 Notices

All notices and other communications under this Agreement must be in writing and shall be deemed to be properly given or served by hand delivery or overnight courier, or by facsimile or uneditable electronic mail (e.g., Adobe/PDF) with a copy sent by overnight courier delivery, or by depositing same in the mail in the United States, postage prepaid and registered or certified mail, return receipt requested, addressed to the respective party to whom the same is intended to be given or served at the address set forth below:

If to Stayton:                                           Clyde A. Hamstreet
One SW Columbia
Suite 1000
Portland, OR  97258
(503) 223-6222 (voice)
(503) 546-6579 (facsimile)
chamstreet@hamstreet.net (email)

with a copy to:                                           Thomas J. Wettlaufer
3723 Fairview Industrial Drive, Suite 270
Salem, OR  97302-0006
(503) 485-8596 (phone)
tom.wettlaufer@sunwestmanagement.com (email)

Michael A. Grassmueck, CIRA
Fiduciary and Insolvency Services
Grassmueck Group
P.O. Box 3649
Portland, OR 97208
(503)294-9928 (Phone)
(503)294-7961 (Fax)
mgrassmueck@grassmueckgroup.com  (email)

Albert N. Kennedy
Tonkon Torp LLP
1600 Pioneer Tower
888 SW Fifth Avenue
Portland, OR  97204
(503) 802-2013 (Phone)
(503) 972-3713  (Fax)
al.kennedy@tonkon.com (email)

David Zaro
Allen Matkins Leck Gamble Mallory & Natsis, LLP
515 South Figueroa St. 9th Floor
Los Angeles, CA 90071-3309
(213) 622-5555 (Phone)
(213) 620-8816 (Fax)
dzaro@allenmatkins.com  (email)

If to Purchaser:
BRE/SW Portfolio LLC
c/o The Blackstone Group
345 Park Avenue
New York, New York  10154
Attention:   Mr. David Roth
Telephone:                      (212) 583-5885
Facsimile:                      (212) 583-5202
roth@blackstone.com (email)

with a copy to:

BRE/SW Portfolio LLC
c/o The Blackstone Group
345 Park Avenue
New York, New York  10154
Attention:   Mr. Andrew Lax
Telephone:                      (212) 583-5158
Facsimile:                      (212) 583-5202
lax@blackstone.com (email)

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attn: Gregory J. Ressa

(212) 455-7430 (Phone)
(212) 455-2502 (Fax)
gressa@stblaw.com (email)

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attn: Erik G. Quarfordt
(212) 455-2459 (Phone)
(212) 455-2502 (Fax)
equarfordt@stblaw.com (email)

Emeritus Corporation
3131 Elliott Avenue
Suite 500
Seattle, WA  98121
Attn: Eric Mendelsohn, Sr Vice President Corporate Development
(206) 301-4493 (Phone)
(206) 357-7388 (Fax)
eMendelsohn@emeritus.com (email)

CPDF II, LLC
c/o Columbia Pacific Management, Inc.
1910 Fairview Ave., Suite 202
Seattle, WA  98102
Attention:   Stan Baty
Telephone:                      (206) 728-9063
Facsimile:                      (206) 728-9327
stanb@col-pac.com  (email)

If to Escrow Agent:
                                      Chicago Title Insurance Company
711 Third Ave, #500
New York, NY 10017
Attn:  Neal Miranda, VP/Senior Counsel
212-880-1237 (Direct)
917-591-2689 (Fax)
neal.miranda@ctt.com  (email)

All such notices and other communications shall, except as hereinafter set forth, be effective upon delivery or receipt, or if given by means of facsimile or electronic transmission, upon receipt as stated on the transmission confirmation notice, provided, however, that if the confirmed time of receipt is later than 5:00 p.m. local time at the receiving party, the notice will be deemed received on the following Business Day.  Rejection or other refusal to accept, or the inability to deliver because of a changed address of which no notice was given hereunder shall be deemed to be receipt of the notice or other communications.  Each party shall have the right from time to time and at any time, upon at least ten days prior written notice thereof in accordance with the provisions hereof, to change its address by specifying any other address within the United States of America; provided, however, notwithstanding anything contained herein to the contrary, in order for such notice of address change to be effective it must actually be received.

14.2 Brokers

Stayton and Purchaser each represent and warrant to each other that they have not dealt with any broker, salesperson or finder in connection with the transactions contemplated herein other than Moelis & Company LLC (collectively, the "Brokers").  Stayton shall pay all commissions due to the Brokers in connection with this sale pursuant to one or more separate agreements to be made between Stayton and the Brokers.  Each party hereto shall indemnify, defend, and hold harmless the other party hereto from and against any demand or claim (including, without limitation, reasonable attorneys' fees and expenses) asserted against the indemnified party by any broker or salesperson for a brokerage commission or fee, which claim results from the act of the indemnifying party or any misrepresentation or breach of covenant by the indemnifying party pursuant to this Section 14.2.

14.3 Assignment

This Agreement shall inure to the benefit of, and be binding upon, the parties hereto, their successors, administrators and assigns.  Prior to the Closing Date, Purchaser shall not assign its rights or obligations under this Agreement, or any interest herein, without the prior written consent of Stayton.  Any attempt to assign Purchaser's interest contrary to this Section 14.3 shall be null and void.  This provision shall apply to transfers by operation of law.  A Change of Control of Purchaser shall constitute an assignment under this Section 14.3.  No consent in one instance shall prevent the provisions of this Section 14.3 from applying to a subsequent instance.  No assignment by Purchaser shall relieve Purchaser from any of its obligations or liability under this Agreement.  Notwithstanding the foregoing, Purchaser may at any time on or prior to the Closing Date, with written notice to Stayton, (i) assign some or all of its rights and obligations under this Agreement to one or more Affiliates of Purchaser or Purchaser's Manager or (ii) assign its rights and obligations under this Agreement with respect to individual Properties to one or more Affiliates of Purchaser or designate one or more Affiliates of Purchaser to take title to one or more Properties (and any related Personal Property), provided that Purchaser will continue to remain primarily liable under this Agreement notwithstanding any such assignment or designation.

14.4 Sunwest

The parties hereto confirm that Sunwest is not a party to this Agreement other than as provided in the Intervention.

14.5 Effect of Agreement

Upon entry of the Auction Order, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns.

14.6 Counterparts

This Agreement may be executed in two or more identical counterparts which, when taken together, will constitute one and the same instrument.  Facsimile copies of signature pages shall be deemed originals for the purposes of the creation of a fully executed, delivered and enforceable counterpart Agreement.

14.7 Severability

In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

14.8 Interpretation

Purchaser and Stayton each acknowledge that (a) it has been represented by independent counsel in connection with this Agreement; (b) it has executed this Agreement with the advice of such counsel; and (c) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of its respective counsel.  The fact that this Agreement was prepared by counsel to any particular party as a matter of convenience shall have no import or significance in interpreting the provisions hereof.

14.9 Entire Agreement

This Agreement and the other Transaction Documents embody and constitute the entire understanding between the parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, including, without limitation, the Proposed Terms and Conditions of the Transaction, dated as of September 14, 2009, among the CRO, the Receiver, Emeritus Corporation and Blackstone Real Estate Advisors VI, L.P., are merged into this Agreement.  Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

14.10 Governing Law

This agreement shall be governed by and construed in accordance with the laws of the State of Oregon without regard to its conflict of law principles.  The parties hereto hereby agree to the exclusive jurisdiction of the courts of general jurisdiction of the State of Oregon or the United States District Court for the District of Oregon in all actions between the parties hereto, and consent to service of process by certified mail, return receipt requested, to their respective addresses set forth in Section 14.1 hereof.

14.11 Further Assurances

In addition to the obligations required to be performed hereunder at or prior to Closing, Stayton and Purchaser shall each execute, acknowledge and deliver, subsequent to Closing, such other instruments and documents as the other party hereto may reasonably request and as shall be necessary in order to effectuate the transactions contemplated herein.

14.12 Escrow Provisions

(a) If the Deposit is cash, the Escrow Agent shall hold the cash Deposit in escrow in an interest-bearing bank account approved by Stayton and Purchaser (the “Escrow Account”).

(b) The Escrow Agent shall hold the Deposit in escrow in the Escrow Account until the Closing or sooner termination of this Agreement and shall hold or apply such proceeds in accordance with this Agreement.  Stayton and Purchaser understand that no interest is earned on the Deposit during the time it takes to transfer into and out of the Escrow Account.  If for any reason either party makes a written demand upon the Escrow Agent for payment of the Deposit, the Escrow Agent shall, within 24 hours, give written notice to the other party of such demand.  If the Escrow Agent does not receive a written objection within five Business Days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment.  If the Escrow Agent does receive such written objection within such five Business Day period, the Escrow Agent shall deposit the Deposit with the clerk of the Court.  The Escrow Agent shall give written notice of such deposit to Stayton and Purchaser.  Upon such deposit the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

(c) The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and the Escrow Agent shall not be liable to either of the parties for any act or omission on its part, other than for its gross negligence or willful misconduct.  Stayton and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including attorneys’ fees and disbursements, incurred in connection with the performance of the Escrow Agent’s duties hereunder.

(d) The Escrow Agent has acknowledged its agreement to these provisions by signing this Agreement in the place indicated following the signatures of Stayton and the Purchaser.

14.13 Settlement Costs

(a) Stayton shall pay (i) Stayton's own attorneys' fees and costs related to this transaction contemplated by this Agreement; (ii) all capital gains or other income taxes imposed upon Stayton in respect of the transactions contemplated by this Agreement; (iii) any state and local transfer taxes, documentary fees, sales, use and excise taxes, if any, imposed upon or relating to the conveyance of title to the Properties and/or the other transactions contemplated by this Agreement; (iv) all costs and expenses (including the cost of any title endorsements or affirmative insurance) in connection with the removal of record (or other manner satisfactory to the Title Company to insure over) of the Required Removal Exceptions and (v) any assumption fees, modification fees, extension fees or similar fees in connection with the modification and assumption of the Assumed Real Property Loans due and payable on or prior to the Closing Date, to the extent not capitalized in the Assumed Real Property Loans.

(b) Other than in connection with the Expense Reimbursement pursuant to Section 10.2(a), Purchaser shall pay (i) its own attorneys' fees and costs related to this transaction contemplated by this Agreement; (ii) all of its own costs for any inspections and tests performed at the Properties; (iii) the cost of the premiums for owner's (or lessee's, if applicable) title insurance policies for each of the Properties; and (iv) all fees, costs and expenses incurred in connection with the assumption by Purchaser of the Assumed Real Property Loans, including the Lender's attorneys' fees and costs, premiums for endorsements to Lender's title policies, costs and fees related to all updates to any third party inspections or reports required by any Lender (but excluding any assumption fees, modification fees, extension fees or similar fees).

(c) Stayton shall use reasonable efforts to obtain appropriate exemptions from the Court in order for such transactions to be, to the greatest extent permissible under applicable law, subject to the provisions of 11 U.S.C. § 1146(a), and, accordingly, free of any state and local transfer taxes, documentary stamp tax, sales use and excise taxes.  Any litigation over a dispute about the applicability of Section 1146(a) of the Bankruptcy Code shall be conducted in the Court upon the instigation or response of Stayton and/or Purchaser, and if commenced elsewhere, Stayton shall timely remove it to the Court.  If, for any reason, Purchaser and its attorneys are denied standing to exercise its own rights or defenses, then Stayton shall assert them at Purchaser's direction and expense, and Purchaser shall reimburse Stayton for all reasonable expenses incurred in so doing.

14.14 Time of Essence

Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

14.15 Confidentiality

(a) The parties agree that, unless consented to in writing by the other party, no party may issue press releases with respect to the transactions contemplated by this Agreement other than the press release agreed to by the parties and issued upon execution of this Agreement; provided, however, Emeritus may issue a separate press release within 3 days of the date hereof, so long as Stayton is provided a copy in advance for its review and input.  Except for the filing of this Agreement with the Court pursuant to Section 10.1 in connection with the Sale & Auction Process Motion, this Agreement (including the Debt Modification Schedules) may not be disclosed (i) to any holder of the Existing Real Property Loans or the Existing Personal Property Loans and (ii) until the Court approves the Sale & Auction Process Motion, to any potential bidders for the Properties.

(b) Stayton agrees that none of Stayton, the CRO, the Receiver or their respective representatives shall provide to any Person that is not an Affiliate of Stayton any non-public information with respect to the financial condition, results of operations, business prospects, financial and other forecasts and projections of Stayton and/or its affiliates related to the Properties, except (i) as contemplated by the Bid Procedures or (ii) as required or requested by the Court, provided, however, that any parties receiving such information must be subject to a confidentiality agreement with Stayton in form and substance substantially similar to the forms of confidentiality agreement previously disclosed to Purchaser.  For the avoidance of doubt, this Section 14.15(b) shall not prohibit Stayton from providing (i) to any Person that would be entitled to distributions of proceeds from the Cash/Equity Portion of the Purchase Price under the Reorganization Plan, estimated calculations of such Person’s potential distributions and (ii) to Corporate Employees and Facility Employees, information or summaries concerning the material terms of employment for employees hired by Purchaser’s Manager at Closing pursuant to Article 9; provided that, any written materials to be provided by Stayton to any such Corporate Employees or Facility Employees shall be provided to Purchaser and Purchaser’s Manager in advance for their review and input.

14.16 Currency

All amounts set forth in this agreement are in United State Dollars whether or not specified in any reference herein.

14.17 Assistance with 1031 Exchanges

Purchaser and Stayton agree, upon reasonable and timely request of the record or beneficial owner of a Property or undivided interest in a Property, to reasonably cooperate with the conveyance of some of the Properties to accommodate an exchange by one or more such owners pursuant to Section 1031 of the Internal Revenue Code, provided that Purchaser shall not be required to take title to any property other than the Properties, but Purchaser shall accept deeds in fractional interests from Stayton and such beneficial owners in order to accommodate such 1031 exchange, as long as such acceptance of deeds does not change the title conveyed hereunder or to be insured in the name of Purchaser by the Title Company hereunder; provided further that (i) Purchaser shall not be required to incur any costs, expenses or liabilities with respect to such additional transfers of such interests, (ii) such transfers shall not be a condition to or delay the Closing, (iii) Purchaser shall not be required to accept or agree with any allocations of the Purchase Price by Stayton or any of the TIC Investors for tax purposes.

14.18 No Admission to Third Parties

The inclusion of any possible or alleged breach or violation or law or contract or any possible notices, consents or options implicated by any contract shall not be construed as an admission or indication by Stayton or Purchaser that any such breach or violation exists or has actually occurred, or that any notice, consent or option is actually required by such contract.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Purchaser:	Sellers:
BRE/SW PORTFOLIO LLC, a Delaware limited liability company By:/s/ David Roth Name: _ David Roth Title:Managing Director
On Behalf of Stayton:
    STAYTON SW ASSISTED LIVING, L.L.C.
    an Oregon limited liability company

    By: _/s/ Clyde A. Hamstreet
    Clyde A. Hamstreet, in his capacity as
    Chief Restructuring Officer for Debtor
             and the Receivership Entities

    By: /s/ Michael A. Grassmueck
           Michael A. Grassmueck, in his capacity
           as Receiver for Debtor and the
            Receivership Entities

Intervention

Sunwest hereby intervenes in the foregoing Agreement for the purpose of acknowledging Section 9.2(h) of the Agreement and agreeing that it is bound by such Section.  Additionally, Sunwest agrees to provide to Stayton all information and materials in its possession or control, or the possession or control of its Affiliates, that Stayton has agreed to provide to Purchaser pursuant to this Agreement.

SUNWEST MANAGEMENT, INC.

By: _/s/ Clyde A. Hamstreet _
Name:Clyde A. Hamstreet
Title: Chief Restructuring Officer for Debtor
and the Receivership Entities

Emeritus Corporation and Columbia Pacific hereby intervene in the foregoing Agreement solely for the purpose of acknowledging Section 9.2(i) of the Agreement and agreeing that they are bound by such section.

Emeritus Corporation By: /s/ Eric Mendelsohn Eric Mendelsohn Its: SVP Corporate Development
CPDF II, LLC,
a Washington limited liability company

By: Columbia Pacific Advisors LLC
a Washington limited liability company, its Manager

By: /s/Alexander Washburn
Name: Alexander Washburn
Title: Manager

JOINDER BY ESCROW AGENT

Chicago Title Insurance Company, referred to in this Agreement as the "Escrow Agent," hereby acknowledges that it received this Agreement executed by Purchaser and Stayton as of the ___ day of January, 2010, and accepts the obligations of the Escrow Agent as set forth herein.  The Escrow Agent hereby agrees to hold and distribute the Deposit in accordance with the terms and provisions of the Agreement.

CHICAGO TITLE INSURANCE COMPANY

By:          /s/ Neal J. Miranda
Neal J. Miranda, VP/Senior Counsel
CTIC #1209-3105 --- (212) 880-1237

EXHIBIT A-1
Legal Descriptions of Lands

[see attached]

EXHIBIT A-2
Allocated Purchase Price

[see attached]

EXHIBIT B
List of Properties
(Assisted Living, Independent Living, Skilled Nursing)

[see attached]

EXHIBIT C

Form of Deed

(see attached)

SPACE ABOVE RESERVED FOR RECORDER

Prepared under local supervision (exc MD) by and when recorded, return to:
Irina Petrova, Esq. @ Simpson Thacher & Bartlett LLP
425 Lexington Ave, NY, NY 10017

Preparer’s Signature (exc MD) as to KY:
_______________________________________

Community # and Community Name:
_______________________________________

Notice To Recorder:
This instrument to be indexed against the record owner(s) identified on Schedule B hereto, Grantor and Grantee

Real property tax bills to be sent to:
Grantee

Instrument:
Deed --- [Form for use in AL, AZ, CA, CO, CT, GA, IA, IN, KY, MD, MN, MO, MS, MT, NC, ND, NE, NM, NY, OK, OR, PA, SC, TN, TX, UT, VA, WA, WI, WV & WY]

Dated:
As of the earliest notary date, but effective as of _____/_____/10

Grantor:
Stayton SW Assisted Living, L.L.C., an Oregon limited liability company, with address at _________________________ (subject to confirm), (i) as successor-in-interest to the record owner(s) identified on Schedule B-1 hereto, pursuant to (A) an order entered on October 2, 2009, in U.S. District Court Case No. ___ (United States District Court for the District of Oregon), approving the distribution plan and (B) an order entered on December 22, 2009, in U.S. District Court Case No. ___ (United States District Court for the District of Oregon), pursuant to which the assets of such record owner(s) were substantively consolidated and made part of the bankruptcy estate of Stayton SW Assisted Living, L.L.C., and (2) as authorized by an order entered on [_______ ___, 2010], in U.S. District Court Case No. ___ (United States District

Court for the District of Oregon) to sell, transfer and convey the interest held by the record owner(s) identified on Schedule B-2 hereto in the Premises.

Grantee:
[__________], a Delaware limited liability company, c/o Blackstone, 345 Park Ave, NY, NY 10154
Nature of Instrument:
This Instrument is a conveyance pursuant to [identify relevant BR Order]

Witnesseth:
That the Grantor, in consideration of the sum of $1 (or as otherwise provided on Schedule of Consideration, if annexed) paid by Grantee, the receipt and sufficiency of which is hereby acknowledged, does hereby grant and convey, transfer, assign and release unto Grantee, its successors and assigns, all of its estate, right, title and interest in and to that certain plot, piece or parcel of land (together with the buildings and improvements thereon erected) described on Schedule A hereto (the “Premises”).

Together with:
All right, title and interest (if any) of Grantor in and to any streets and roads abutting the Premises to the center line thereof, as well as any gaps, strips or gores on, around or within the Premises.

Together with:
All right, title and interest (if any) of Grantor in and to any hereditaments and appurtenances, and all of the estate and rights of Grantor, including any after-acquired estates or interests.

To have and to hold:
The Premises herein conveyed unto the Grantee, its successors and assigns forever.

Disclaimer of Warranties of Title as to the Premises Conveyed Herein:
Notwithstanding anything to the contrary, this Instrument is executed and delivered without warranties of title, express or implied, of any kind whatsoever.

In witness whereof:
The undersigned, by its duly elected officer and pursuant to proper authority, has duly executed, acknowledged and delivered this instrument as of the day and year first above written.

Grantor:
Stayton SW Assisted Living, L.L.C., an Oregon limited liability company, with address at _________________________ (subject to confirm), (i) as successor-in-interest to the record owner(s) identified on Schedule B-1 hereto, pursuant to (A) an order entered on October 2, 2009, in U.S. District Court Case No. ___ (United States District Court for the District of Oregon), approving the distribution plan and (B) an order entered on December 22, 2009, in U.S. District Court Case No. ___ (United States District Court for the District of Oregon), pursuant to which the assets of such record owner(s) were substantively consolidated and made part of the bankruptcy estate of Stayton SW Assisted Living, L.L.C., and (2) as authorized by an order entered on [________ ___, 2010], in U.S. District Court Case No. ___ (United States District Court for the District of Oregon) to sell, transfer and convey the interest held by the record owner(s) identified on Schedule B-2 hereto in the Premises.
By:           ____________________________________________
Clyde Hamstreet, Chief Restructuring Officer

Witness #1 as to Premises in CT, GA, LA, PA & SC:

____________________________________________
Name:  _____________________________________

Witness #2 as to Premises in CT, GA, LA, PA & SC:

____________________________________________
Name:  _____________________________________

Notary Public as to Premises in GA:

_________________________________________
Notary Public

The following acknowledgment page, including notary execution, is hereby incorporated by reference into this page as if set forth hereon in its entirety.

County of Multnomah, State of Oregon:
Multi-State Acknowledgment:
On _____/_____/10, before me, the undersigned officer, personally appeared Clyde Hamstreet, personally known and acknowledged himself to me (or proved to me on the basis of satisfactory evidence) to be the Chief Restructuring Officer  of the foregoing executing Grantor (hereinafter, the “Grantor”) and that as such officer, being duly sworn, and being authorized to do so, executed, subscribed and acknowledged the due execution of the foregoing instrument for the purposes therein contained, by signing the name of the Grantor by himself in his authorized capacity as such officer as his free and voluntary act and deed and the free and voluntary act and deed of said Grantor. *** Witness my hand and official seal.
Uniform Acknowledgment which is supplemental to the foregoing acknowledgment:
On _____/_____/10, before me, the undersigned, a Notary Public in and for said State, personally appeared Clyde Hamstreet, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument. *** [If notarized in CA --- I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.] *** Witness my hand and official seal.

_________________________________________
Notary Public, State of Oregon

Schedule of Consideration, aka Consideration Certificate Addendum:
As to Premises in AL, KY, MD, MO, PA& WV:
The actual monetary consideration is $________________________

As to Premises in KY:
As to Premises in KY, Grantor and Grantee hereunder each certify, pursuant to KRS Chapter 382, that the consideration is $____________________, which is the true, correct and full consideration paid for the property herein conveyed.

Grantor By:
Stayton SW Assisted Living, L.L.C., an Oregon limited liability company, with address at _________________________ (subject to confirm), (i) as successor-in-interest to the record owner(s) identified on Schedule B-1 hereto, pursuant to (A) an order entered on October 2, 2009, in U.S. District Court Case No. ___ (United States District Court for the District of Oregon), approving the distribution plan and (B) an order entered on December 22, 2009, in U.S. District Court Case No. ___ (United States District Court for the District of Oregon), pursuant to which the assets of such record owner(s) were substantively consolidated and made part of the bankruptcy estate of Stayton SW Assisted Living, L.L.C., and (2) as authorized by an order entered on [_______ ___, 2010], in U.S. District Court Case No. ___ (United States District Court for the District of Oregon) to sell, transfer and convey the interest held by the record owner(s) identified on Schedule B-2 hereto in the Premises.
By: _____________________________________
Clyde Hamstreet, Chief Restructuring Officer

Grantee By:	_____________________________________
Name:	_______________________________
Title:	_______________________________

CA Documentary Transfer Tax Declaration Addendum --- NOT TO BE RECORDED:

Instrument:
Limited Warranty Deed (Quitclaim Deed as to land in RI)

Dated:
As of the earliest notary date, but effective as of _____/_____/10

Grantor:
Stayton SW Assisted Living, L.L.C., an Oregon limited liability company, with address at _________________________ (subject to confirm), (i) as successor-in-interest to the record owner(s) identified on Schedule B-1 hereto, pursuant to (A) an order entered on October 2, 2009, in U.S. District Court Case No. ___ (United States District Court for the District of Oregon), approving the distribution plan and (B) an order entered on December 22, 2009, in U.S. District Court Case No. ___ (United States District Court for the District of Oregon), pursuant to which the assets of such record owner(s) were substantively consolidated and made part of the bankruptcy estate of Stayton SW Assisted Living, L.L.C., and (2) as authorized by an order entered on [_______ ___, 2010], in U.S. District Court Case No. ___ (United States District Court for the District of Oregon) to sell, transfer and convey the interest held by the record owner(s) identified on Schedule B-2 hereto in the Premises.

Grantee:
[__________], a Delaware limited liability company, c/o Blackstone, 345 Park Ave, NY, NY 10154

Premises:
See Schedule A annexed to the Instrument

CA Documentary Transfer Tax Declaration:
Grantor hereby declares that the Documentary Transfer Tax is $0 --- Exempt pursuant to Revenue & Taxation Code Section 11923 (subject to confirm).

MD Preparer’s Certification Addendum:
This is to certify that the foregoing instrument was prepared by the undersigned, one (1) of the parties named herein.

Grantee By:	_____________________________________
Name:	_______________________________
Title:	_______________________________

NC Residency Addendum:
The Premises is IS NOT the primary residence of Grantor.

NY Section 13 Lien Law Recital Addendum:
Grantor, in compliance with Section 13 of the NY Lien Law, covenants that it will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund to be applied first for the purpose of paying the cost of the improvement(s) and will apply the same first to the payment of the cost of the improvement(s) before using any part of the total of the same for any other purpose.

OR Addendum:
BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON TRANSFERRING FEE TITLE SHOULD INQUIRE ABOUT THE PERSON'S RIGHTS, IF ANY, UNDER ORS 195.300, 195.301 AND 195.305 TO 195.336 AND SECTIONS 5 TO 11, CHAPTER 424, OREGON LAWS 2007. THIS INSTRUMENT DOES NOT ALLOW USE OF THE PROPERTY DESCRIBED IN THIS INSTRUMENT IN VIOLATION OF APPLICABLE LAND USE LAWS AND REGULATIONS. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY THAT THE UNIT OF LAND BEING TRANSFERRED IS A LAWFULLY ESTABLISHED LOT OR PARCEL, AS DEFINED IN ORS 92.010 OR 215.010, TO VERIFY THE APPROVED USES OF THE LOT OR PARCEL, TO DETERMINE ANY LIMITS ON LAWSUITS AGAINST FARMING OR FOREST PRACTICES AS DEFINED IN ORS 30.930, AND TO INQUIRE ABOUT THE RIGHTS OF NEIGHBORING PROPERTY OWNERS, IF ANY, UNDER ORS 195.300, 195.301 AND 195.305 TO 195.336 AND SECTIONS 5 TO 11, CHAPTER 424, OREGON LAWS 2007.

PA Address Certification Addendum:
Grantee hereby certifies that its precise address is c/o Blackstone, 345 Park Ave, NY, NY 10154

Grantee By:	___________________________________
Name:	_____________________________
Title:	_____________________________

PA Coal Notice as to real property in all counties within the Commonwealth of PA but for Berks, Bucks, Chester, Crawford, Delaware, Erie, Lancaster, Lebanon, Lehigh, McKean, Montgomery, Northampton, Philadelphia, Potter, Warren and York Addendum:
NOTICE --- THIS DOCUMENT MAY NOT/DOES NOT SELL, CONVEY, TRANSFER, INCLUDE OR INSURE THE TITLE TO THE COAL AND RIGHT OF SUPPORT UNDERNEATH THE SURFACE LAND DESCRIBED OR REFERRED TO HEREIN, AND THE OWNER OR OWNERS OF SUCH COAL MAY HAVE THE COMPLETE LEGAL RIGHT TO REMOVE ALL OF SUCH COAL AND, IN THAT CONNECTION, DAMAGE MAY RESULT TO THE SURFACE OF THE LAND AND ANY HOUSE, BUILDING OR OTHER STRUCTURE ON OR IN SUCH LAND. THE INCLUSION OF THIS NOTICE DOES NOT ENLARGE, RESTRICT OR MODIFY ANY LEGAL RIGHTS OR ESTATES OTHERWISE CREATED, TRANSFERRED, EXCEPTED OR RESERVED BY THIS INSTRUMENT. [This notice is set forth in the manner provided in Section 1 of the Act of July 17, 1957, P.L. 984, as amended, and is not intended as notice of unrecorded instruments, if any].

TN Affidavit of Consideration or Value Addendum:
County of __________________, State of _________:
The actual consideration or value, whichever is greater, for this transfer is $_______________

Grantee By:	_______________________________________
Name:	_________________________________
Title:	_________________________________

Sworn to before me on _____/_____/10

__________________________________
Notary Public

Schedule A:
See annexed Legal Description of Premises

Schedule B-1:
See annexed Record Owner(s) [Sunwest entities]

Schedule B-2:
See annexed Record Owner(s) [TIC entities]

EXHIBIT D
Excluded Personal Property

Unassignable licensed software and mainframe servers will be excluded.

"Excluded Assets" means those assets of Stayton other than the Properties, and also includes those assets of Stayton identified as follows:

a)	Tax refunds, if any, for periods prior to or ending upon the Closing Date and prepaid taxes not otherwise subject to proration pursuant to section 8.5 of this Agreement;

b)	The rights of Stayton applicable to or associated with any obligations or liabilities of Stayton which are not Assumed Liabilities;

c)
The right, title and interest of Stayton with respect to any warranty, indemnification and other claims under the purchase and sale agreements and related documents attendant to the acquisition by Stayton or its affiliates of the Properties or any of them;

d)
Cash, notes, bonds, cash equivalents, marketable securities and accounts receivable (except to the extent that such accounts receivable are subject to pro ration pursuant to section 8.5 of this Agreement);

e)	Any licenses, permits or certifications that are non-transferable pursuant to applicable federal or state laws and regulations;

f)	Corporate records of Stayton which are not related to the Properties;

g)	Insurance policies and contracts, and claims and recoveries thereunder, with respect to losses or occurrences prior to the Closing Date; and

h)	Any other asset of Stayton which is not one of the Properties.

EXHIBIT E
Encumbrances on Personal Property

The Operating Contracts disclosed in Section 4.1(m) that are denoted as "Personal Property with Encumbrances" by an "x" in the applicable column of the spreadsheet attached to Section 4.1(m) are incorporated into this Exhibit E by this reference.

EXHIBIT F
[Form of]
BILL OF SALE

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, Stayton SW Assisted Living, L.L.C., an Oregon limited liability company, (1) as successor-in-interest to the record owner(s) identified on Schedule 1 hereto, pursuant to (A) an order entered on October 2, 2009, in U.S. District Court Case No. ___ (United States District Court for the District of Oregon), approving the distribution plan and (B) an order entered on December 22, 2009, in U.S. District Court Case No. ___ (United States District Court for the District of Oregon), pursuant to which the assets of such record owner(s) were substantively consolidated and made part of the bankruptcy estate of Stayton SW Assisted Living, L.L.C., and (2) as authorized by an order entered on [_________ ___, 2010], in U.S. District Court Case No. ___ (United States District Court for the District of Oregon) to sell, transfer and convey the interest held by the record owner(s) identified on Schedule 2 hereto in the Properties set forth on Annex 1 attached hereto ("Stayton"), and subject to the terms and conditions of the Agreement of Purchase and Sale dated January 15, 2010 ("Agreement") between Stayton and BRE/SW Portfolio LLC ("Purchaser") hereby sells, grants, conveys, assigns, transfers and delivers to Purchaser, Purchaser's successors and assigns, all of Sellers’ estate, right, title and interest in and to all of the Personal Property (as defined in the Agreement) with respect to the Properties set forth on Annex 1 attached hereto.  This Bill of Sale is executed and delivered pursuant to the Agreement and the Sale Approval Order (as defined in the Agreement).

EXCEPT AS EXPRESSLY PROVIDED IN THE AGREEMENT OR IN THIS BILL OF SALE, THE PERSONAL PROPERTY IS CONVEYED ON AN "AS IS, WHERE IS" BASIS AND WITH ALL FAULTS; STAYTON MAKES NO IMPLIED OR EXPRESS WARRANTIES OR REPRESENTATIONS OF ANY KIND OR NATURE WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OR REPRESENTATIONS CONCERNING THE DESIGN, CONSTRUCTION, CONDITION OR VALUE OF THE PERSONAL PROPERTY, ANY IMPLIED WARRANTIES OF FITNESS OR MERCHANTABILITY, OR ANY EXPRESS OR IMPLIED WARRANTIES REGARDING COMPLIANCE WITH APPLICABLE LAWS, CODES, ORDINANCES OR GOVERNMENTAL REGULATIONS RELATING TO THE ENVIRONMENT, HEALTH AND SAFETY OR OTHERWISE.

Date: ____________________, 2010.

Stayton SW Assisted Living, L.L.C., an Oregon limited liability company, (1) as successor-in-interest to the record owner(s) identified on Schedule 1 hereto, pursuant to (A) an order entered on October 2, 2009, in U.S. District Court Case No. ___ (United States District Court for the District of Oregon), approving the distribution plan and (B) an order entered on December 22, 2009, in U.S. District Court Case No. ___ (United States District Court for the District of Oregon), pursuant to which the assets of such record owner(s) were substantively consolidated and made part of the bankruptcy estate of Stayton SW Assisted Living, L.L.C., and (2) as authorized by an order entered on [________ ___, 2010], in U.S. District Court Case No. ___ (United States District Court for the District of Oregon) to sell, transfer and convey the interest held by the record owner(s) identified on Schedule 2 hereto in the Properties set forth on Annex 1 attached hereto

By: __________________________________________
       Clyde A. Hamstreet, Chief Restructuring Officer

ANNEX 1

[List of Properties for the applicable Closing]

Schedule 1:
See annexed Record Owner(s) [Sunwest entities]

Schedule 2:
See annexed Record Owner(s) [TIC entities]

EXHIBIT G
Form of Assignment and Assumption Agreement

This Assignment and Assumption Agreement, dated as of ______________, 2010, is by and between Stayton SW Assisted Living, L.L.C., an Oregon limited liability company, (1) as successor-in-interest to the record owner(s) identified on Schedule 1 hereto, pursuant to (A) an order entered on October 2, 2009, in U.S. District Court Case No. ___ (United States District Court for the District of Oregon), approving the distribution plan and (B) an order entered on December 22, 2009, in U.S. District Court Case No. ___ (United States District Court for the District of Oregon), pursuant to which the assets of such record owner(s) were substantively consolidated and made part of the bankruptcy estate of Stayton SW Assisted Living, L.L.C., and (2) as authorized by an order entered on [__________ ___, 2010], in U.S. District Court Case No. ___ (United States District Court for the District of Oregon) to sell, transfer and convey the interest held by the record owner(s) identified on Schedule 2 hereto in the Purchased Properties ("Stayton") and BRE/SW Portfolio LLC, a Delaware limited liability company ("Purchaser").

Stayton and Purchaser have entered into an Agreement of Purchase and Sale  dated as of January 15, 2010 ("Purchase Agreement") pursuant to which Purchaser is purchasing, upon the terms and conditions, and subject to the covenants and conditions, set forth in the Purchase Agreement.  Capitalized terms used herein and not defined shall have the meaning assigned thereto in the Purchase Agreement.  For avoidance of doubt, the "Assumed Liabilities" include Purchaser's performance from and after the date hereof of each of the Assumed Real Property Loans identified on Annex 2 to this Assignment and Assumption Agreement.

In connection with Purchaser's purchase of the Properties set forth on Annex 1 attached hereto (the “Purchased Properties”), Stayton desires to assign, transfer, set over and convey to Purchaser all of Sellers’ right title and interest under the following with respect to the Purchased Properties (collectively, the "Assigned Rights and Obligations”):

(i)	the Resident Agreements (including, without limitation, all Security Deposits, Entrance Fees and Concessions of Rent);
(ii)	the Assumed Operating Contracts set forth on Schedule A attached hereto;
(iii)	the Assumed Unexpired Leases set forth on Schedule B attached hereto;
(iv)	the Assumed Loan Documents set forth on Schedule C attached hereto;
(v)	the Ground Leases set forth on Schedule D attached hereto;
(vi)	all guarantees, warranties and similar agreements from vendors, contractors, subcontractors, manufacturers, distributors or suppliers of services or materials to the Purchased Properties;
(vii)	the telephone numbers for the Purchased Properties;
(viii)	all Licenses (to the extent the same are assignable) related to the Purchased Properties and the Improvements and CLIA Numbers related to the Purchased Properties; and
(ix)	all Trust Funds which are not returned to the residents/patients pursuant to Section 5.1(p) of the Purchase Agreement.

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Stayton hereby sells, assigns, transfers, delegates and conveys to Purchaser all of Sellers’ right, title and interest in and to the Assigned Rights and Obligations (including the obligations and liabilities which arise with respect to acts or events occurring, on or after the date hereof).

2.
Purchaser hereby accepts the foregoing assignment and delegation, and assumes and agrees to pay, perform and discharge the liabilities of Sellers under and with respect to the Assigned Rights and Obligations (including, the Assumed Liabilities with respect to such Purchased Properties) which arise with respect to acts or events occurring, on or after the date hereof.

3.
This Assignment and Assumption Agreement is executed and delivered pursuant to the Purchase Agreement and the Sale Approval Order.  In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms of this Assignment and Assumption Agreement, the terms of the Purchase Agreement shall govern.

4.
Stayton and Purchaser hereby agree, without further consideration, to execute, make, acknowledge, and deliver such instruments, agreements and other documents as may be reasonably required to effectuate the purposes of this Assignment and Assumption Agreement and to consummate the transactions contemplated hereby.

5.	This Assignment and Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of Oregon without regard to the conflict of laws principles thereof.

6.
Neither this Assignment and Assumption Agreement nor any term hereof may be amended, changed, waived, discharged or terminated other than by an instrument in writing, signed by the party against which enforcement of such amendment, change, waiver, discharge or termination is sought.

7.
This Assignment and Assumption Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

8.
Nothing expressed or implied in this Assignment and Assumption Agreement is intended to confer upon any person, other than the parties hereto, or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Assignment.

9.
This Assignment and Assumption Agreement and the terms and provisions hereof shall insure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of Stayton and Purchaser.

PURCHASER: BRE/SW Portfolio LLC, a Delaware limited liability company By: _______________________________ Its: _______________________________
STAYTON:

Stayton SW Assisted Living, L.L.C., (1) as successor-in-interest to the record owner(s) identified on Schedule 1 hereto, pursuant to (A) an order entered on October 2, 2009, in U.S. District Court Case No. ___ (United States District Court for the District of Oregon), approving the distribution plan and (B)  an order entered on December 22, 2009, in U.S. District Court Case No. ___ (United States District Court for the District of Oregon), pursuant to which the assets of such record owner(s) were substantively consolidated and made part of the bankruptcy estate of Stayton SW Assisted Living, L.L.C., and (2) as authorized by an order entered on [______ ___, 2010], in U.S. District Court Case No. ___ (United States District Court for the District of Oregon) to sell, transfer and convey the interest held by the record owner(s) identified on Schedule 2 hereto in the Purchased Properties.

By: ____________________________________
       Clyde A. Hamstreet, Chief Restructuring
       Officer

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION AGREEMENT

Assumed Real Property Loans at Closing Date

ANNEX 2 TO ASSIGNMENT AND ASSUMPTION AGREEMENT

Assumed Real Property Loans at Closing Date

034845/00001/1886989v1
Schedules to be completed and attached at Closing

Schedule A – Assumed Operating Contracts
Schedule B – Assumed Unexpired Leases
Schedule C – Assumed Loan Documents
Schedule D – Ground Leases [if applicable]
Schedule 1 – Record Owner
Schedule 2 – TIC Investor

EXHIBIT H
Form of FIRPTA Affidavit

STATE OF _____________                                                      )
)           ss.:
COUNTY OF _________                                           )

___________________, being duly sworn, states under penalty of perjury:

(1)           That I am   of   , the seller-transferor (hereinafter referred to as "Stayton") of property located at ________________________________________, and am familiar with Stayton and the sale of such property;

(2)           That the United States Tax Identification Number of Stayton is:

                              ; and

(3)           That Stayton is not a "foreign person" as that term is defined in Section 1445(f) of the Internal Revenue Code; and

(4)           That the affidavit is given for the purpose of establishing and documenting the non-foreign exemption to the withholding of part of the purchase price paid to Stayton for purchase of the above-referenced property.

_____________________________

Acknowledged and sworn to
before me this  day of
                   , 20____

_____________________________
      Notary Public

EXHIBIT I-1
Description of Existing Real Property Loans

The information in Schedule 4.1(dd) relating to Existing Real Property Loans is incorporated into this Exhibit I-1 by this reference.

EXHIBIT I-2
Description of Existing Personal Property Debt

The information in Schedule 4.1(dd) relating to Existing Personal Property Loans is incorporated into this Exhibit I-1 by this reference.

EXHIBIT J

Non-Terminable Operating Contracts

The Operating Contracts disclosed in Section 4.1(m) that are denoted as Non-Terminable by an "x" in the applicable column of the spreadsheet attached to Section 4.1(m) are incorporated into this Exhibit J by this reference.

EXHIBIT K
Stayton Provided Information

1.           MAS format wide report income statements and balance sheets in excel:
•
Holdco Senior Housing/Financial/Operating Statements and YTD Operating Statements/07-09, 2009 YTD/Operating Statements/August 12 Month Trailing Wide Income Stmts ATOE.xls & August 12 Month Trailing Wide Income Stmts FTOP.xls & August 12 Month Trailing Wide Income Stmts PTOY.xls

•	Holdco Senior Housing/Financial/Operating Statements and YTD Operating Statements/07-09, 2009 YTD/Balance Sheet/Aug09 MAS Format Bal Sheet.xls
•	Holdco Senior Housing/Financial/Operating Statements and YTD Operating Statements/12-2008 YTD/Operating Statements/December 2008 ATOE.xls & December 2008 FTOP.xls & December 2008 PTOY.xls
•	Holdco Senior Housing/Financial/Operating Statements and YTD Operating Statements/12-2008 YTD/Balance Sheet/2008 MAS Format Bal Sheet.xls
•	Holdco Senior Housing/Financial/Operating Statements and YTD Operating Statements/12-2007YTD/December 2007 ATOE.xls & December 2007 FTOP.xls & December 2007 PTOY.xls
•	Holdco Senior Housing/Financial/Operating Statements and YTD Operating Statements/12-2007 YTD/2007 MAS Format Bal Sheet.xls
•
Holdco Senior Housing/Financial/Operating Statements and YTD Operating Statements/07-09, 2009 YTD/Operating Statements/September 09 Twelve Month Trailing Wide Income Statement ATOE.xls & September 09 Twelve Month Trailing Income Statement FTOP.xls & September 09 Twelve Month Trailing Income Statement PTOY.xls"

•	Holdco Senior Housing/Financial/Operating Statements and YTD Operating Statements/Orchard Glen/Receiver Reports
•	Holdco Senior Housing/Financial/Operating Statements and YTD Operating Statements/Englewood Heights/Receiver Reports/2009
•	Holdco Senior Housing/Financial/Operating Statements and YTD Operating Statements/Villa Del Rey/Villa Del Rey Receiver Reports
•	Holdco Senior Housing/Financial/Operating Statements and YTD Operating Statements/Northpark Place/Northpark Place 2007-Sep2009.xlsx
•	Holdco Senior Housing/Financial/Operating Statements and YTD Operating Statements/Heritage Place/Receiver Reports/2009
•	Holdco Senior Housing/Financial/Operating Statements and YTD Operating Statements/Sequoia Springs/Receiver Reports
•
Holdco Senior Housing/Financial/Operating Statements and YTD Operating Statements/07-09, 2009 YTD/Operating Statements/October 09 Twelve Month Trailing Wide Income Statement ATOE.xls & October 09 Twelve Month Trailing Income Statement FTOP.xls & October 09 Twelve Month Trailing Income Statement PTOY.xls

•
Holdco Senior Housing/Financial/Operating Statements and YTD Operating Statements/07-09, 2009 YTD/Operating Statements/November 09 Twelve Month Trailing Wide Income Statement ATOE.xls & November 09 Twelve Month Trailing Wide Income Statement FTOP.xls & November 09 Twelve Month Trailing Wide Income Statement PTOY.xls

2.      Buy-in contract information
•	Holdco Senior Housing/Financial/Residents Buy-ins/Draft Buy-in Analysis 10-5-09.xls

3.      New York Properties – income statements provided by third party manager
•	Misc. Information/2. New York facilities information/Reconc. to SubLessee financials/0809 AUG Financial Statements Final.xls
•	Holdco Senior Housing/Financial/Operating Statements and YTD Operating Statements/New York 4 Operations/2008 Financials/12 Dec/12-08 DEC Financial Statements – Final.xls
•	Holdco Senior Housing/Financial/Operating Statements and YTD Operating Statements/New York 4 Operations/2007 Financials/12 Dec 07/Sunwest Financials - Dec 2007 DRAFT WF 2-5-08.xls

4.      Aging of Receivables
•	Holdco Senior Housing/Financial/Accounts receivable aging – Excel/2009-09-23/All Items 9-23-09

5.      Rent Rolls
•	Holdco Senior Housing/Financial/Rent Rolls (dated 9.17.09)
•	Holdco Senior Housing/Financial/Rent Rolls (dated 11.26.09)

EXHIBIT L
Bid Procedures

The following procedures shall govern conduct of the Auction provided for in the Reorganization Plan and Article 10 of the Agreement.  Initially capitalized terms used in these Bid Procedures and not otherwise defined in these Bid Procedures shall have the meanings defined for such terms in the Agreement.  For clarity, Purchaser shall be referred to in this Exhibit L as “Blackstone Purchaser”.

If a Superior Offer (as defined below) for the Properties is submitted by a "Qualified Bidder" on or before the "Bid Deadline," Stayton shall cause to be conducted an Auction for the sale of the Properties in accord with the following terms and conditions.

1.	Qualified Bidders

A “Qualified Bidder” is a Person which meets all of the following qualifications:

a)
Each prospective Qualified Bidder shall be any Person that is controlled by, controlling or commonly controlled with, a Person that: (i) has total assets (owned or under management) in excess of $2,500,000,000 and capital and statutory surplus, or shareholder's equity or equivalent irrevocable drawing rights or other irrevocably committed equity funds of not less than $500,000,000; and (ii) is regularly engaged in the business of owning or operating commercial real estate or senior living facilities; provided, that any such controlling or commonly controlled person unconditionally and irrevocably guarantees performance by such prospective Qualified Bidder of its obligations.  Each prospective Qualified Bidder shall submit to Stayton and to the Court financial statements demonstrating that such bidder meets the financial and other criteria set forth in this sub-paragraph.

b)
Each prospective Qualified Bidder shall submit a management narrative and other evidence demonstrating to the satisfaction of Stayton and the Court that such prospective Qualified Bidder has engaged the services of a Qualified Operator, as defined in this sub-paragraph.  A "Qualified Operator" shall mean either (i) a management company that is an affiliate of Emeritus Corporation, (ii) the Sunwest Unitary Enterprise or a management company that is an affiliate of the Sunwest Unitary Enterprise, or (iii) one or more reputable national or regional operator(s) of senior living facilities which has operated for at least five years, as approved by the Court in the Unitary Bankruptcy Case.

c)
Each prospective Qualified Bidder shall acknowledge in writing that: (i) such prospective Qualifying Bidder has had an opportunity to conduct any and all due diligence regarding the business and operations of Sunwest, Stayton, their respective Affiliates, the Properties and the Assumed Liabilities prior to submitting its bid; (ii) the prospective Qualifying Bidder has relied solely upon its own independent review, investigation and/or inspection of any documents and/or the Properties and/or the Assumed Liabilities in making its bid; (iii) such prospective Qualifying Bidder did not

1

rely upon any written or oral statements, representations, promises, warranties or guaranties whatsoever, whether express, implied, by operation of law or otherwise, regarding the Properties, the Assumed Liabilities or the completeness of any information provided in connection therewith or the Auction, except as expressly stated in these Bid Procedures and Stayton's representations and warranties in the Agreement; and (iv) such bid is not contingent upon any additional due diligence.

d)
Stayton shall be entitled to perform due diligence with respect to each prospective Qualified Bidder, upon execution of a confidentiality agreement in form and substance satisfactory to Stayton and such prospective Qualified Bidder.  Failure by a prospective Qualified Bidder to fully comply with the reasonable due diligence requests by Stayton shall be a basis for Stayton to determine that a bid made by such Qualified Bidder is not a Qualified Bid.

2.	Bid Deadline

Bids for the Properties, together with all accompanying documentation required for submission of Qualified Bids, must be submitted to the address specified in the notice to Qualified Bidders no later than 4:00 P.M. Pacific Time on the date which is 42 days after the entry of the Auction Order (the "Bid Deadline").

3.	Qualified Bids

A bid shall be considered a “Qualified Bid” if it shall:

a)	Be accompanied by an executed confidentiality agreement in form and substance satisfactory to Stayton;
b)
Be accompanied by such bidder's Deposit in the form of cash or letter of credit equal to $50 million, which deposit or letter of credit shall meet all the requirements set forth in Section 2.4 of the Agreement;

c)
Constitute such bidder's binding and irrevocable contractual commitment to purchase all, but not less than all, of the Properties, without being subject to any due diligence, inspection, financing or other contingencies;

d)
Provide for (i) payment of cash in respect of that portion of the Purchase Price representing the Cash Consideration Amount and (ii) issuance of an equity interest to the Rollover Member in accordance with Section 2.6 of the Agreement if the Rollover Equity Election is made by Stayton;

e)
Be accompanied by executed copies of the Transaction Documents, modified, as necessary, to reflect the terms of the bid (and shall include a redline of the bidder's proposed modifications against the Transaction Documents theretofore executed by Blackstone Purchaser);

f)
Be consistent in all material respects with the Transaction Documents executed by Blackstone Purchaser without requiring any further modifications to the Distribution Plan, the Reorganization Plan or the other Plan Documents; and

g)	Provide that Stayton is entitled to perform due diligence with respect to such Qualified Bidder in accordance with the Bid Procedures.

2

Superior Offer

A "Superior Offer" shall mean a Qualified Bid for a Purchase Price which includes a Cash/Equity Portion of Purchase Price equal to or greater than $261,242,485, payable in cash, plus the assumption of the Assumed Real Property Loans and the Assumed Personal Property Debt.

4.	Conduct of Auction

If a Superior Offer is submitted by a Qualified Bidder on or before the Bid Deadline, Stayton shall conduct an Auction for the Properties.  If no Superior Offer is received by a Qualified Bidder before the Bid Deadline, there shall be no Auction and Blackstone Purchaser and Stayton shall be obligated to complete the Transaction subject to the terms and conditions in the Agreement.  The Auction shall be conducted on the following terms:

a)
The Auction shall be conducted on the fifth Business Day following the Bid Deadline and upon at least three Business Days' notice to Blackstone Purchaser and each Qualified Bidder which has submitted a Superior Offer ("Superior Bidders").

b)	Only Blackstone Purchaser and the Superior Bidders may bid in the Auction.
c)
Formal proceedings of the Auction shall be conducted on the record in the court room of the Court.  The Court may make available to Superior Bidders, Stayton and their respective representatives additional premises for private consultations during the auction or recesses from the Auction.

d)	The Auction may be recessed from time to time in the discretion of the Court at the request of the CRO, the Receiver or Superior Bidders but shall continue until conclusion of the Auction.
e)
During the Auction, bidding shall begin initially with the highest Superior Offer and subsequently continue in minimum incremental bids of at least $1,000,000 (each such bid submitted, a "Qualified Overbid").

f)	Bids at the Auction may be submitted and received orally, in writing or in sealed or other form as directed by the Court.
g)
Bidding at the Auction will continue until such time as the highest and best Qualified Overbid (the "Successful Bid") is selected as follows: immediately prior to conclusion of the Auction, Stayton will review each Qualified Overbid on the basis of financial and contractual terms and other factors relevant to (x) the determination of which transaction is in the best interests of the creditors and estates of Stayton and its Affiliates, and (y) the sale process, including those factors affecting the speed and certainty of consummating a transaction and in the exercise of their business judgment, select the Successful Bid.

h)
Forthwith after announcement of the Successful Bid, the maker thereof (the “Successful Bidder”) shall execute and deliver a purchase agreement incorporating the price and terms offered in the Successful Bid (the "Final Sale Agreement").  Upon submission of the Final Sale Agreement by the Successful Bidder, Stayton will execute the Final Sale Agreement and shall seek Court approval of the Final Sale Agreement.  Subsection 2.5(b) of the Agreement shall be deleted from the Final Sale Agreement in its entirety.

i)
Stayton, may: (a) determine in their business judgment which Qualified Overbid, if any, is the highest or otherwise best offer; and (b) reject any Qualified Overbid that Stayton determines to be: (i) inadequate or insufficient; (ii) not in conformity with the

3

requirements of applicable bankruptcy Laws or these Bid Procedures; or (iii) contrary to the best interests of Stayton, its estates and its creditors.
j)
In determining the Successful Bid, Blackstone Purchaser shall receive credit for its Break-Up Fee and Expense Reimbursement, determined pursuant to Section 10.2 of the Agreement, in connection with calculation of the value of its Auction bids.

k)
The Deposits of all Qualifying Bidders will be retained by the Receiver and all Qualified Overbids will remain open until the closing of a transaction with the Successful Bidder in respect of the Successful Bid; provided, however, that if no such closing occurs on or before 20 Business Days after execution of the Final Sale Agreement, then Stayton shall, except as provided in the following paragraph, within 25 Business Days after expiration of such 20-day period, return or cause to be returned each Deposit to its respective Qualifying Bidder.

l)
Stayton shall have the right to adopt such other rules for the Bid Process which, in its sole judgment, will better promote the goals of the Bidding Process and which are not inconsistent with any of the provisions of these Bid Procedures, the Auction Order or of any other order of the Court.

5.	Treatment of Break-up Fee at Auction

In the event that Blackstone Purchaser is not chosen as the Successful Bidder at the Auction or elects not to submit a bid at the Auction and the Court, in the Sale Approval Order, confirms a sale of the Properties to a Successful Bidder other than Blackstone Purchaser, Stayton shall pay to Blackstone Purchaser the Break-Up Fee as provided in Section 10.2 of the Agreement.

4

EXHIBIT M-1

Title Report

NAME	CITY	STATE	COUNTY	NBG NO.	TITLE NO.
Absaroka	Cody	WY	Park	70901125	P-5816
Alpine Court	Eugene	OR	Lane	70901126	4609011328-FTEUG25
Alpine Springs	Eugene	OR	Lane	70901127	4609011329-FTEUG25
Azalea Gardens	Oxford	MS	Lafayette	70901131	Azalea Gardens
Big Sky	Butte	MT	Silver Bow	70901132	C-9912-091098
Brentmoor	Minot	ND	Ward	70901133	32287
Briarwood	Springfield	OR	Lane	70901134	4609011341-FTEUG25
Brookside	Buford	GA	Gwinnett	70901135	09-1026AH
Buckingham Estates	Glastonbury	CT	Hartford	70901136	2941-25095
Cambridge Place	Great Falls	MT	Cascade	70901137	85285-01
Canterbury Court	Harlingen	TX	Cameron	70901138	187297
Canterbury Gardens	Harlingen	TX	Cameron	70901139	187298
Canyonview Estates	Amarillo	TX	Potter	70901140	09-187329
Carriage Inn	Portland	TX	San Patricio	70901141	187299
Cedar Ridge	Broken Arrow	OK	Tulsa	70901142	9090198
Century Fields	Lebanon	OR	Linn	70901143	FT090019865-FTMWV23
Champlin Shores	Champlin	MN	Hennepin	70901144	32288
Chandler Place	Rock Hill	SC	York	70901145	CT-09-046(7977)
Chehalem Springs	Newberg	OR	Yamhill	70901146	3626020539TO-TTPOR71

5

Chesterley Court	Yakima	WA	Yakima	70901147	75203-KA
Chesterley Meadows	Yakima	WA	Yakima	70901148	75204-KA
Chris Ridge	Phoenix	AZ	Maricopa	70901150	CT0909072-CT2947
Churchill	Mooresville	NC	Iredell	70901151	09-0020225
Cliff View	St. George	UT	Washington	70901152	F-78122WA
Cordova Estates	Cordova	TN	Shelby	70901153	2132532
Cottage Village	Lubbock	TX	Lubbock	70901154	187300
The Cottages	Albuquerque	NM	Bernalillo	70901155	FT000036842
Cougar Springs	Redmond	OR	Deschutes	70901156	118607
Court at Clifton Park/Beacon Pointe/Willow Trace	Clifton Park	NY	Saratoga	70901157	2903-30637
Court at Greece/Crimson Ridge Gardens/Harvest Glen	Greece	NY	Monroe	70901158	2903-30638
Court at Orchard Park/Quaker's Landing	Orchard Park	NY	Erie	70901159	2903-30639
Courtyard Gardens	Lawrenceville	GA	Gwinnett	70901160	09-1060ah
Culpepper Place	Paducah	KY	McCracken	70901161	12460
Dry Creek	Ellensburg	WA	Kittitas	70901164	110119
Eagle Cove	Eagle Pointe	OR	Jackson	70901165	470309002637-TTJA02
Eagle Meadows	College Place	WA	Walla Walla	70901166	30935
Eden Estates	Bedford	TX	Tarrant	70901168	187334
Eldorado Heights	Klamath Falls	OR	Klamath	70901169	86071
Emerald Estates	Baltimore	MD	Baltimore	70901170	4509-45390
Emerald Pointe	Cedar City	UT	Iron	70901171	F-77953IR

6

Englewood Heights	Yakima	WA	Yakima	70901172	75147-KA
Fishers Landing	Vancouver	WA	Clark	70901173	K164106
Flint River	Macon	GA	Bibb	70901174	09-1029JG
Fox River	Appleton	WI	Outagamie	70901176	PT04239
Georgian Place	Newnan	GA	Coweta	70901177	09-1028JG
Glendale Place	Murray	KY	Calloway	70901178	12780
Grayson View Selinsgrove	Selinsgrove	PA	Snyder	70901180	2922835
Hawthorne Inn at Greenville	Greenville	SC	Greenville	70901181	116165-00047-09LWB
Hawthorne Inn at Hilton Head	Hilton Head	SC	Beaufort	70901182	116165-00046-09LWB
Heartland Park	Seward	NE	Seward	70901183	20093590
Heritage Place	Tahlequah	OK	Cherokee	70901184	9090703
The Heritage	Bridgeport	WV	Harrison	70901185	1739
Hermiston Terrace	Hermiston	OR	Umatilla	70901186	0064487
Heron Pointe	Monmouth	OR	Polk	70901187	FT090020099-FTMWV23
Hillside	McMinnville	OR	Yamhill	70901189	3626021083TO-TTPOR71
Holiday Lane Estates	North Richland Hills	TX	Tarrant	70901190	187359
Lake Pointe	Hartwell	GA	Hart	70901191	09-1089vc
Lake Springs	Buford	GA	Gwinnett	70901192	09-1088AH
Lake Springs Cottages	Buford	GA	Gwinnett	70901193	09-1087AH
Lakeside	Stayton	OR	Marion	70901194	FT090020101-FTMWV23
Lakeside Cottages	Stayton	OR	Marion	70901195	FT090020102-FTMWV23
Lassen House	Red Bluff	CA	Tehama	70901196	09-55201620-A-TV

7

Laurel Gardens	Florence	SC	Florence	70901197	UT09-035NBU
LaVilla	Roswell	NM	Chaves	70901198	FT000037745
Legacy Crossing	Franklin	TN	Williamson	70901199	534931
Legacy Gardens	Madison	WI	Dane	70901200	109100017
Lexington Gardens	West Columbia	SC	Lexington	70901201	09-CT-038
Magnolia Gardens	Muskogee	OK	Muskogee	70901202	9090284
Manchester House	Oklahoma City	OK	Oklahoma	70901203	9090283
Manor House	Roseburg	OR	Douglas	70901204	472209001070-TTDOU22
Maplewood	Bridgeport	WV	Harrison	70901205	1740
Meadowlark	Yreka	CA	Siskiyou	70901206	00211903-300
Medallion	Dallas	TX	Dallas	70901207	187360
Minnetonka	Minnetonka	MN	Hennepin	70901208	32262
Monroe House	Sterling	VA	Loudoun	70901209	297300496
Montclair Park	Poulsbo	WA	Kitsap	70901210	MM-20356943
Moses Lake	Moses Lake	WA	Grant	70901211	328724-GM
Mountain Laurel	Glastonbury	CT	Hartford	70901212	2941-25108
Mountain View Ashland	Ashland	OR	Jackson	70901213	470309002638TTJA03
Necanicum Village	Seaside	OR	Clatsop	70901214	360409002028-TTAST04
Northpark Place	Sioux City	IA	Woodbury	70901215	32264
Northridge	Kearney	NE	Buffalo	70901216	020093618
Oak Tree Village	St. Peters	MO	Charles	70901217	020093515
Oakridge	Stevens Point	WI	Portage	70901218	CH-12588

8

The Oaks	Wayne	NE	Wayne	70901219	020093617
Orchard Glen	Orchard Park	NY	Erie	70901220	2903-30660
Orchard Park	Clearlake	CA	Lake	70901221	09-175105456-DP
Osprey Court	McMinnville	OR	Yamhill	70901222	3626020198TO-TTPOR71
Oswego Springs	Portland	OR	Multnomah	70901223	472509473912TO-CTOR
Palm Meadows Court	Hilton Head	SC	Beaufort	70901224	116165-00050-09LWB
Palm Meadows Village	Hilton Head	SC	Beaufort	70901225	116165-00049-09LWB
The Palms	Roseville	CA	Placer	70901226	09-76103951-DP
Paradise Valley	Phoenix	AZ	Maricopa	70901227	CT0909874
Park Avenue Estates	Lexington	NE	Dawson	70901228	020093516
Park Place-OR	Portland	OR	Washington	70901229	473261
Parkway Village	Spokane	WA	Spokane	70901230	160829
Peachtree Village-GA	Commerce	GA	Jackson	70901231	09-1086AH
Peridot	Prescott	AZ	Yavapai	70901233	01696995
Plaza on the River	Kerrville	TX	Kerr	70901234	187306
Quail Hollow	Richland	WA	Benton	70901235	328983-JL
Remington House	Kingsport	TN	Sullivan	70901236	534932
River Road	Keizer	OR	Marion	70901237	FT090020103-FTMWV23
River Valley Landing	Tualatin	OR	Clackamas	70901239	472509473913TO-CT03
Rose Terrace	Memphis	TN	Shelby	70901240	2132978
Rose Valley	Scappoose	OR	Columbia	70901241	73809001824-TTCOL07
Rosemont at Clearlake	Houston	TX	Harrison	70901243	09-187305

9

Sandia Springs	Rio Rancho	NM	Sandoval	70901244	FT000036985
Sellwood Landing	Portland	OR	Multnomah	70901245	472509473914-CT0R
Sequoia Springs	Fortuna	CA	Humboldt	70901246	09-502893-CJ
Spring Arbor	Rock Hill	SC	York	70901248	CT-09-044(7979)
Spring Creek Gardens	Plano	TX	Collin	70901249	187317
Spring Estates	Kenmore	WA	King	70901250	1294042
Spring Mountain	Marietta	GA	Cobb	70901251	09-1085VC
Spring Pointe	Grants Pass	OR	Josephine	70901252	472609002018-TTJOS26
Spring Village	Grants Pass	OR	Josephine	70901253	472609002017-TTJOS26
Statesman Club	Oklahoma City	OK	Oklahoma	70901254	See Manchester House
Stone Mountain	Stone Mountain	GA	DeKalb	70901255	09-1099
Stonebridge	Vancouver	WA	Clark	70901256	K164304
Sugarland Ridge	Sheridan	WY	Sheridan	70901257	S-5820
Sunrise Creek	Montrose	CO	Montrose	70901258	1466063-2
Sunshine Village	Phoenix	AZ	Maricopa	70901259	CT0909868
Sweetwater Springs	Lithia Springs	GA	Douglas	70901260	09-1054
Terrace at Bluegrass	Hendersonville	TN	Sumner	70901261	535332
Terrace at Jasper	Jasper	AL	Walker	70901262	4834C-09
Terrace at Riverstone	Canton	GA	Cherokee	70901263	09-1036VC
Terrace at Woodstock	Woodstock	GA	Cherokee	70901264	09-1037JG
Villa Del Rey	Roswell	NM	Chaves	70901266	6411011094
Village at Greece/Crimson Ridge Meadows	Greece	NY	Monroe	70901267	2903-30659

10

Waterford in Bellevue	Nashville	TN	Davidson	70901268	534933
West Park Place	West Allis	WI	Milwaukee	70901269	091624
Willow Ridge	McCook	NE	Red Willow	70901272	020093616
Windfield Village	Wilsonville	OR	Clackamas	70901273	472509473915TO-CTOR
Woodside Village	Springfield	OR	Lane	70901274	4609011606-FTEUG25
Woodstock Estates	Woodstock	GA	Cherokee	70901275	09-1084AH

11

EXHIBIT M-2
Title Companies

Chicago Title Insurance Company, a NE corporation

Lawyers Title Insurance Corporation, a NE corporation

Stewart Title Guaranty Company, a TX corporation, by National Land Tenure (as to non-NY sites) and Stewart Title Insurance Company, a NY corporation, by National Land Tenure (as to NY sites)

First American Title Insurance Company of California, a CA corporation (as to non-NY sites) and First American Title Insurance Company of New York, a NY corporation (as to NY sites)

Stewart Title Guaranty Company, a TX corporation, by Title Associates (as to non-NY sites) and Stewart Title Insurance Company, a NY corporation, by Title Associates (as to NY sites)

Fidelity National Title Insurance Company, a CA corporation

Ticor Title Insurance Company, a CA corporation

12

EXHIBIT M-3
REQUIRED REMOVAL EXCEPTIONS

1.	Any standard exceptions with respect to the following matters shall be removed for all Properties:

a.	Rights or claims of tenants or parties in possession not shown by the public records

b.	Easements, or claims of easements, not shown by the public records

c.	Any lien, or right to a lien, for services, labor, or material heretofore or hereafter furnished, imposed by law and not shown by the public records

d.	Taxes or special assessments which are not shown as existing liens by the public records

e.
Defects, liens, encumbrances, adverse claims and other matters, if any, created, first appearing in the public records or attaching subsequent to the effective date of the title commitment, but prior to the date the proposed insured acquires for value of record the estate or interest covered by the title commitment

2.	Any standard exceptions with respect to the following matters shall be removed for all Properties other than Missing Survey properties:

a.	Encroachments, overlaps, boundary line disputes, and any matters which would be disclosed by an accurate survey and inspection of the premises

3.	Any exceptions with respect to the following matters shall be removed for all ground-leased Properties:

a.	The effect of any failure to comply with the terms, covenants, conditions and provisions of the ground lease arising before the effective date of the policy

b.	Any facts, rights, interests or claims in the ground lease, which are not shown by the public records, but which could be ascertained by making inquiry of the lessors and their successors-in-interest

c.	Any defect or invalidity of, or other matter relating to the leasehold estate, which would be disclosed by an examination of the unrecorded lease

4.	The following exceptions shall be removed:

a.	Alpine Springs (OR)

i.	Exception #18: Lease between Alpine Springs, LLC and Alpine Springs III, LLC, dated 9/30/02, as disclosed by Memorandum of Lease filed on 10/1/02

b.	Azalea Garden (MS)

i.
Exception #11: Apparent scrivener’s error beginning in Special Warranty Deed from Azalea Gardens, LLC to Oxford Senior Living, LLC as filed in instrument Number 200609488 and each subsequent transfer thereafter

c.	Buckingham Estates (CT)

i.	Exception #10: Lease between Fairway Crossing Senior Living, LLC and Fairway Crossing Senior Living Property, LLC and related Subordination,

13

Non-Disturbance and Attornment Agreement, dated 2/28/07, in favor of General Electric Capital Corporation

d.	Carriage Inn (TX)

i.	Exception #23: Performance Bond and Payment Bond, dated 10/3/97, by White Oak Builders, Inc., Carriage Inn-North Shore, L.P. and National American Insurance Company, and recorded on 10/13/97

ii.	Exception #24: Affidavit of Commencement by The Retirement Group, Inc., dated 12/5/97 and recorded 1/20/98

iii.
Exception #25: Performance Bond and Texas Statutory Payment Bond (Property Code-Private Work), dated 1/7/98, by Williams Industries, Inc., The Hartford Fire Insurance Company and Carriage Inn-North Shore, L.P., and recorded on 3/11/98

e.	Canterbury Court (TX)

i.
Exception #10 (Sch. C): Any rights (including, without limitation, any right of first refusal) pursuant to (i) that certain Lease, dated 10/1/01, between LSOF Harlingen, L.P. and LSOF Tenant, Inc., (ii) that certain Management Agreement, dated 10/2/01, between LSOF Tenant, Inc. and ARV Assisted Living Inc., and (iii) that certain First Right to Purchase Agreement, dated 10/2/01, between LSOF Harlingen, L.P. and ARV Assisted Living Inc., each as referred to in that certain Collateral Assignment of Management Agreement and Subordination of Property Management and Broker’s Liens and Subordination of Right of First Refusal, dated 10/3/01, by ARV Assisted Living Inc., LSOF Harlingen, L.P. and LSOF Tenant, Inc. for the benefit of Heller Healthcare Finance, Inc., recorded on 10/5/01

f.	Century Fields (OR)

i.	Exception #15: Unrecorded Triple-Net Lease Agreement, dated November 29, 2004

g.	Chris Ridge (AZ)

i.	Exception #14: Public Purposes Agreement, dated 12/01/85, between City of Phoenix and CVR Limited Partnership, and recorded on 1/20/86

ii.	Exception #17: Regulatory Agreement for Tax Exemption, dated 5/1/92, between CVR Limited Partnership and The Industrial Development Authority of the City of Phoenix, Arizona, and recorded on 6/3/92

h.	Cordova Estates (TN)

i.	Exception 9: Land Use Restriction Agreement, recorded as Instrument No. FZ 0274, as corrected by Instrument No. FZ 1730 and assumed pursuant to instrument No. 050744147

i.	Court at Orchard Park/Quaker’s Landing (NY)

i.	Exception #3: Lease between Orchard Park Sterling Drive, LLC and Orchard Park Sterling Road Partners, LLC

14

j.	Culpepper Place (KY)

i.	Exception #10: Construction Easement in favor of McCracken County, dated 10/15/96 and recorded on 11/22/96

ii.	Exception #13: Master Lease between Paducah Senior Living Property, LLC and Paducah Senior Living, LLC, as reflected in a Memorandum of Lease, dated April 30, 2007

k.	Eagle Cove (OR)

i.	Exception #13: Lease between Eagle Cove Senior Living, LLC and Bear Creek Clinic, P.C. (d/b/a Eagle Point Medical Center)

l.	Englewood Heights (WA)

i.	Exception #8: Lease between Yakima Senior Living Property, LLC and Yakima Senior Living LLC and related Subordination, Non-Disturbance and Attornment Agreement, recorded on April 4, 2007

m.	Fisher’s Landing (WA)

i.
Exception #7: Contract and Agreement, dated June 5, 1998, between WRG Phase II Equities Eight Towncenter, LLC and John Leyerzaph, Bonnie Leyerzaph and Patricia Haugen, evidenced by a Memorandum of Contract, recorded on November 10, 1998

n.	Flint River(GA)

i.	Exception #8: Lease between Macon Senior Living, LLC and Macon Senior Living Property, LLC and related Subordination, Non-Disturbance and Attornment Agreement, dated December 27, 2006

o.	Georgian Place (GA)

i.	Exception #15: Unrecorded Triple Net Lease and related Subordination and Standstill Agreements, dated May 10, 2007 and February 22, 2008

p.	Heron Pointe (OR)

i.	Exception #16: Lease between Heron Pointe Retirement and Assisted Living Residence, L.L.C., and Heron Pointe III, LLC, dated 9/30/02, as disclosed by a Memorandum of Lease filed on 9/30/02

q.	Lake Springs Cottages (GA)

i.
Exception #11: Management Agreement between Swan Enterprises, LLC and Elder Healthcare Developers, LLC, as affected by First Amendment to Management Agreement and Notice of Right of First Refusal, dated 5/31/99

r.	LaVilla (NM)

i.
Exception #1(c), Sch. B, Sec. I: Any rights (including, without limitation, any right of first refusal) pursuant to (i) that certain Lease, dated 10/1/01, between LSOF Roswell II, LLC and LSOF Tenant, Inc., (ii) that certain Management Agreement, dated 10/2/01, between LSOF Tenant, Inc. and ARV Assisted Living Inc., and (iii) that certain First Right to Purchase Agreement, dated

15

10/2/01, between LSOF Roswell II, LLC and ARV Assisted Living Inc., each as referred to in that certain Collateral Assignment of Management Agreement and Subordination of Property Management and Broker’s Liens and Subordination of Right of First Refusal, dated 10/3/01, by ARV Assisted Living Inc., LSOF Roswell II, LLC and LSOF Tenant, Inc. for the benefit of Heller Healthcare Finance, Inc.

s.	Legacy Crossing (TN)

i.	Exception #14: Unrecorded Triple Net Lease

t.	Lexington Gardens (SC)

i.	Exception #20, Sch. B, Sec. I: Lease between SC Lexington, LLC and West Columbia Associates, LLC

u.	Medallion (TX)

i.	Exception 10(i): Lease between Marriott Senior Living Services, Inc. and National Health Investors, Inc., dated 7/1/96 and evidenced by a Memorandum of Lease filed on 8/8/96

v.	Montclair Park (WA)

i.
Exception #10: Use Limitations and Declaration of Restrictive Covenants recorded on 5/22/02, as amended by Amended and Restated Use Limitation and Declaration of Restrictive Covenants recorded on 1/22/03

w.	Northpark Place (IA)

i.
Exception #16: Evidence that in connection with the 2007 transfer of this Property St. Luke’s Health System, Inc. released or elected not to exercise the right of first refusal created in its favor by Memorandum of Restrictive Covenants, dated 12/15/03 and recorded on 12/15/03.

x.	Park Place (OR)

i.	Exception #11: Lease between LTC West, Inc. and Regent Assisted Living, Inc., recorded on 6/5/98

y.	Parkway Village (WA)

i.	Exceptions #5 & 6: Unrecorded leases and related Subordination and Standstill Agreement, recorded 8/14/06

z.	Plaza on the River (TX)

i.
Exceptions #53 and 54, Sch. C: Any rights pursuant to (i) that certain Master Lease Agreement, dated 12/27/06, between Kerrville Senior Living Property Limited Partnership and Kerrville Senior Living Limited Partnership, and (ii) that certain Sublease Agreement, dated 10/24/06, between Kerrville Senior Living Limited Partnership and TI- Kerrville, L.L.C., as referred to in (x) the Subordination, Non-Disturbance and Attornment Agreement, dated 12/27/06, among Kerrville Senior Living Property Limited Partnership, Kerrville Senior Living Limited Partnership and General Electric Capital Corporation, and (y) the Subordination, Non-Disturbance and Attornment Agreement, dated

16

12/27/06, among Kerrville Senior Living Limited Partnership, TI- Kerrville, L.L.C. and General Electric Capital Corporation

aa.	Remington House (TN)

i.	Exception #6: Deed restriction and Regulatory Agreement, dated 3/1/98, between Sentinel Trust Company and Kingsport Senior Housing, L.L.C.

ii.	Exception #8: Unrecorded Triple Net lease

bb.	River Road (OR)

i.
Exception #18: Regulatory Agreement and Declaration of Restrictive Covenants, dated 11/25/98, between Jilar Keizer Enterprises, L.L.C. and the Oregon Housing and Community Services Department, and recorded on 12/1/98

cc.	Rosemont at Clearlake (TX)

i.	Exception #10(l): Lease between Clearlake Senior Living Property Limited Partnership and Clearlake Senior Living Limited Partnership

dd.	Sellwood Landing (OR)

i.	Exception #20: Required recording of a Memorandum of the First Amended and Restated Ground Lease Agreement

ee.	Spring Arbor (SC)

i.	Exception #14: Lease between Spring Arbor Property, LLC and Spring Arbor Senior Living, LLC, evidenced by Memorandum of Lease, recorded on 4/14/06

ff.	Spring Estates (WA)

i.	Exception #14: Lease between Kenmore Senior Living, LLC and Northshore House Operations, LLC

gg.	Terrace at Bluegrass (TN)

i.	Exception #6: Operating Lease between Hendersonville BG Property, LLC and the other parties named therein

hh.	Waterford in Bellevue (TN)

i.	Exception #13: Unrecorded Triple Net Lease

ii.	Woodside Village (OR)

i.	Exception #24: Right, title and interest of Woodside Retirement and ALF, as disclosed by Lane County Personal Property Tax Statement.

Missing Title Documents

Purchaser has not yet received copies of the following exception documents.  These exceptions shall be deemed Required Removal Exceptions until such time as Purchaser has reviewed and approved copies of the underlying exception documents.

17

Property (State)	Exception
Alpine Court (OR)	Exception #14: Planned Unit Development Agreement, disclosed by Notice of Planned Unit Development Agreement, recorded 3/20/00 as Rec. No. 2000018086.
Alpine Springs (OR)
Exception #11: Planned Unit Development Agreement between Sunwest Management, Inc. and the City of Eugene referenced in the Notice of Planned Unit Development Agreement between Sunwest and the City of Eugene.

Big Sky (MT)	Exception #17: Property Owners Association Agreement.

Legal Description Corrections

The legal descriptions for the following Properties are to be corrected by Seller to address the issues identified below, which shall be deemed Required Removal Exceptions until such time as Purchaser has reviewed and approved revised Title Reports for each of these Properties.

1.	Canterbury Gardens (TX)

a.
The legal descriptions appearing in the Title Report and vesting deed for this Property except a 0.027 acre tract of land, more or less, conveyed in Special Warranty Deed dated December 15, 2006, filed July 2, 2007, executed by Camelot Retirement Community, L.P. to Camelot Garden Homes, L.L.C., recorded in Volume 14015, page 119, Official Public Records of Cameron County, Texas.

2.	Peridot (AZ)

a.
The legal description appearing in the vesting deed for this property contains an incorrect direction in the fourth line from the ending “TRUE POINT OF BEGINNING,” which line reads “thence North 90°00’00” West, 125.75 feet” and should instead read thence North 90°00’00” East, 125.75 feet.”

3.	Sweetwater Springs (GA)

a.
The legal descriptions appearing in the Title Report and vesting deed for this Property excepts a certain disputed tract of land conveyed by quit claim deed, dated April 14, 1997, recorded April 29, 1997, in Book 1701, Page 525, as more particularly described in such Title Report and vesting deed.

Title Company Confirmation Pending

The Title Company is in the process of confirming whether exceptions 10-30, 32-37, 39, and 41-42 listed in the Title Report for Manchester House/Statesman Club (OK) affect such Property. Such exceptions shall be deemed Required Removal Exceptions pending the delivery of a revised Title Report for such Property.

18

EXHIBIT M-4
REQUIRED AFFIRMATIVE INSURANCE

1.
With respect to all of the Properties, affirmative insurance against forced removal of existing improvements with respect to (i) any encroachments noted on a survey and (ii) any encroachments over or violations of easements or covenants, conditions or restrictions

2.	With respect to all of the Properties, affirmative insurance against forfeiture and reversion of interest with respect to violations of easements or covenants, conditions and restrictions

3.	Affirmative insurance against forced removal of existing improvements with respect to the following exceptions:

a.	Carriage Inn (TX)

i.	Exception 10(r): Warranty Deed by Jennie Hunt Hester, et al to El Paso Development Company

b.	Rosemont at Clearlake (TX)

i.	Exception 10(j): General Warranty Deed, dated October 15, 1962, between Humble Oil & Refining Company and Friendswood Development Company

4.	Affirmative insurance against forfeiture and reversion of interest with respect to the following exceptions:

a.	Briarwood (OR)

i.	Exception #14: Improvement Agreement, dated November 9, 1998 and recorded on November 10, 1998

b.	Court at Orchard Park/Quaker’s Landing (NY)

i.	Exception #8: Declaration of Restrictive Covenants, dated 3/12/96 and recorded 3/19/96

c.	Chesterley Court (WA)

i.	Exception #10: Ordinance No. 93-90, recorded 11/29/93

d.	Lake Springs Cottages (GA)

i.	Exception #4: Limited Warranty Deed from Brickton Properties, Inc. to Georgia District Council of the Assemblies of God, Inc., dated 12/19/85

e.	Moses Lake (WA)

i.	Exception #8: Covenants as to Improvements, recorded on 8/22/03

ii.	Exception #9: Covenants as to Improvements, recoded on 1/11/08

f.	Orchard Park (CA)

i.	Exception #8: Agreement for Deferred Completion of Improvement Work and Lien of Conditions for Use Permit Number UP-02-99, dated 5/01 and recorded on 6/21/01

g.	Rosemont at Clearlake (TX)

19

i.	Exception 10(j): General Warranty Deed, dated October 15, 1962, between Humble Oil & Refining Company and Friendswood Development Company

h.	Sellwood Landing (OR)

i.	Exception #23: Covenant Limiting Occupancy of Structures, recorded on 7/18/02

i.	Spring Creek Gardens (TX)

i.	Exception 10(e): Development Agreement, dated 1/26/96 and recorded on 3/4/96

j.	Spring Pointe (OR)

i.	Exception #13: Deferred Development Agreement and Waiver of Remonstrance, recorded on 3/10/00

ii.	Exception #14:A Letter of Commitment Agreement, recorded on 3/15/00

k.	Windfield Village (OR)

i.
Exception #15: Home Investment Partnerships Program Declaration of Land Use Restrictions between Link Community Development Corporation and Clackamas County Community Development Division, recorded on 6/8/95

ii.	Exception #17: Project Use Agreement between Link CDC, Inc. and Oregon Housing and Community Services Department, recorded on 5/29/97

l.	Woodside Village (OR)

i.	Exception #14: Improvement Agreement, dated 11/9/98 and recorded on 11/10/98

20

EXHIBIT M-5
REQUIRED TITLE CONSENT PROPERTIES

Cordova Estates is subject to a Land Use Restriction Agreement with The Health, Educational and Housing Facility Board of the County of Shelby, Tennessee (the "Board"), and J.P. Morgan Trust Company, National Association (the "Trustee"), which was entered into in connection with a loan to a prior owner that was financed by the proceeds of a bond offering by the Board. The sale of the property is subject to the prior written consent of the Board and the Trustee, which consent will not be unreasonably withheld and will be given if certain conditions are satisfied, including, assumption of the agreement by the purchaser, the provision of satisfactory evidence as to the purchaser's experience in the operation of rental housing projects and the delivery of certain additional information (e.g. a Certificate of Continuing Program Compliance).

Remington House is subject to a Deed Restriction and Regulatory Agreement relating to a bond issuance by The Health and Educational Facilities Board of the County of Sullivan, Tennessee, the proceeds of which were at one time used to finance the construction of the property. The written consent of Sentinel Trust Company, as trustee under the agreement, is required for a transfer of the property. The agreement expires on the later of the first date on which the bonds are no longer outstanding and the full satisfaction of the loan made with the proceeds of the bonds. Based on the loan documents we have been provided with, the loan is no longer outstanding, but we are not able to determine whether or not the bonds are still outstanding.

River Road (ground leased) is subject to a Regulatory Agreement and Declaration of Restrictive Covenants, dated 11/25/1998, with Oregon Housing and Community Services Department, which was assumed by the ground lessee. The sale of the property or any interest therein is subject to the written consent of the Oregon Housing and Community Services Department.

21

EXHIBIT M-6
REQUIRED TITLE NOTICE PROPERTIES

The sale of Hawthorne Inn at Hilton Head is subject to the requirement that notice must be provided to the developer and the property owners' association of the intended transfer and the name and address of the purchaser.

The property owner of Montclair Park must provide written notice from the purchaser stating that the purchaser understands and will comply with the owner's obligations under a declaration of restrictive covenants with the City of Poulsbo. A copy of the notice must be provided to the City of Poulsbo no later than 10 days prior to the closing.

The sale of Palm Meadows Court is subject to the requirement that notice of the transfer and the name and address of the transferee must be provided to property owners' association.

The sale of Palm Meadows Village is subject to the requirement that notice of the transfer and the name and address of the transferee must be provided to property owners' association.

The sale of The Palms is subject to the requirement that notice of any transfer must be given to the City of Roseville (California) and such notice must include the legal names and mailing address of the transferee.

The sale of Windfield Village is subject to the requirement that written notice be provided to the Clackamas County Community Development Division (Oregon)

22

EXHIBIT M-7
REQUIRED TITLE OPTION PROPERTIES

Canterbury Court and Canterbury Gardens are subject to a Supplemental Camelot Declaration of Covenants and Restrictions dated 8/5/82, as amended by Amendment to Supplemental Camelot Declaration of Covenants and Restrictions dated 11/13/85, pursuant to which the developer (or its successor) has "the absolute obligation and duty to purchase" the lot of an owner, and the owner has "the absolute obligation and duty to sell" the lot to the developer, "upon notice to [the developer] that the owner is desirous of selling his [lot]." If this obligation to purchase/sell arises at any times after 2 years following the filing of the vesting deed (which is applicable in this case), the purchase/sale price is 65% of the fair market value of the unit at the closing, reduced to reflect unpaid assessments, the developer's costs and expenses and any damage to the unit incurred beyond normal and reasonable wear and tear. If the developer fails to purchase a lot within 120 days (subject to increase if the developer does not close the purchase due to causes not within its total control) after receiving notice of the lot owner's desire to sell, the owner may proceed with the sale upon such terms and conditions as the owner may elect.

23

EXHIBIT M-8
Missing Survey Properties
Alpine Springs, OR
Azalea Gardens, MS
Cambridge Place, MT
Carriage Inn, TX
Cedar Ridge, OK
Chehalem Springs, OR
Cougar Springs, OR
Dry Creek, WA
Eldorado Heights, OR
Hermiston Terrace, OR
Hillside, OR
Moses Lake, WA
Oakridge, WI
Osprey Court, OR
Parkway Village, WA
River Road, OR
Rose Valley, OR
Sweetwater Springs, GA
Villa del Rey, NM
Village at Greece, NY
Windfield Village, OR

24

EXHIBIT N
Utility Company Deposits

[see attached]

25

EXHIBIT O-1
Modification Schedule

A.           Real Property.  Stayton and Purchaser agree that, effective at or prior to Closing, the terms applicable to Existing Real Property Loans shall be modified to reflect the following terms, terms more favorable to the borrower, or terms otherwise agreed by Purchaser in writing:
(1)
The dollar-weighted interest rate applicable to all Assumed Real Property Loans (excluding the CS-20 Loan, CS-27 Loan and GE Loans) taken together shall be no greater than the following annual interest rates (the "Underwritten Rate"):

Year 1 – 5.25%
Year 2 – 5.42%
Year 3 – 5.60%
Year 4 – 6.37%
Year 5 – 6.95%
(2)
The interest rate for each individual Assumed Real Property Loan (excluding the CS-20 Loan, CS-27 Loan and GE Loans) shall not exceed the per annum interest rates set forth on Exhibit O-2 applicable to such loan by more than 50 basis points during any loan year.

(3)
The principal balance of the applicable Existing Real Property Loan shall not be increased above the amounts set forth on Exhibit O-9, other than with respect to the capitalization of (i) accrued interest and (ii) expenses incurred by the lenders.

(4)
Except as set forth on Exhibit O-10, each loan shall be interest only for one year following the applicable Closing Date and thereafter shall amortize based on a 25 year standard amortization schedule (i.e. not “straightline” amortization).

(5)
Collateral to remain unchanged from pre-receivership status (other than (i) the removal of properties which are not Properties from the collateral of the Assumed Real Property Loans and any equity pledges made by principals of the Sunwest borrower (e.g. pledges by Jon Harder) and (ii) the addition of certain personal property located at the Property owned by Stayton).  Except as set forth on Exhibit O-10, no Existing Real Property Loan shall be modified to be cross-collateralized or cross-defaulted with any other Existing Real Property Loan.

(6)
Each loan comprising the Assumed Real Property Loans to have a new term of at least (i) five years or (ii) three years with two one-year extension options and except as set forth on Exhibit O-10, such extension options shall not be subject to any extension fees, financial covenants or other conditions to extension (other than no continuing event of default).

(7)
Existing guarantees to be terminated and any existing guarantors to be released, other than any existing customary recourse carve-out guarantees.  Purchaser (including, if applicable, any Successful Bidder at the Auction) to provide customary recourse carve-out guarantees, if required.

(8)	Due on sale and transfer provisions to be nullified to the extent they would be triggered by the Transaction.
(9)	Existing defaults to be waived and any unpaid interest accrued (other than default rate interest) will be capitalized.

26

(10)	There shall be no debt yield tests, loan-to-value tests, minimum revenue/income requirements, limitations on income derived from Medicare or any other financial covenants.
(11)
The only financial covenant which may be included in the Assumed Real Property Loan Documents is a debt service coverage ratio for the Properties securing such loan ("DSCR Test"), provided that such DSCR Test shall not (i) exceed the applicable ratios set forth on Exhibit O-8 and (ii) be required to be tested during some or all of the years of the term for the loans, as more particularly set forth on Exhibit O-8.  The loans shall provide that in the event that the DSCR Test is not satisfied, the only consequence shall be a cash trap which shall be subject to cure (i.e. the failure to satisfy the DSCR Test shall not constitute a default under the loan and shall not result in any mandatory prepayment of the loan).

(12)
No Assumed Real Property Loan shall provide for a reserve (i) for capital expenditures in excess of $350 per bed / per year (and any such reserve shall only be required to be funded from cash flow on a monthly basis) or (ii) for deferred maintenance items.

(13)	The loans shall provide for only customary and reasonable reporting covenants.
(14)	There shall be no covenants related to the maintenance of a minimum occupancy at the Property.
(15)
The loan shall be prepayable in whole or in part at any time without payment of any prepayment fee, exit fee, yield maintenance or other fee.  There shall be no other fees required to be paid to Lender in connection with the Closing (other than assumption, modification or similar fees which are the responsibility of Sellers pursuant to Section 14.13) or at any time during the term of the loan.

(16)	Except as set forth on Exhibit O-10, there shall be no defaults which are tied to the occurrence of a "material adverse effect" or a determination by lender that it is not fully secured.
(17)	The existing manager/operator of the Property shall be permitted to be replaced with Emeritus or an Affiliate.
The modification terms described above shall not be applicable to the CS-20 Loan, CS-27 Loan or GE Loans,, which shall be modified only (i) as contemplated by the term sheets attached as Exhibits O-4, O-5 and O-6 or (ii) as mutually agreed to by the parties hereto.  The applicable interest rates under the GE Loans, CS-20 Loan and CS-27 Loan shall not be taken into account when determining whether the Underwritten Rate for all of the Assumed Real Property Loans has been satisfied.
B.           Personal Property.  Existing Personal Property Loans to be reinstated in accordance with the existing contractual terms applicable to such loans, with the following exceptions:
•	Any existing guarantees to be terminated and any existing guarantors to be released, other than existing customary recourse guarantees; Purchaser to provide customary recourse carve-out guarantees.
•
Due on sale and transfer provisions to be (i) nullified to the extent they would be triggered by the Transaction and (ii) modified to reflect the owner of the applicable Property must be a Qualified Owner and the operator of each Property must be a Qualified Operator.

27

•	All existing defaults to be waived and any unpaid interest accrued at a rate higher than the contract interest rate (including any default interest) to be forgiven.
•
Any unpaid installments and any accrued and unpaid interest to be paid in monthly installments in the amount provided in the applicable agreement, which installments to be added to end of the contract term and to continue until paid in full.

•	Holders of such Assumed Personal Property Debt to have no unsecured claims against Sellers.

28

EXHIBIT O-2
Underwritten Rate Calculation

[see attached]

29

EXHIBIT O-3
Form Modification Documents

[see attached]

30

EXHIBIT O-4
CS-20 Term Sheet

[see attached]

31

EXHIBIT O-5
CS-27 Term Sheet

[see attached]

32

EXHIBIT O-6
GE Term Sheet

[see attached]

33

EXHIBIT O-7
Forward Curve

[see attached]

34

EXHIBIT O-8
DSCR Test Modifications

[see attached]

35

EXHIBIT O-9
Underwritten Assumed Real Property Loan Balance (allocated by the applicable Existing Real Property Loans)

[see attached]

36

EXHIBIT O-10
Permitted Discrepancies*

1.
Default Discrepancies:  The Existing Real Property Loan Documents related to the following loans contain default provisions (i.e. defaults, which are tied to the occurrence of a “material adverse effect” or a determination by the lender that it is not fully secured) which do not comply with the standard set forth in Exhibit O-1, but which are acceptable to Purchaser:

a.	Marathon Structured Finance Fund, L.P.

(The Cottages; Mountain View Ashland; Chris Ridge; Legacy Crossings)

b.	Wells Fargo Bank, National Association

(Absaroka; Churchill; Oswego Springs; Sellwood Landing; Sugarland Ridge)

c.	Bay Bank

(Necanicum Village)

d.	Community Bank

(Parkway Village)

e.	FirsTier Bank

(Sunrise Creek)

f.	The National Bank

(Grayson View-Sellinsgrove)

g.	Police and Fire Retirement System of The City of Detroit

(Orchard Park; Palm Meadows Village)

h.	Tennessee Commerce Bank

(Brookside)

i.	Plainscapital Bank

(Cottage Village)

j.	Tennessee Commerce Bank

(Culpepper Place)

k.	Vestin Originations, Inc.

(Meadowlark – junior loan)

l.	Tennessee Commerce Bank

(Terrace at Woodstock)

m.	Green Bank

(Waterford in Bellevue)

2.
Amortization Discrepancies:  The Existing Real Property Loan Documents (or the loan modification term sheets related thereto which have been negotiated by Stayton as of the date hereof) contain amortization provisions which do not comply with the standard set forth in Exhibit O-1, but which are acceptable to Purchaser as specifically identified below:

a.	HUD

(Mountain Laurel)

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i.	Existing amortization schedule in place based on applicable Existing Real Property Loan Documents (and loan will not be modified in connection with the assumption by Purchaser).

b.	HUD

(El Dorado Heights)

i.	Existing amortization schedule in place based on applicable Existing Real Property Loan Documents (and loan will not be modified in connection with the assumption by Purchaser).

c.	HUD

(Woodside Village)

i.	Existing amortization schedule in place based on applicable Existing Real Property Loan Documents (and loan will not be modified in connection with the assumption by Purchaser).

d.	Capmark Finance Bank

(Spring Arbor)

i.	Existing amortization schedule in place based on applicable Existing Real Property Loan Documents (and loan will not be modified in connection with the assumption by Purchaser).

e.	Capmark Finance Bank

(Alpine Springs)

i.	Existing amortization schedule in place based on applicable Existing Real Property Loan Documents (and loan will not be modified in connection with the assumption by Purchaser).

f.	Capmark Finance Bank

(Heron Pointe)

i.	Existing amortization schedule in place based on applicable Existing Real Property Loan Documents (and loan will not be modified in connection with the assumption by Purchaser).

g.	First National Bank of Waupaca

(Canterbury Gardens and Magnolia Gardens)

i.	Beginning 1/1/10, the loan amortizes on a 30-year amortization schedule.

h.	Charter Bank

(Moses Lake)

i.
The loan is interest-only during the first year and amortizes on a 25-year amortization schedule thereafter, but during the first year the borrower must make additional principal payments of $5,000 per month to be applied to the lender’s costs and fees.

i.	Police and Fire Retirement System of The City of Detroit

(Orchard Park; Palm Meadows Village)

i.	The loan is interest-only through 12/14/10 and thereafter amortizes on a 25-year amortization schedule.

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j.	NebraskaLand National Bank (NBL 5 Loan Pool)

(Emerald Estates; Georgian Place; Laurel Gardens; Lexington Gardens; Remington House)

i.
If the lender makes an additional advance of $500,000 at the closing into the Deferred Maintenance/Cap Ex Reserve Account, the loan will amortize on a 25 year amortization schedule.  If the lender does not make the additional advance, the loan will be interest-only for the first year and will thereafter amortize on a 25 year amortization schedule.

k.	First National Bank & Trust of Mcalester, OH

(Heritage Place)

i.	Amortization will commence on 1/1/10 on a 25 year amortization schedule.

l.	First Citizens Bank

(Dry Creek)

i.	Commencing February 2010 (or the confirmation of the Reorganization Plan), the loan will amortize on a 30-year amortization schedule.

m.	Red Mortgage Capital / Fannie Mae

(Rose Valley)

i.	The loan is interest-only during the first 28 months and will amortize on a 25-year amortization schedule thereafter.

n.	Red Mortgage Capital / Fannie Mae

(Spring Village)

i.	The loan is interest-only during the first 42 months and will amortize on a 25-year amortization schedule thereafter.

o.	NebraskaLand National Bank (NBL 2 Loan Pool)

(The Heritage; Maplewood)

i.	The loan amortizes on a 25-year amortization schedule.

p.	First Sound Bank

(Chehalem Springs)

i.
Note A: The note is interest-only for 6 months if the borrower chooses a 5% interest rate for the initial term or interest-only for the first year if the borrower chooses a 5.5% interest rate for the initial term. Thereafter, the loan amortizes on a 25-year amortization schedule.

ii.	Note B: The note is interest-only for the first year and thereafter amortizes on a 15-year amortization schedule.

3.	Extension Fee Discrepancies:

a.	First National Bank of Waupaca

(Canterbury Gardens; Magnolia Gardens)

i.	Fee of 25 bps (to be capitalized).

b.	NebraskaLand National Bank (NBL 5 Loan Pool)

(Emerald Estates; Georgian Place; Laurel Gardens; Lexington Gardens; Remington House)

39

i.	Fee of 25 bps.

c.	NebraskaLand National Bank (NBL 2 Loan Pool)

(The Heritage; Maplewood)

i.	Fee of 25 bps.

d.	The National Bank

(Grayson View-Selinsgrove)

i.	Fee of 25 bps.

e.	The National Bank

(Minnetonka)

i.	Fee of 25 bps.

4.	Cross Collateralization: The following loans shall be permitted to be cross-collateralized as described below:

a.	The National Bank: The loans secured by Minnetonka and Grayson View-Selinsgrove may be cross-collateralized.

b.	Tutera Investments Inc: The loans secured by Chandler Place and Terrace at Riverstone may be cross-collateralized.

c.	Tennessee Commerce Bank: The loans secured by Brookside, Culpepper Place and Terrace at Woodstock may be cross collateralized.

d.	Stillwater National Bank: The loans secured by Carriage Inn and Cedar Ridge may be cross collateralized.

e.	Wells Fargo: The loans secured by Absaroka, Churchill, Oswego Springs, Sellwood Landing and Sugarland Ridge may be cross-collateralized.

*  The discrepancies to the modifications required by the Modification Schedule identified on this Exhibit O-10 are acceptable to Purchaser, solely as it relates to the specifically identified Existing Real Property Loan (and not any other).  Nothing contained herein shall limit Stayton’s obligation to use commercially reasonable efforts to modify the Existing Real Property Loan Documents to eliminate or modify any discrepancy noted on this Exhibit O-10 in a manner reasonably acceptable to Purchaser in accordance with Section 5.1(i).

40

EXHIBIT P
Motor Vehicles

[see attached]

41

EXHIBIT Q
Reorganization Plan

[see attached]

42

EXHIBIT R
[Intentionally Omitted]

43

EXHIBIT S
Form of Interim Operating Agreement

INTERIM LEASE AND SERVICES AGREEMENT

THIS INTERIM LEASE AND SERVICES AGREEMENT (this “Agreement”) is made and entered into effective as of the ____ day of ________, 20___ (the “Effective Date”) by and among ______________, a Delaware limited liability company (“Landlord”), __________, a ______________________ (“Tenant”) and [Emeritus Corporation, a Washington corporation/EmeriCare, Inc., a Delaware corporation] (“Emeritus/EmeriCare”).

RECITALS

A.           Landlord is the owner of certain real property located in __________________ (the “State”) and the improvements thereon that comprise that [skilled nursing/assisted living] facility which is known as _______________ and located at _____________________ and the furniture, fixtures and equipment located therein (the "Facility").

B.           In connection with the purchase and sale of the Facility, Landlord has entered into a Management Agreement with [Emeritus/EmeriCare] with respect to the day-to-day operation of the Facility.

C.           [Emeritus/EmeriCare/Landlord] has applied to the __________________ (the “Department”) for a license to operate the Facility (the “License”).

D.           Pending issuance of the License, Landlord has agreed to lease the Facility to Tenant and Tenant has agreed to engage [Emeritus/EmeriCare] to provide certain administrative and financial services to the Facility.

E.           Landlord, Tenant and [Emeritus/EmeriCare] are interested in documenting the terms and conditions of such interim arrangements.

  NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties set forth herein, IT IS HEREBY AGREED AS FOLLOWS:

1.           The Lease. Landlord does hereby lease to Tenant and Tenant does hereby lease from Landlord the Facility. Throughout the Lease Term (as defined below) the Facility shall be used solely as a licensed [skilled nursing/assisted living] facility.

2.           The Administrative and Financial Services and Tenant Reimbursement.

(a)           Tenant hereby engages [Emeritus/EmeriCare] to provide the administrative and financial services to the Facility during the Lease Term that are described in Exhibit A hereto (the “Services”). [Emeritus/EmeriCare] accepts the engagement and agrees to provide the

44

Services. All costs incurred by [Emeritus/EmeriCare] in providing the Services shall be deemed to be Facility Expenses (as hereinafter defined) and shall be paid from the funds deposited in the Facility Bank Account (as defined in Exhibit A).

(b)           In consideration for the provision of the Services, [Emeritus/EmeriCare] shall be entitled to receive a fee (the “Services Fee”) in an amount equal to [five] percent [5%] of the Gross Operating Revenues (as hereinafter defined) of the Facility. The Services Fee shall be due and payable in arrears on the twenty-fifth (25th) day of each month and may be paid by [Emeritus/EmeriCare] to itself from the funds deposited into the Facility Bank Account.

(c)           By entering into this Agreement, Tenant does not delegate to [Emeritus/EmeriCare] any authority, powers, duties or responsibilities that it is prohibited by law from delegating and, notwithstanding anything to the contrary set forth herein, Tenant, as the licensed operator of the Facility, shall, subject to Landlord's financial obligations under Section 3(b), retain ultimate responsibility for the compliance of the Facility with applicable law and for the organization, management and operations of, and financial and administrative control over, the Facility.

(d)           Landlord shall reimburse Tenant for all reasonable administrative costs and expenses (excluding overhead costs) actually incurred by Tenant in connection with performing its obligations under this Agreement, including, maintaining the effectiveness of the licenses from the State necessary to operate the Facility as a [skilled nursing/assisted living] facility.  Any such request for reimbursement shall be accompanied by reasonably detailed supporting documentation of the costs and expenses incurred by Tenant and the reason therefore.

(e)           For purposes hereof, the following definitions shall apply:

(i)           “Gross Operating Revenues” shall include all payments received in connection with Occupancy Agreements or other payments for the use or occupancy of space in the Facility (whether by residents, licensees, concessionaires, permissive use arrangement, or otherwise), including, without limitation, any such payments received pursuant to any sublease or assignment of Occupancy Agreements, any lease, license, concession, or other permissive use arrangement; all payments made by any third-party payors under any third-party payor program (including, without limitation, to the extent applicable to the Facility, Medicare, Medicaid (however denominated under State law), CHAMPUS, Blue Cross and/or Blue Shield, managed care plans, or other private insurance plans or employee assistance programs), parking revenues, income from vending machines, photocopy machines, and other such devices, late charges, interest on past due rentals, payments under any licenses, concessions, or other agreements for advertising signs, telecommunications services, antennas, or disks, all lease modification, amendment, surrender, or cancellation payments, all proceeds in lieu of rental revenues from any business interruption insurance policies; all escalation payments; and all payments made by residents, or other

45

users of the Facility for extra services, including, without limitation, the use of any personal property used in connection with the Facility and the provision of any healthcare or other personal services.  For the avoidance of doubt, the parties acknowledge and agree that the “Gross Operating Revenues” of the Facility shall not include income derived from interest on investments or otherwise (except for business interruption insurance proceeds as set forth above), proceeds of claims on account of insurance policies, abatement of taxes awards arising out of takings by eminent domain, discounts and dividends on insurance policies, sale or refinancing proceeds, monies paid for capital expenditures, all purchase discounts, and security deposits.

(ii)           “Facility Expenses” shall include all expenses incurred in the course of the operation of the Facility during the Lease Term including, but not limited to, the Service Fee, the salaries, bonuses, commissions, state and federal payroll and social security tax obligations and benefits paid to or on behalf of the employees of the Facility, any out of pocket costs incurred by [Emeritus/EmeriCare] in preparing the Facility tax returns and any taxes due thereunder and any penalties or interest related to the payment thereof; the cost of all Facility supplies, utilities and equipment; any expenses incurred by [Emeritus/EmeriCare] in billing for services rendered at the Facility and/or in collecting or attempting to collect the accounts receivable of the Facility; and the cost of all insurance premiums due with respect to any insurance policies or programs which provide coverage for the Facility and any deductible, retention amounts or security payments related to claims or potential claims made under such insurance policies.

3.           The Rent/Working Capital.

(a)           During the Lease Term the rent shall be equal to the net profits of the Facility (after payment of all Facility Expenses, including, without limitation, the Services Fee), determined in accordance with generally accepted accounting principles, it being understood and agreed that it is the intent of the parties that during the Lease Term all of the benefits and burdens of the ownership of the Facility shall inure to the Landlord.

(b)           In consideration for the payment of the Rent, Landlord shall provide to [Emeritus/EmeriCare] by way of deposit in the Facility Bank Account within ten (10) days after receipt of a written request with respect thereto setting forth in reasonable detail the amount of funding needed and the reason why such funding is needed, such working capital and other funding as may be needed to operate the Facility and maintain any reserves required by governmental regulatory agencies having jurisdiction over the Facility in the event the Gross Operating Revenues of the Facility are not sufficient to pay all of the Facility Expenses.

4.           Certain Covenants.

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(a)           The parties acknowledge and agree that the Facility is currently secured by the loan and loan documents described in Exhibit B (the "Facility Loan Documents").

(b)           Tenant further acknowledges and agrees that throughout the Lease Term, Tenant shall use commercially reasonable efforts to comply, and shall cause [Emeritus/EmeriCare] in the course of providing the Services to comply, with all of the requirements, obligations and limitations imposed under the Facility Loan Documents on Landlord and/or on any entity leasing the Facility from Landlord with respect to the Facility including, but not limited to, if and to the extent applicable, (i) the obligation to maintain the Facility in good, orderly, clean, safe, sanitary and sightly condition and to apply any insurance proceeds in accordance with the terms of the Facility Loan Documents, (ii) the limitations imposed with respect to the remodeling, reconstruction, addition to, or demolition of all or any part of the Facility, (iii) the obligation to, at all times, maintain in full force and effect a license from the State to operate the Facility as a [skilled nursing/assisted living] facility, (iv) the prohibition on operating  the Facility as anything other than as a [skilled nursing/assisted living] facility, (v) the limitations on assignment and subletting, (vi) the limitations on the reduction in, or expansion of, the licensed bed capacity of the Facility, (vii) the requirements with respect to the maintenance and inspection of the Facility’s books and records, (viii) the obligation to comply with any applicable prohibitions contained therein on discrimination in admissions to the Facility, (ix) the obligation to deposit the operating income from the Facility in an account established in the name of the Facility at a financial institution whose deposits are insured by an agency of the federal government, (x) the obligation to ensure that the Facility is at all times properly equipped to operate as a [skilled nursing/assisted living] facility and (xi) the prohibition against paying amounts for services, supplies or materials which are in excess of the amount ordinarily paid for such services, supplies or materials in the are where the services are rendered or the supplies or materials are furnished.  Notwithstanding the previous sentence, Tenant does not undertake, and shall not be obligated to perform, any contractual covenant or financial obligation under the Facility Loan Documents.

5.           Indemnity.

(a)           The parties hereby acknowledge and agree that Tenant is entering into this Agreement solely as an accommodation to Landlord and [Emeritus/EmeriCare].  Accordingly, as between Landlord and [Emeritus/EmeriCare], on the one hand, and Tenant, on the other hand, (i) Landlord shall bear sole responsibility for (a) any non-performance under this Agreement and (b) any liabilities, claims, demands or causes of action arising or asserted against Tenant or any of Tenant's officers, directors, agent,  employees, affiliates and insurers, including, without limitation, Tenant's Chief Restructuring Officer and Receiver (collectively, " Tenant Indemnified Parties") by Landlord, [Emeritus/EmeriCare] or any other person or entity as a result of the leasing of the Facility by Tenant pursuant to this Agreement and/or the operation of the Facility during the Lease Term; and (ii) Landlord and/or [Emeritus/EmeriCare] shall jointly and severally indemnify, defend and hold harmless Tenant and Tenant's Indemnified Parties from and against against (a) any and all damages, losses, costs and expenses arising from any breach of this Agreement and (b) any liabilities, claims, demands, causes of action, losses, costs and expenses

47

(including reasonable attorneys fees)  arising or asserted against Tenant or Tenant's Indemnified Parties during or following the Lease Term as a result of the leasing of the Facility by Tenant pursuant to this Agreement, the operation of the Facility during the Lease Term of this Agreement and/or the provision of the Services by [Emeritus/EmeriCare] pursuant to this Agreement (collectively, the “Losses”). Notwithstanding the foregoing, the indemnity provided for herein shall not apply (a) with respect to Losses proximately caused by the gross negligence or willful misconduct of Tenant or any of the Tenant Indemnified Parties or (b) to any liabilities, claims, demands or causes of action arising or asserted against Tenant, any of the Tenant Indemnified Parties, Landlord or [Emeritus/EmeriCare] with respect to the leasing or operation of the Facility prior to the Effective Date or (c) limit any rights which Landlord may have to seek indemnity from [Emeritus/EmeriCare] or which [Emeritus/EmeriCare] may have to seek indemnity from Landlord with respect to any of the matters described in this Section 5(a).

(b)           Tenant shall promptly notify Landlord and [Emeritus/EmeriCare] in writing of any claim or demand which Tenant has received or determines could give rise to a right of indemnification under this Section 5 (an “Indemnity Notice”). Subject to the right of Landlord and/or [Emeritus/EmeriCare] to defend in good faith third party claims as hereinafter provided, Landlord and/or [Emeritus/EmeriCare] shall satisfy its obligations under this Section 5 within thirty (30) days after the receipt of an Indemnity Notice from Tenant, it being agreed that neither Landlord nor [Emeritus/EmeriCare] shall be required to satisfy such obligations during any period in which Landlord or [Emeritus/EmeriCare] is defending in good faith the applicable third party claim in the manner described below.

(c)           If Tenant shall deliver an Indemnity Notice to Landlord and [Emeritus/EmeriCare] pursuant to Section 5(b), and if Indemnity Notice relates to a claim or demand asserted by a third party against Tenant, the following provisions shall apply:

(i)           Landlord and/or [Emeritus/EmeriCare] shall have the right, in its reasonable discretion, to either (x) pay such claim or demand or (y) employ counsel reasonably acceptable to Tenant to defend any such claim or demand asserted against Tenant.

(ii)           Tenant shall have the right to participate in the defense of any such claim or demand at its own expense unless there is a conflict between the interests of Tenant, on the one hand, and Landlord and/or [Emeritus/EmeriCare], on the other hand, in which case Tenant shall have the right, subject to the consent of [Emeritus/EmeriCare], which consent shall not be unreasonably withheld, to retain a single attorney or law firm to serve as its separate counsel at the cost and expense of the Facility.

(iii)           Landlord or [Emeritus/EmeriCare] shall notify Tenant in writing, as promptly as possible, but in any case by the later of (i) fifteen (15) days before the due date for the answer or response to a claim or ten (10) days after receipt of the Indemnity Notice (the “Answer Period”) of its election to defend in good faith

48

any such third party claim or demand or to pay such claim or demand, the failure of Landlord or [Emeritus/EmeriCare] to give notice of an election to defend within such time period being deemed to be an election to pay such claim or demand, which payment shall be made within ten (10) business days after the end of the Answer Period.

(iv)           So long as Landlord or [Emeritus/EmeriCare] is defending in good faith any such claim or demand asserted by a third party against Tenant, Tenant shall not settle or compromise such claim or demand, it being understood and agreed that Landlord or [Emeritus/EmeriCare], acting on behalf of Landlord, shall have the sole right to settle or compromise such claim or demand; provided, however, that the consent of Tenant, which consent may be withheld in its sole discretion, shall be required for any settlement or disposition of any claim or demand which results in any liability (which is not fully and promptly paid by Landlord or [Emeritus/EmeriCare] at the time of settlement) to, or the imposition of equitable relief, administrative sanctions or any other limitation on the operating authority of, Tenant. If neither Landlord nor [Emeritus/EmeriCare] elects to defend any such third party claim or demand and does not timely pay such claim or demand in accordance with this Section 5, then Tenant shall have the right to contest, compromise or settle such claim or demand and the cost of defense and settlement shall be an expense of operating the Facility in accordance with the terms hereof.

(v)           Each of Tenant, Landlord and [Emeritus/EmeriCare] and their respective agents shall make available to the other all records and other materials in their possession reasonably required by the other for use in contesting any third party claim or demand.

(vi)           As security for its obligations under this Section 5, on the Effective Date, [Emeritus/EmeriCare] shall provide Tenant with a certificate evidencing that Tenant has been named as an additional insured on any general and professional liability insurance policies then in effect with respect to the Facility and such coverage shall remain in effect and updated certificates shall be provided for the applicable period in which any claims which are the subject of this Section 5 may be brought against Tenant.

(vii)           The obligations of Landlord and [Emeritus/EmeriCare] under this Section 5 shall survive the expiration or earlier termination of the Lease Term.

6.           Term.  The term of this Agreement shall commence on the Effective Date and shall continue until the earlier to occur of (i) the issuance of the License, (ii) from and after the first anniversary of the Effective Date, ninety (90) days after Landlord gives notice of termination to Tenant and [Emeritus/EmeriCare], (iii) the sale or other transfer by Landlord of its interest in the Facility, or the direct or indirect sale of all of the membership interests in Landlord

49

to a third party or (iv) at the election of Tenant, upon not less than 60 days' prior written notice to Landlord and [Emeritus/EmeriCare], as of December 31, 2010 (the "Lease Term"). In the event that the License has not been issued as of the end of the Lease Term, then [Emeritus/EmeriCare] and/or Landlord shall be required to take such action, at their sole cost and expense, as may be necessary prior to the expiration of the Lease Term to either close the Facility and discharge the residents from the Facility in compliance with applicable local, state and/or federal law or to identify and hire a third party acceptable to the Department and to which the Department is prepared to issue a  license to operate the Facility effective as of the end of the Lease Term.

7.           Entirety.  This Agreement, including the exhibits hereto, represents the entire and final agreement of the parties hereto with respect to the subject matter hereof and may not be amended or modified except by written instrument signed by the parties hereto.  This Agreement shall not be amended or modified without the consent of any lender is and to the extent such consent is required by the terms of the Facility Loan Documents.  Neither Landlord nor [Emeritus/EmeriCare] shall have any actual, implied or apparent authority to contractually or otherwise bind Tenant to any contractual or other obligation to any other person and Tenant shall not have any actual, implied or apparent authority to contractually or otherwise bind Landlord or [Emeritus/EmeriCare] to any contractual or other obligation to any other person.

8.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State.

9.           Successors and Assigns.  Tenant shall have no right to assign its rights or obligations under this Lease.  Landlord and [Emeritus/EmeriCare] shall have the right to assign their rights and obligations under this Agreement subject to securing any necessary third party consents, including the consent of any lender which may be required under the terms of the Facility Loan Documents; provided that no such assignment shall relieve Landlord or [Emeritus/EmeriCare] from any of its obligations to Tenant hereunder.

10.           Relationship to Facility Loan Documents. This Agreement and all estates, rights, options, liens and charges therein contained or created under this Agreement are and shall be subject and subordinate to the lien and effect of the Facility Loan Documents. Accordingly, in the event of any conflict between the terms and provisions of this Agreement and the terms of the Facility Loan Documents, the terms and provisions of the Facility Loan Documents shall control in all respects.

11.           Attorneys Fees. In the event of a dispute between the parties hereto with respect to the interpretation or enforcement of the terms hereof, the prevailing party shall be entitled to collect from the other its reasonable costs and attorneys fees, for services prior to trial or hearing, on trial or hearing and in any appeal therefrom.

12.           Construction. In the event of a dispute between the parties hereto with respect to the interpretation or enforcement of the terms hereof, no provision shall be construed so as to favor or disfavor either party hereto.

50

13.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute but one and the same instrument.

14.           Notices.  All notices required to be given under the terms of this Agreement shall be in writing, shall be sent to the parties at the addresses set forth below their signatures and shall be sent by hand delivery, facsimile transmission (with a hard copy to follow by mail) or overnight delivery using a nationally recognized overnight delivery courier service and shall be deemed received upon the actual confirmed receipt or refusal of receipt thereof.

15.           Covenants Regarding License.

(a)           [Emeritus/EmeriCare] hereby covenants and agrees to proceed with all due diligence to secure the License. Further, [Emeritus/EmeriCare] agrees to provide to Tenant, upon request, with written status reports regarding the status of the License application (the “Application”).

  (b)           Tenant further covenants and agrees that in the event, during the Lease Term, Landlord or [Emeritus/EmeriCare] should provide Tenant with documentation reasonably  required to be signed by Tenant in order to maintain in effect the license issued to Tenant in connection with its operation of the Facility, Tenant shall execute and return the same to or as directed by Landlord no later than the date specified by Landlord.

16.           Further Assurances. Each of the parties hereto agrees to execute and deliver any and all further agreements, documents or instruments necessary to effectuate this and the transactions referred to herein or contemplated hereby or reasonably requested by the other party to perfect or evidence their rights hereunder.

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IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the day and year first set forth above.

LANDLORD:

By:           _______________________________
Its:           _______________________________

TENANT:

By:           _______________________________
Its:           _______________________________

[EMERITUS/EMERICARE]:	[EMERITUS CORPORATION/EMERICARE, INC.]

By:           _______________________________
Its:           _______________________________

EXHIBIT A
THE SERVICES

Set forth below is a description of the Services to be provided by [Emeritus/EmeriCare] pursuant to the terms of that Interim Lease and Services Agreement dated as of _________, 20__ (the “Agreement”). Capitalized terms used herein and not otherwise defined will have the meaning ascribed to them in the Agreement.

1.           Operational Policies and Forms.  [Emeritus/EmeriCare] shall consult with Tenant with respect to the development and implementation of such operational policies and procedures as may be appropriate for the effective operation of the Facility, including but not limited to all policies and procedures necessary to ensure the ongoing licensure of the Facility and compliance with the terms of residency agreements, all of which shall be subject to the final review and approval of Tenant. [Emeritus/EmeriCare] shall also consult with Tenant with respect to all such policies which deal with risk management and personnel matters.

2.           Charges.  [Emeritus/EmeriCare] shall consult with Tenant with respect to the establishment of the schedules of recommended charges, including all special charges for services rendered to the residents at the Facility.

3.           Information and Publicity.  [Emeritus/EmeriCare] shall consult with Tenant with respect to the development of any informational material, mass media releases, and other related publicity materials, which are necessary or appropriate for the operation of the Facility.  Neither Landlord nor [Emeritus/EmeriCare] shall use the name, logotype, trade dress or other identification of Tenant in any advertising or promotional material without Tenant's prior written consent, which consent may be granted or withheld in Tenant's sole and unfettered discretion; provided, however, nothing herein shall be construed as limiting the rights granted to Landlord and [Emeritus/EmeriCare] under the terms of Section 9.10 of the Agreement of Purchase and Sale dated January 15, 2010 entered into by and between Landlord and Stayton SW Assisted Living, LLC with respect to the Facility and certain other facilities described therein.

4.           Regulatory Compliance. [Emeritus/EmeriCare] shall provide all necessary and appropriate assistance to Tenant in its efforts to obtain and maintain all licenses, permits, qualifications and approvals from any applicable governmental or regulatory authority that are necessary for the operation of the Facility in compliance with all applicable laws and regulations and in accordance with all licenses, permits, qualifications and approvals including consulting with Tenant on the development of appeals and plans of correction with respect to any deficiencies which may be cited or civil monetary or other penalties which may be proposed to be imposed, by the applicable governmental authority during the Lease Term. Within 48 hours of receipt thereof, Tenant shall provide [Emeritus/EmeriCare] with copies by fax, overnight mail, email or other comparable means of expedited transmission of any written notice regarding the licensure, occupancy or operation of the Facility which it receives from any governmental authority having jurisdiction over the Facility.

           5.Capital Repairs, Replacements and Improvements.  [Emeritus/EmeriCare] shall consult with Landlord with respect to the need for, and to the extent agreed upon by Landlord shall undertake, at Landlord's sole expense, all capital repairs, replacements and improvements which may be necessary for the efficient and effective operation of the Facility and its compliance with law.  In performing the foregoing repairs, replacements and improvements [Emeritus/EmeriCare] shall use the applicable Facility’s on site maintenance personnel as and where possible and shall otherwise contract with qualified third parties to provide the necessary services and shall undertake the same or cause the same to be undertaken in a workman like and lien free manner and without interfering with operations of the Facility.

           6.Legal Proceedings.  [Emeritus/EmeriCare], in consultation with Tenant but through legal counsel engaged by [Emeritus/EmeriCare], shall coordinate all legal matters and proceedings related to the Facility and shall take any and all steps deemed appropriate by [Emeritus/EmeriCare], after consultation with Tenant, to protect and/or litigate to a final decision in an appropriate court or forum any violation, order, rule or regulation affecting the Facility and its operations or any claim, loss, violation or cause of action relating to the Facility. Tenant promptly notify [Emeritus/EmeriCare] in writing of any written demand letters received by Tenant which threaten litigation related to the Facility or any legal or administrative proceedings that are filed involving the Facility. Tenant shall have the right to approve any legal counsel engaged by [Emeritus/EmeriCare] if and to the extent such litigation involves a claim against Tenant or the Tenant Indemnified Parties for which indemnity is being sought under Section 5 of the Agreement.

7.           Personnel. The Administrator/Executive Director of the Facility shall have responsibility and authority for the day-to-day operations of the Facility, shall be accountable to the governing board of Tenant and shall carry out the policies of Tenant as developed by the governing board of Tenant. The Administrator/Executive Director, as well as the other on-site personnel of the Facility, including the business office manager, wellness director and department heads shall be the employees of [Emeritus/EmeriCare] which shall have sole responsibility for all compensation, benefits and conditions of employment of such employees. [Emeritus/EmeriCare] shall make available to such employees health insurance and workers compensation insurance on terms consistent with that offered to other [Emeritus/EmeriCare] employees. [Emeritus/EmeriCare] shall, in consultation with Tenant, coordinate matters pertaining to the employment, supervision, compensation, promotion and discharge of such employees but, to the extent required by applicable law, the ultimate authority for making all personnel decisions, including decisions related to the Administrator/Executive Director, shall remain with Tenant. Any personnel decisions made by [Emeritus/EmeriCare] after consultation with Tenant shall comply with all federal, state, county, municipal and other governmental laws, ordinances, regulations and orders having to do with anti-discrimination, workmen’s compensation, employer’s liability insurance, social security, unemployment insurance, hours of labor, wages, working conditions, immigration and all other employer-employee related subjects and neither [Emeritus/EmeriCare] nor Tenant shall do any act, nor knowingly permit any act to be done that would constitute a violation of any or all of such laws, ordinances, regulations or orders.

8.           Accounting. [Emeritus/EmeriCare] shall provide all necessary and appropriate accounting support to the Facility. All accounting procedures and systems utilized in providing said support shall be in accordance with the operating capital and cash programs developed by [Emeritus/EmeriCare], which programs shall conform to generally accepted accounting principles (“GAAP”) except with respect to the treatment of resident move in fees and shall not materially distort income or loss.  [Emeritus/EmeriCare] shall prepare timely and file or cause to be prepared and filed timely all payroll tax returns, sales and use tax returns, real and personal property tax returns and local or state gross receipts and/or business and occupation tax returns and any other tax returns, but specifically excluding Tenant’s local, state or federal income or informational tax returns and state corporate franchise tax returns, which shall be and remain the responsibility of Tenant, and [Emeritus/EmeriCare] shall cause to be paid timely all of the taxes reflected as being due on the returns prepared by [Emeritus/EmeriCare].  Nothing herein shall preclude [Emeritus/EmeriCare] from delegating to a third party a portion of the accounting duties provided for in this Section; provided, that such delegation shall not relieve [Emeritus/EmeriCare] from ultimate liability for the timely and complete performance of the obligations provided for herein or for the expense thereof.

9.           Budgets. The Facility shall be operated on a fiscal year of January 1 through December 31.  The Facility shall be operated in accordance with the terms of the capital expenditure budget (the “Capital Budget”) and operating budget (the “Operating Budget” and together with the Capital Budget, the “Initial Budgets”) prepared by [Emeritus/EmeriCare] and approved by Landlord, it being understood and agreed that Landlord agrees to fund any needed working capital in the event the Gross Operating Revenues of the Facility are not sufficient to cover the Facility Expenses. The Initial Budgets shall cover the period from the Commencement Date to December 31 of the year in which the Commencement Date occurs. Thereafter, prior to the start of each fiscal year, [Emeritus/EmeriCare] shall prepare and submit to Landlord for its review and approval, an annual Operating Budget and an annual Capital Budget (the “Budgets”). In the event the Budgets have not been agreed upon by the beginning of the fiscal year, the Budgets in effect for the prior fiscal year shall continue in effect until the new Budgets are agreed upon. Except as otherwise provided herein, [Emeritus/EmeriCare] shall ensure that no expenditures will be made during a fiscal year on a basis inconsistent with then approved Budgets without Landlord’s prior approval. Notwithstanding the foregoing, Landlord’s prior approval shall not be required for the following expenditures in excess of the amounts set forth in the Budgets: (a) [Emeritus/EmeriCare], in its reasonable judgment, deems there to be an emergency requiring it to incur unbudgeted expenditures to effectuate immediate action necessary for the protection of the assets of the Facility or to avoid property damage or personal injury or to preserve the well being of residents in the Facility or to avoid impairment of the Facility’s operating licenses, (b) expenditures which would not cause the aggregate amount of the Facility Expenses (excluding the Facility Expenses described in clause (c)) to exceed the Facility Expenses reflected in the Budgets by more than 5% or (c) expenditures for real and personal property taxes and assessments and utilities.  [Emeritus/EmeriCare] and the Tenant shall each use diligent efforts to keep the Landlord fully informed regarding all material matters relating to the Facility and its operations and assets (and such other specific matters as the Landlord may reasonably request from time to time) and shall so consult on a monthly basis and at all reasonable times requested by the Landlord.  In addition, [Emeritus/EmeriCare]  and the Tenant and each shall, and each shall cause any party retained by it or its affiliates to implement the matters set forth in the Initial Budget or  Budget, as the case may be, to periodically consult with the Landlord regarding the implementation of the Initial Budget or Budget, as the case may be.

10.           Reports.  [Emeritus/EmeriCare] shall deliver or cause to be delivered to Landlord statements and information as follows (all costs and expenses incurred in connection with the preparation of any statements, schedules, computations and other reports required under this Section 10(a) and 10(b) shall be borne by Manager:

(a)           Annual financial statements (balance sheet and income statement) in a format acceptable to Landlord within ninety (90) days of the end of the calendar year, audited by the “Facility’s Accountants” (i.e., KPMG or another independent nationally recognized accounting firm approved by Landlord).  Such audit by the Facility’s Accountants may be conducted at a level that consolidates the Facility with other similar properties managed by [Emeritus/EmeriCare] and owned by affiliates of Landlord.

(b)           A monthly report for each calendar month, certified to be true, accurate and complete in all material respects, and submitted to Landlord within thirty (30) days of the end of each such calendar month (the “Periodic Report“).  Each Periodic Report shall be in accordance with GAAP.

(c)           In addition, [Emeritus/EmeriCare] shall prepare and provide to Landlord any reasonable financial information with respect to the Facility which may from time to time be specifically requested by Landlord or required by the terms of the Facility Loan Documents including, but not limited to, within thirty (30) days after the end of each calendar month, [Emeritus/EmeriCare] shall provide Landlord with an unaudited balance sheet for the Facility, dated the last day of such month, and an unaudited statement of income and expenses for such month and for the fiscal year to date relating to the operation of the Facility showing trends, the variance between the actual and budgeted operating results of the Facility for said month and with a rent roll and census report for the month indicating the number of units occupied and the number of units vacant. To the extent in their possession or under their control, Landlord and Tenant shall be required to provide [Emeritus/EmeriCare] with such information with respect to the operations of the Facility as [Emeritus/EmeriCare] may reasonably request in order to prepare the foregoing financial statements. Such monthly reports shall also show summary and itemization of accounts receivable for the Facility and report of collection action(s) taken and status of any collection action(s). The financial statements prepared by [Emeritus/EmeriCare] shall be prepared in accordance with GAAP, consistently applied, except with respect to the treatment of resident move in fees, this Agreement, and the procedures and practices provided for in this Agreement.  Notwithstanding any other provision of this Agreement, and without prejudice to the other rights provided to Landlord under this Agreement [Emeritus/EmeriCare] and Tenant each agree to periodically (at least quarterly) provide Landlord with information and reports regarding [Emeritus/EmeriCare]’s and/or the Tenant’s operation and management of the Facility and the performance of its duties under this Agreement and with respect to renovations, alterations, general maintenance, repairs and development activities that [Emeritus/EmeriCare] and/or Tenant has engaged in or intends to engage in with respect to the Facility and its surroundings as set forth in this Agreement.

11.           Bank Accounts.  [Emeritus/EmeriCare] shall deposit all money received by [Emeritus/EmeriCare] during the Lease Term in the course of consulting with Tenant with respect to the operation of the Facility into one or more depository accounts established by [Emeritus/EmeriCare] in the name of the Facility (the “Facility Bank Account”).  In order to enable [Emeritus/EmeriCare] to provide the accounting services contemplated by this Agreement, [Emeritus/EmeriCare] shall thereafter sweep such funds in accordance with its corporate cash management practices into a corporate cash consolidation account from which [Emeritus/EmeriCare] shall pay the Facility Expenses.

12.           Supplies and Equipment.  [Emeritus/EmeriCare] shall consult with Tenant with respect to the need for, and to the extent agreed upon by [Emeritus/EmeriCare] and Tenant shall purchase, such supplies and equipment which may be necessary for the efficient and effective operation of the Facility and its compliance with law.

13.           Collection of Accounts.  On behalf and in the name of Tenant, [Emeritus/EmeriCare] shall issue bills and collect accounts and monies owed for goods and services furnished by the Facility during the Lease Term, including, but not limited to, enforcing the rights of Tenant and the Facility as the creditor under any contract or in connection with the rendering of any services.

14.           Contracts.  If requested by Tenant,  [Emeritus/EmeriCare] shall assist Tenant in its efforts to negotiate and enter into contracts to which Tenant may not currently be a party and which [Emeritus/EmeriCare], in consultation with Tenant, determines are necessary in connection with the day-to-day operation of the Facility, including, but not limited to, contracts for water, electricity, natural gas, telephone, sewer, cleaning, trash removal, pest control and extermination, cable, elevator and boiler maintenance, pharmacy services, therapy services and other appropriate ancillary services and contracts for the provision of various services which are designed to identify potential cost savings to the Facility, such as utility and tax bill review services.

15.           Insurance.  If requested by Tenant or Landlord, [Emeritus/EmeriCare] shall arrange for and maintain all necessary and proper hazard insurance covering the Facility, the furniture, fixtures, and equipment situated thereon and all necessary and proper malpractice and public liability insurance for the protection of Landlord, Tenant, [Emeritus/EmeriCare] and their officers, directors, agents,  employees, affiliates and insurers, including, without limitation, the Tenant Indemnified Parties, it being understood and agreed that [Emeritus/EmeriCare] shall have the right to provide such malpractice and public liability insurance through a captive insurance company and to include the Facility in the [Emeritus/EmeriCare] Pooled Self Insurance Program. Any insurance coverage arranged for by [Emeritus/EmeriCare] shall be consistent with the coverage provided by [Emeritus/EmeriCare] to other [assisted living facilities/skilled nursing facilities] which are owned or leased by [Emeritus/EmeriCare] and shall otherwise comply with the requirements of the Facility Loan Documents.  Landlord and Tenant shall be listed as an additional insured under all policies provided by [Emeritus/EmeriCare] pursuant to this Section and each shall be provided with a certificate of insurance confirming the same. Neither Tenant nor any of the Tenant Indemnified Parties shall have any rights to the proceeds of any insurance maintained pursuant to this Section 15 except to the extent the same are used by Landlord and [Emeritus/EmeriCare] to fulfill their indemnity obligations under Section 5 of the Agreement.  Landlord and [Emeritus/EmeriCare] shall be jointly and severally liable for any deductible, self-insured retention, co-insurance payment or excess loss or expense over and above available insurance proceeds.

16.           Cost Reports.  [Emeritus/EmeriCare] shall prepare any cost reports which may be required under Medicare, Medicaid or any other third party payor program in which the Facility may participate and, to the extent any applicable provider agreement is in the name of Tenant, shall submit the same to Tenant to be reviewed, approved, signed and filed by Tenant as and when due.

17. Data Processing.  [Emeritus/EmeriCare] shall, at its own expense, directly or through an affiliate, provide the data processing required to maintain the financial, payroll, and accounting records of the Facility.

18. Reporting to Tenant.  [Emeritus/EmeriCare] shall, upon written request from Tenant, provide Tenant with copies of any statements or information reasonably necessary for Tenant to perform its obligations under the Agreement, including, without limitation, maintaining the effectiveness of the licenses from the State to operate the Facility as a [skilled nursing/assisted living] facility and reporting to any governmental or taxing authority having jurisdiction over Tenant.

With respect to any obligation imposed on Emeritus/EmeriCare under the foregoing provisions to consult with Tenant or to secure the approval of the Tenant or words of similar import, such obligation shall, whether or not stated above, only apply if and to the extent that Landlord or [Emeritus/EmeriCare] reasonably determine that such consultation, approval or other Tenant involvement is required to ensure that the operation of the Facility pursuant to the terms of this Agreement complies with applicable law, including the laws of the Department taking into account the fact that the Tenant will be the licensee of the Facility during the Lease Term.

EXHIBIT B
FACILITY LOAN DOCUMENTS

EXHIBIT T
Blackstone Venture LLC Agreement

[see attached]

EXHIBIT U
Resident Agreement Brokers

The Operating Contracts disclosed in Section 4.1(m) that are denoted as providing for a brokerage commission by an "x" in the applicable column of the spreadsheet attached to Section 4.1(m) are incorporated into this Exhibit U by this reference.

EXHIBIT V
Facility Managers

[see attached]

EXHIBIT W

Form of Ground Lease Estoppel

ESTOPPEL CERTIFICATE

THIS ESTOPPEL CERTIFICATE is given as of the _____ day of ________, 2010 by ____________________ ("Landlord"), at the request of Stayton SW Assisted Living, L.L.C., an Oregon limited liability company (the Consolidated Sunwest Related Entities) ("Stayton") and successor in interest to ___________, an Oregon limited liability company ("Tenant"), pursuant to the Order Granting the Joint Motion of Debtor, the Tenants-in-Common Committee and the Unsecured Creditor Committee for Substantive Consolidation of Assets and Liabilities of Sunwest Related Entities dated December 22, 2009 (the “Consolidation Order”), for the benefit of BRE/SW Portfolio LLC, a Delaware limited liability company or its assigns ("Purchaser").

RECITALS

A. Pursuant to that certain lease described in Exhibit A hereto (“Lease”), Tenant leases certain premises located in the City of ________, County of ________, and State of ________, as more particularly described in the Lease ("Premises").

B. Stayton has represented to Landlord as follows:

1. Prior to December 30, 2008, Tenant was part of Sunwest Management, Inc. ("Sunwest"), a group of related entities involved in acquisition, development, design, construction, financing, insuring and operating senior living and other properties, assets and operations (the "Sunwest Enterprise").  Each Sunwest-affiliated property had separate ownership, often involving multiple investors.

2. In 2008, several of the entities owning or operating Sunwest senior living facilities commenced bankruptcy cases.  On or about December 30, 2008, Sunwest's founder also filed an individual voluntary petition for bankruptcy relief in the United States Bankruptcy Court for the District of Oregon.

3. The United States District Court for the District of Oregon ("Court") has withdrawn the reference of the bankruptcy cases commenced in Oregon and most of the bankruptcy cases commenced in other state(s) have been transferred to the Court.

4. On March 2, 2009 the United States Securities and Exchange Commission ("SEC") commenced an SEC enforcement action against Sunwest.  In this action, SEC alleged that the Sunwest Enterprise was a unitary enterprise.

5. On October 2, 2009, the Court in the SEC enforcement action entered its Approval Order, which designated Stayton as the Unitary Sunwest Enterprise and authorized Stayton to sell the interests of co-owners of the Sunwest Enterprise properties, including the Premises ("Sunwest Order").  Thus, pursuant to the Sunwest Order and the Consolidation Order, Stayton has acquired Tenant's interest in the Premises.

6. Stayton seeks to sell its interest in the Premises to Purchaser and Purchaser seeks to acquire Stayton's interest in the Premises.

C. All capitalized terms used in this Estoppel Certificate but not defined herein shall have the meanings specified in the Lease.

Landlord hereby confirms, certifies and represents to Purchaser and Stayton that:

1. The Lease commenced on ______________.

2. The Lease is in full force and effect and has not been amended, modified or revised [except as set forth on Exhibit A].

3. The Lease will expire on ___________, unless extended.   The holder of the tenant's interest has the following further rights to extend or renew the Lease term:

[If none, state NONE]

4. The initial monthly rent was $_______ per month.  The monthly rent presently payable pursuant to the Lease is $_______ per month through ________, 20___.

5. Tenant has paid rent through and including ________________.  Tenant has not prepaid any rent or other charges more than 30 days in advance of the dates on which that rent or those charges have become due under the terms of the Lease [except as follows: ______].

6. The holder of the tenant's interest under the Lease has no right of first refusal, option or other right to purchase the Premises or any portion thereof [except as follows: ________.

7. Landlord has consented to Stayton's transfer and assignment of Stayton's interest in the Lease to Purchaser for all purposes under the Lease.

8. Landlord has no claims, counterclaims, credits, defenses or set-offs against Tenant or Stayton in connection with the tenancy created by the Lease.

9. Landlord owns the fee interest in the Premises and such interest is not subject to any mortgage or other material encumbrance, except as follows:

[If none, state NONE]

10. Neither Tenant nor Stayton is in default in respect of any of its obligations and, to Landlord’s knowledge, no event has occurred, and no condition exists, with the passage of time, the giving of notice or both that would permit Landlord to terminate the Lease or assert a breach or default of the Lease by Tenant or Stayton.

11. Landlord is not in default in respect of any of its obligations and, to Landlord’s knowledge, no event has occurred, and no condition exists, with the passage of time, the giving of notice or both that would permit Tenant or Stayton to terminate the Lease or assert a breach or default of the Lease by Landlord.

12. This Estoppel Certificate is given to Purchaser and Stayton on the understanding that Purchaser and Stayton will be relying upon this Estoppel Certificate in connection with the acquisition of the Stayton's interest in the Lease.  This Estoppel Certificate shall be binding on Landlord and its successors and assigns and will inure to the benefit of Purchaser, Stayton, any lenders of Purchaser or Stayton, and their respective successors and assigns.

[signatures on following page]

IN WITNESS WHEREOF, Landlord has executed this Estoppel Certificate on the ______ day of ____________, 2010.

LANDLORD:

_______________________________________

By:

Its:

Exhibit A
Documents Comprising the Lease

[describe]